$215,000,000

                              BRIDGE LOAN AGREEMENT

                           dated as of April [ ], 2002

                                      among

                            SIMON ACQUISITION CORP.,
                             a Delaware corporation,
                                  as Borrower,

                                       and

                       ASSOCIATED MATERIALS HOLDINGS INC.,
                        (f/k/a HARVEST/AMI HOLDINGS INC.)
                 a Delaware corporation, as Holdings Guarantor,

                   THE LENDERS PARTY HERETO FROM TIME TO TIME,
                                   as Lenders,

                                       and

                     CREDIT SUISSE FIRST BOSTON CORPORATION
                              and UBS WARBURG LLC,
                 as Joint Lead Arrangers and Joint Book-Runners,

                                       and

                     CREDIT SUISSE FIRST BOSTON CORPORATION,
                              as Syndication Agent,

                                       and

                            UBS AG, STAMFORD BRANCH,
                            as Administrative Agent,

                                       and

                            CIBC WORLD MARKETS CORP.,
                             as Documentation Agent

                                TABLE OF CONTENTS

                                                                          Page

                                    SECTION 1

                                   DEFINITIONS

1.1.    Certain Defined Terms..................................................2
1.2.    Accounting Terms; Utilization of GAAP for Purposes of
          Calculations Under Agreement........................................50
1.3.    Other Definitional Provisions and Rules of Construction...............51

                                 SECTION 2

              AMOUNTS AND TERMS OF LOAN COMMITMENT AND LOANS; NOTES

2.1.    Bridge Loans and Bridge Notes.........................................51
2.2.    Term Loans and Term Notes.............................................53
2.3.    Interest on the Loans.................................................54
2.4.    Fee Letter............................................................56
2.5.    Prepayments; Mandatory Offers and Payments............................56
2.6.    Exchange of Loans for Exchange Notes..................................65

                                 SECTION 3

                 CONDITIONS TO EFFECTIVENESS AND TO LOANS

3.1.    Conditions to Closing and Bridge Loans................................66
3.2.    Conditions to Term Loans..............................................71

                                 SECTION 4

                      REPRESENTATIONS AND WARRANTIES

4.1.    Organization, etc.....................................................71
4.2.    Due Authorization, Non-Contravention, etc.............................72
4.3.    Government Approval, Regulation, etc..................................72
4.4.    Validity, etc.........................................................72
4.5.    Financial Information.................................................73
4.6.    No Material Adverse Effect............................................73
4.7.    Litigation............................................................73
4.8.    Labor Matters.........................................................73
4.9.    Subsidiaries..........................................................73
4.10.   Ownership of Properties...............................................73
4.11.   Taxes.................................................................74
4.12.   Pension and Welfare Plans.............................................74

4.13.   Environmental Warranties..............................................74
4.14.   Accuracy of Information...............................................76
4.15.   Regulations U and X...................................................76
4.16.   [Reserved]............................................................77
4.17.   Solvency..............................................................77

                                 SECTION 5

                           AFFIRMATIVE COVENANTS

5.1.    Financial Information, Reports, Notices, etc..........................77
5.2.    Maintenance of Existence; Compliance with Laws, etc...................79
5.3.    Maintenance of Properties.............................................80
5.4.    Insurance.............................................................80
5.5.    Bank Meeting; Books and Records.......................................81
5.6.    Environmental Law Covenant............................................81
5.7.    Use of Proceeds.......................................................82
5.8.    Consummation of Merger................................................82
5.9.    Maintenance of Corporate Separateness.................................82
5.10.   Holdings Stockholders Agreement.......................................82
5.11.   [Reserved]............................................................82
5.12.   Take-Out Financing....................................................82
5.13.   Refinancing Securities Demand.........................................85
5.14.   Guarantees............................................................86

                                 SECTION 6

                        NEGATIVE COVENANTS (BRIDGE LOANS)

6.1.    Limitation on Activities of Borrower..................................86
6.2.    Business Activities...................................................86
6.3.    Indebtedness..........................................................87
6.4.    Liens.................................................................89
6.5.    Financial Condition and Operations....................................91
6.6.    Investments...........................................................93
6.7.    Restricted Payments, etc..............................................95
6.8.    Capital Expenditures, etc.............................................96
6.9.    No Prepayment of Subordinated Debt....................................96
6.10.   Capital Stock of Subsidiaries.........................................97
6.11.   Consolidation, Merger, etc............................................97
6.12.   Permitted Dispositions................................................97
6.13.   Modification of Certain Agreements....................................99
6.14.   Transactions with Affiliates..........................................99
6.15.   Restrictive Agreements, etc..........................................100
6.16.   Sale and Leaseback...................................................101
6.17.   [Reserved]...........................................................101
6.18.   Take or Pay Contracts................................................101

6.19.   Fiscal Year..........................................................101
6.20.   Activities of Holdings...............................................101

                                 SECTION 7

                         NEGATIVE COVENANTS (TERM LOANS)

7.1.    Limitation on Indebtedness...........................................102
7.2.    Limitation on Restrictions on Distributions from
          Restricted Subsidiaries.........................106
7.3.    Limitation on Affiliate Transactions.................................107
7.4.    Limitation on the Sale or Issuance of Capital Stock of
          Restricted Subsidiaries...................109
7.5.    Investments..........................................................109
7.6.    Restricted Payments, etc.............................................112
7.7.    Consolidation, Merger, etc...........................................113
7.8.    Permitted Dispositions...............................................113
7.9.    Limitation on Liens..................................................114

                                 SECTION 8

                             EVENTS OF DEFAULT

8.1.    Failure To Make Payments When Due....................................115
8.2.    Default in Other Agreements..........................................115
8.3.    Breach of Certain Covenants..........................................116
8.4.    Breach of Warranty...................................................116
8.5.    Other Defaults Under Loan Documents..................................116
8.6.    Involuntary Bankruptcy; Appointment of Receiver, Etc.................116
8.7.    Voluntary Bankruptcy; Appointment of Receiver, Etc...................117
8.8.    Judgments and Attachments............................................117
8.9.    Dissolution..........................................................117
8.10.   Guarantee............................................................117

                                 SECTION 9

                                  AGENTS

9.1.    Appointments and Authorizations; Actions.............................118
9.2.    Exculpation..........................................................119
9.3.    Successor............................................................120
9.4.    Credit Extensions by Each Agent......................................121
9.5.    Credit Decisions.....................................................121
9.6.    Copies, etc..........................................................121
9.7.    Reliance by Agents...................................................121
9.8.    Notice of Defaults...................................................122

                                SECTION 10

                               MISCELLANEOUS

10.1.   Waivers, Amendments, etc.............................................122
10.2.   Notices; Time........................................................123
10.3.   Payment of Costs and Expenses........................................124
10.4.   Indemnification......................................................124
10.5.   Survival.............................................................126
10.6.   Severability.........................................................126
10.7.   Headings.............................................................126
10.8.   Execution in Counterparts, Effectiveness, etc........................126
10.9.   Governing Law; Entire Agreement......................................127
10.10.  Successors and Assigns...............................................127
10.11.  [Reserved]...........................................................127
10.12.  Assignments..........................................................127
10.13.  Participations.......................................................129
10.14.  Other Transactions...................................................130
10.15.  Independence of Covenants............................................131
10.16.  Forum Selection and Consent to Jurisdiction..........................131
10.17.  Waiver of Jury Trial.................................................131

                                SECTION 11

                            HOLDINGS GUARANTEE

11.1.   Guarantee............................................................132
11.2.   Acceleration of Holdings Guarantee...................................132
11.3.   Guarantee Absolute, etc..............................................133
11.4.   Reinstatement, etc...................................................134
11.5.   Waiver, etc..........................................................134
11.6.   Postponement of Subrogation, etc.....................................134
11.7.   Successors, Transferees and Assigns; Transfers of Notes, etc.........135

SIGNATURES.................................................................. S-1


Schedules

Schedule 1.1(a)         Indebtedness of Target To Be Refinanced
Schedule 4.2            Due Authorization; Noncontravention, etc.
Schedule 4.3            Governmental Approval, Regulation, etc.
Schedule 4.7            Litigation
Schedule 4.9            Subsidiaries
Schedule 4.11           Taxes
Schedule 4.13           Environmental Warranties

Schedule 5.4            Insurance
Schedule 6.3(b)         Existing Indebtedness
Schedule 6.4(b)         Existing Liens
Schedule 6.6(a)         Existing Investments


Exhibits

Exhibit A-1       Form of Bridge Note
Exhibit A-2       Form of Term Note
Exhibit B-1       Form of Notice of Borrowing
Exhibit B-2       Form of Notice of Conversion
Exhibit C-1       Form of Exchange Note Indenture
Exhibit C-2       Form of Exchange Note Registration Rights Agreement
Exhibit D         Form of Opinion of White & Case LLP
Exhibit E         Form of Subsidiary Guarantee
Exhibit F         Form of Interco Subordination Agreement
Exhibit G         Form of Bridge Escrow Agreement
Exhibit H         Form of Compliance Certificate
Exhibit I         Form of Assignment Agreement

                             SIMON ACQUISITION CORP.

                              BRIDGE LOAN AGREEMENT


          This BRIDGE LOAN AGREEMENT is dated as of April [ ], 2002, and entered into by and among SIMON ACQUISITION CORP., a Delaware corporation ("Borrower"), ASSOCIATED MATERIALS HOLDINGS INC. (f/k/a Harvest/AMI Holdings Inc.), a Delaware corporation ("Holdings"), the financial institutions party hereto from time to time as lenders (each, a "Lender" and collectively, the "Lenders"), and CREDIT SUISSE FIRST BOSTON CORPORATION, a bank organized under the laws of Switzerland, acting through its Cayman Islands Branch ("CSFB"), as Joint Lead Arranger and Joint Book-Runner (in such capacity, a "Joint Lead Arranger") and as syndication agent (in such capacity, the "Syndication Agent"), UBS WARBURG LLC ("UBSW") as Joint Lead Arranger and Joint Book-Runner (in such capacity, a "Joint Lead Arranger" and, together with CSFB in such capacity, the "Joint Lead Arrangers"), UBS AG, STAMFORD BRANCH ("UBS") as administrative agent (the "Administrative Agent") and CIBC WORLD MARKETS CORP. ("CIBC World Markets") as documentation agent (the "Documentation Agent"). Certain capitalized terms are used herein as defined in Section 1 of this Agreement.

                                 R E C I T A L S

          WHEREAS, Borrower is a wholly-owned Subsidiary of Holdings;

          WHEREAS, Borrower, Holdings and Associated Materials Incorporated, a Delaware corporation ("Target"), are party to an Agreement and Plan of Merger (as amended from time to time, the "Acquisition Agreement") dated as of March 16, 2002, pursuant to which Holdings will acquire Target (the "Acquisition");

          WHEREAS, pursuant to the Acquisition Agreement, Borrower has made a cash tender offer (the "Tender Offer") for 100% of the shares of the common stock, par value $0.0025 per share, of Target (the "Shares") at a price of $50.00 per Share (the "Tender Offer Consideration");

          WHEREAS, following the Tender Offer, Borrower shall be merged with and into Target (the "Merger") with Target as the surviving corporation (the "Surviving Corporation");

          WHEREAS, the funds for financing the Tender Offer and the Merger, to fund the Target Debt Refinancing (as defined) and to pay fees and expenses related to the foregoing will be provided by amounts borrowed under this Agreement, together with funds obtained from (a) not less than $172.0 million of equity financing at Holdings from a group of investors organized by Harvest Partners, Inc. ("Harvest Partners"), the proceeds of which shall be contributed to Borrower (the "Equity Investment"), and (b) the Senior Secured Credit Facility (as defined herein) of $165.0 million to be entered into by Target;

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, the Lenders and the Agents agree as follows:


                                    SECTION 1

                                   DEFINITIONS


          1.1. Certain Defined Terms.

          The following terms used in this Agreement shall have the following meanings:

          "Acquired Person" has the meaning assigned to that term in subsection 6.3(l).

          "Acquisition" has the meaning assigned to that term in the recitals to this Agreement.

          "Acquisition Agreement" has the meaning assigned to that term in the recitals to this Agreement.

          "Additional Assets" means:

          (1) any property, plant, equipment or other assets used or usable in a Related Business;

          (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Borrower or another Restricted Subsidiary; or

          (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

          "Administrative Agent" has the meaning assigned to that term in the preamble to this Agreement.

          "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. "Control" of a Person means the power, directly or indirectly, (i) to vote 10% or more of the Capital Stock (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable), or (ii) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

          "Affiliate Transaction" has the meaning assigned to that term in subsection 7.3(a).

          "Agents" means, unless the context requires otherwise, the Syndication Agent and the Administrative Agent and any successor Agent appointed pursuant to subsection 9.3, and "Agent" means either of them.

          "Agreement" means, on any date, this Bridge Loan Agreement dated as of April [ ], 2002, as it may be amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

          "AmerCable Disposition" means the disposition, in accordance with subsection 6.12, of the assets primarily utilized by Target and its Subsidiaries in connection with Target's "AmerCable" line of business for an amount no less than fair market value, as determined in good faith by management of Target.

          "Annualized Basis" means, with respect to the determination of any amount for any period (for purposes of this definition, the "Subject Period"), the product obtained by multiplying (i) the amount accrued during the period commencing with (and including) the Closing Date and ending on the last day of the Subject Period and (ii) the quotient obtained by dividing (x) 365 by (y) the number of days from (and including) the Closing Date to (and including) the last day of the Subject Period.

          "Applicable Margin" means, with respect to a Term Loan at any Change of Control Purchase Date, the greater of:

          (1)  1.0% of the principal amount of such Term Loan; or

          (2)  the excess of

               (a) the present value at such time of:

                    (x) the redemption price of such Term Loan at April [ ], 2006 (such redemption price being described under subsection 2.5A(i)(b)(1)), plus

                    (y) all required interest payments (excluding accrued but unpaid interest) due on such Term Loan through April [ ], 2006 computed using a discount rate equal to the Treasury Rate plus 50 basis points, over

               (b) the principal amount of such Term Loan.

          "Applicable Spread" means 1050 basis points; provided that if the Bridge Loans are not repaid in whole on or prior to the date that is three months following the Closing Date, the Applicable Spread shall increase by 50 basis points at the end of such three-month period and shall increase by an additional 50 basis points at the end of each three-month period thereafter.

          "Asset Disposition" means, on and after the Initial Maturity Date, and solely for purposes of the definition of "Consolidated Coverage Ratio," any sale, lease (other than operating leases entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Borrower or any Restricted Subsidiary, including any dispositions by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"),

          (1)  any shares of Capital Stock of a Restricted Subsidiary
     (other than director's qualifying shares or shares required by applicable law to be held by a Person other than Borrower or a Restricted Subsidiary);

          (2) all or substantially all the assets of any division or line of business of Borrower or any Restricted Subsidiary; or

          (3) any other assets of Borrower or any Restricted Subsidiary outside of the ordinary course of business of Borrower or such Restricted Subsidiary other than in the case of clauses (1), (2) and (3) above,

          A. a disposition or transfer by a Restricted Subsidiary to Borrower or by Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

          B. sales or other dispositions of obsolete, uneconomical, negligible, damaged, worn-out or surplus assets in the ordinary course of business (including but not limited to equipment, inventory and intellectual property);

          C. a disposition of assets with a fair market value of less than or equal to $1.0 million, not to exceed $5.0 million in the aggregate in any 12 month period;

          D. sale or discount of accounts receivable in connection with the compromise or collection thereof;

          E. sale or exchange of equipment in connection with the purchase or other acquisition of equipment; and

          F.   sales or grants of licenses to use intellectual property.

          "Assignee Lender" has the meaning assigned to that term in subsection 10.12.

          "Assignment Agreement" means an assignment agreement substantially in the form of Exhibit I hereto.

          "Assignor Lender" has the meaning assigned to that term in subsection 10.12.

          "Assumed Indebtedness" has the meaning assigned to that term in subsection 6.3(l).

          "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Term Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

          "Authorized Officer" means, with respect to any Person, those officers, managing members or general partners, as applicable, authorized to act with respect to each Loan Document to be executed by such Person.

          "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing

          (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

          (2)  the sum of all such payments.

          "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

          "Board of Directors" means, as to any Person, the board of directors or management or supervisory board of such Person, as the case may be, or any duly authorized committee thereof.

          "Borrower" has the meaning assigned to that term in the preamble to this Agreement.

          "Bridge Escrow Account" means the account established pursuant to the Bridge Escrow Agreement.

          "Bridge Escrow Agreement" means the escrow agreement dated the Closing Date by and among Borrower, the Administrative Agent and UBS, as escrow agent, governing the escrow of the portion of the Bridge Loans required by subsection 3.1C, substantially in the form of Exhibit G.

          "Bridge Loan" has the meaning assigned to that term in subsection 2.1A and shall include any Bridge Loans deemed to have been made under the last paragraph of subsection 2.3B.

          "Bridge Loan Commitment" has the meaning assigned to that term in subsection 2.1A.

          "Bridge Note" has the meaning assigned to that term in subsection
2.1D.

          "Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Dallas, Texas.

          "Capital Expenditures" means, for any period, the aggregate amount of all expenditures of Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, should be classified as capital expenditures.

          "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

          "Capital Stock" means, with respect to any Person, any and all shares, interests (including membership interests in limited liability companies), participations, rights (including options, warrants and the like convertible or exercisable into shares of Capital Stock) or other equivalents (however designated, whether voting or non-voting) of such Person's capital, whether now outstanding or issued after the Closing Date.

          "Capitalized Lease Liabilities" means all monetary obligations of Borrower or any of its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

          "Cash Equivalent Investment" means, at any time:

          (a) any direct obligation of (or obligation unconditionally guaranteed by) the United States of America or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States of America or a State thereof) maturing not more than six months after such time;

          (b) commercial paper maturing not more than 180 days from the date of issue, which is issued by

               (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody's, or

               (ii) any Lender (or its holding company);

          (c) any certificate of deposit, time deposit, money market deposit or bankers acceptance, maturing not more than six months after its date of issuance, which is issued by either

               (i) any bank organized under the laws of the United States (or any State thereof or the District of Columbia) and (in either case) which has (x) a credit rating of A2 or higher from Moody's or A or higher from S&P and (y) a combined capital and surplus greater than $500.0 million, or

               (ii) any Lender;

          (d) any repurchase agreement having a term of seven days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) above which

               (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and

               (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder; or

          (e) investments in money market funds substantially all of whose assets are comprised of the securities of the types described in clauses
     (a) through (d) above.

          "Casualty Event" means the damage, destruction or condemnation, as the case may be, of any property of Holdings, Borrower or any of their respective Subsidiaries.

          "Casualty Proceeds" means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by Holdings, Borrower or any of their respective Subsidiaries in connection therewith, but excluding (i) any proceeds from business interruption insurance, (ii) any proceeds or awards required to be paid to a creditor which holds a first-priority Lien permitted by subsection 6.4 or subsection 7.9, as applicable, on the property which is the subject of such Casualty Event and
(iii) any such proceeds received in respect of any Casualty Event (or any series of related Casualty Events) not exceeding $100,000 in respect of any such event (or series of related events) or $500,000 in the aggregate for all Casualty Events since the Closing Date.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Information System List.

          "Change of Control" means

          (i)  prior to the Initial Maturity Date:

               (a) any Person other than Holdings shall own any Capital Stock of Borrower or otherwise have the ability to elect any members of the Board of Directors of Borrower; or

               (b) at all times from the Closing Date until the Merger Closing Date, Borrower shall own less than the greater of (x) a majority of the Capital Stock of Target and (y) that percentage of the Capital Stock of Target tendered to (and purchased by) Borrower on the Tender Offer Closing Date pursuant to the Tender Offer, in each case on a fully diluted basis, or shall fail to have the right to elect or designate for election the number of members of the Board of Directors of Target which would hold at least a majority of the votes of such Board of Directors; or

               (c) at all times prior to an initial public offering of Capital Stock by Holdings (a "Qualified IPO"), the Permitted Holders shall fail to have the right to elect or designate for election the number of members of the Board of Directors (or similar managing body) of Holdings which would hold at least a majority of the votes of such Board of Directors; or

               (d) at all times prior to a Qualified IPO, the Permitted Holders shall cease to own at least 70% of the Capital Stock of Holdings held by the Permitted Holders on the Closing Date after giving effect to the Transaction; or

               (e) at all times from and after a Qualified IPO, at any time, any person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), other than Harvest Partners, (i) shall become the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of (x) Voting Stock representing more than 30% of the Voting Stock of Holdings on a fully diluted basis at any time when the Permitted Holders own a lesser percentage of such Voting Stock on a fully diluted basis or (y) Capital Stock representing more than 30% of the Capital Stock of Holdings on a fully diluted basis at any time when the Permitted Holders own a lesser percentage of such Capital Stock on a fully diluted basis or (ii) shall have the right or the ability by voting right, contract or otherwise to elect or designate for election at least a majority of the Board of Directors (or similar managing body) of Holdings or such number of members of such Board of Directors which would hold at least a majority of the votes of such Board of Directors; or

               (f) at all times from and after a Qualified IPO, during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors (or similar managing body) of Holdings (together with any new directors whose election to such Board or whose nomination for election by the holders of the Capital Stock of Holdings was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors (or similar managing body) of Holdings then in office; and

          (ii) on and after the Initial Maturity Date:

          (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (directly or indirectly) one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) (except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, and except that any Person that is deemed to have beneficial ownership of shares solely as the result of being part of a group pursuant to Rule 13d-5(b) (1) of the Exchange Act shall be deemed not to have beneficial ownership of any shares held by a Permitted Holder forming a part of such group), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Borrower; provided, however, that the Permitted Holders beneficially own (as defined in Rule 13d-5 under the Exchange Act), directly or indirectly, in the aggregate, a lesser percentage of the total voting power of the Voting Stock of Borrower than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Borrower (for the purposes of this clause (a), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this provision), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in this provision), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of such parent entity);

          (b) individuals who, after the first board meeting after the Merger Closing Date, constituted the Board of Directors of Holdings or Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Holdings or Borrower was approved by a vote of at least a majority of the directors of Holdings or Borrower then still in office who were either directors after the first board meeting after the Merger Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors of Holdings or Borrower then in office;

          (c) the adoption of a plan relating to the liquidation or dissolution of Borrower; or

          (d) the merger or consolidation of Borrower with or into another Person or the merger of another Person with or into Borrower, or the sale of all or substantially all the assets of Borrower to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of Borrower that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Borrower are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

          "Change of Control Offer" has the meaning assigned to that term in subsection 2.5A(iv)(a)(II).

          "Change of Control Prepayment Date" has the meaning assigned to that term in subsection 2.5A(i)(b).

          "Change of Control Purchase Date" has the meaning assigned to that term in subsection 2.5A(iv)(a).

          "CIBC World Markets" has the meaning assigned to that term in the preamble to this Agreement.

          "Closing Date" means the date on which the Bridge Loans are made and the conditions set forth in subsection 3.1 are satisfied or waived in accordance with subsection 10.1, which date shall be the date of the consummation of the Tender Offer.

          "Code" means the Internal Revenue Code of 1986, and the final and temporary regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

          "Commitments" means, collectively, the Bridge Loan Commitments and Term Loan Commitments.

          "Commitment Letter" means the commitment letter dated March 16, 2002, by and among Borrower and UBS, UBSW, CSFB, CIBC and CIBC World Markets.

          "Compliance Certificate" means a certificate duly completed and executed by the chief financial or accounting Authorized Officer of Holdings or Borrower, as the case may be, substantially in the form of Exhibit H, together with such changes thereto as Agents may from time to time reasonably request for the purpose of conforming the terms thereof with the terms hereof.

          "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available on or prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that

          (1) if Borrower or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (and, if such Indebtedness is revolving Indebtedness, the amount of Indebtedness deemed to be outstanding for such period shall be the average outstanding amount of such Indebtedness during such period);

          (2) if Borrower or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Borrower or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

          (3) if since the beginning of such period Borrower or any Restricted Subsidiary shall have made any Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) attributable to the assets which are the subject of such Disposition for such period, or increased by an amount equal to EBITDA (if negative), attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Borrower and its continuing Restricted Subsidiaries in connection with such Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (4) if since the beginning of such period Borrower or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Borrower or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets (including Capital Stock), the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with Regulation S-X under the Exchange Act or as otherwise acceptable to the SEC. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

          "Consolidated Interest Expense" means, for any period, the total interest expense of Borrower and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by Borrower or its Restricted Subsidiaries, without duplication,

          (1) interest expense attributable to Capital Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

          (2)  amortization of debt discount and debt issuance cost;

          (3)  capitalized interest;

          (4)  non-cash interest expense;

          (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (6)  net payments or receipts pursuant to Hedging Obligations;

          (7) dividends declared and paid in cash or Disqualified Stock in respect of (A) all Preferred Stock of Restricted Subsidiaries and (B) all Disqualified Stock of Borrower, in each case held by Persons other than Borrower or a wholly owned Subsidiary in each case other than dividends payable in Qualified Stock;

          (8) interest incurred in connection with Investments in discontinued operations; and

          (9) interest accruing on any Indebtedness of any other Person (other than a Subsidiary) to the extent such Indebtedness is guaranteed by (or secured by the assets of) Borrower or any Restricted Subsidiary and such Indebtedness is accelerated or any payment is actually made in respect of such guarantee; and

          (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Borrower or a Restricted Subsidiary thereof) in connection with Indebtedness Incurred by such plan or trust, and less, to the extent included in such interest expense the amortization during such period of capitalized financing costs; provided, however, that the aggregate amount of amortization relating to any such capitalized financing costs deducted in calculating Consolidated Interest Expense shall not exceed 5.0% of the aggregate amount of the financing giving rise to such capitalized financing costs.

          "Consolidated Net Income" means, for any period, the sum of (1) net income of Borrower and its Subsidiaries and (2) to the extent deducted in calculating net income of Borrower and its Subsidiaries, any non-recurring fees, expenses or charges related to the Transactions; provided, however, that there shall not be included in such Consolidated Net Income

          (1) any net income of any Person (other than Borrower) if such Person is not a Restricted Subsidiary, except that

               (A) subject to the exclusion contained in clause (3) below, Borrower's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

               (B) Borrower's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

          (2) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Borrower, except that

               (A) subject to the exclusion contained in clause (3) below, Borrower's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

               (B) Borrower's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (3) any gain or loss (and the related tax effects) realized upon the sale or other disposition of any assets of Borrower, its consolidated Restricted Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

          (4) extraordinary, non-cash or non-recurring gains, losses or charges, including (i) those related to impairment of goodwill and other intangible assets and (ii) the write-off of deferred financing costs and related premiums paid in connection with any early extinguishment of Indebtedness and the related tax effects;

          (5) the cumulative effect of a change in accounting principles; and

          (6) any net income or loss attributable to discontinued operations.

          "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person; provided that Contingent Liabilities shall not include customary indemnities set forth in agreements entered into in the ordinary course of business between Borrower and its Subsidiaries, on the one hand, and their customers on the other hand. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

          "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

          "Credit Extension" means the making of a Loan by a Lender.

          "CSFB" has the meaning assigned to that term in the preamble to this Agreement.

          "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

          "Current Assets" means, on any date, without duplication, all assets which, in accordance with GAAP, would be included as current assets on a consolidated balance sheet of Holdings and its Subsidiaries at such date.

          "Current Liabilities" means, on any date, without duplication, all amounts which, in accordance with GAAP, would be included as current liabilities on a consolidated balance sheet of Holdings and its Subsidiaries at such date, excluding current maturities of Indebtedness.

          "Debt Tender" has the meaning assigned to that term in subsection
3.1Q.

          "Default" means an event or condition, the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

          "Definitive Acquisition Documents" has the meaning assigned to that term in subsection 3.1L.

          "DGCL" means, at any time, the General Corporation Law of the State of Delaware as in effect at such time.

          "Disposition" (or similar words such as "Dispose") means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of Borrower's or its Subsidiaries' assets (including accounts receivable and Capital Stock of Subsidiaries) to any Person other than (i) to Borrower or a Subsidiary of Borrower in a single transaction or series of related transactions, or (ii) Margin Stock to the extent, but only to the extent, that a limitation on such Disposition would at the time thereof violate Regulation U.

          "Disposition Offer" has the meaning assigned to that term in subsection 2.5A(iv)(b)(II).

          "Disqualified Stock" means, with respect to any Person, that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event,

          (1) matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock), pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

          (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date which is the tenth anniversary of the Closing Date; provided, however, that

               (a) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Borrower in order to satisfy obligations as a result of such employee's death or disability; and

               (b) any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the tenth anniversary of the Closing Date shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than subsections 6.12 or 7.8, as applicable, and 2.5A(iv).

          The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

          "Documentation Agent" has the meaning assigned to that term in the preamble to this Agreement.

          "Dollars" and the sign "$" mean the lawful money of the United States.

          "Domestic Subsidiary" means any Subsidiary that is not a Foreign Subsidiary.

          "EBITDA" means

          (i) prior to the Initial Maturity Date: with respect to any Person for any applicable period, the sum of

               (a) Net Income of such Person, plus

               (b) to the extent deducted in determining such Net Income, the sum of (i) all non-cash charges, (ii) income tax expense (whether paid or deferred), (iii) Interest Expense and non-cash interest expense,
          (iv) fees, costs, expenses and prepayment premiums paid by Holdings or any of its Subsidiaries in respect of the Transaction in an amount not exceeding $32,500,000, and (v) amounts attributable to amortization and depreciation of assets, minus

               (c) to the extent included in such Net Income, non-cash credits; and

          (ii) on and after the Initial Maturity Date: for any period, the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

               (1) all income tax expense of Borrower and its consolidated Restricted Subsidiaries;

               (2) Consolidated Interest Expense;

               (3) depreciation and amortization expense of Borrower and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

               (4) all other non-cash charges of Borrower and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interest) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Borrower by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

          "Eligible Trust Company" means a bank or trust company that is a corporation organized and doing business under the laws of the United States of America or the State of New York, in good standing and having its principal offices in the Borough of Manhattan, in The City of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of not less than $[100.0] million.

          "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

          "Environmental Laws" means the common law and all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines having the force and effect of law (including consent decrees and administrative orders) relating to public health and safety, or pollution or protection of the environment (including ambient air, surface water, groundwater, soil, subsurface strata and natural resources such as flora and fauna) including without limitation the Clean Air Act, as amended, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, the Hazardous Materials Transportation Act, as amended and any other law having a similar subject matter.

          "Environmental Permit" has the meaning assigned to that term in subsection 4.13(d).

          "Equity Investment" has the meaning assigned to that term in the recitals to this Agreement.

          "Equity Offering" means a primary offering of common stock or common equity of Holdings or Borrower.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

          "Eurodollar Base Rate" means, with respect to each day during a given three-month period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such three-month period commencing on the first day of such three-month period appearing on Page 3750 of the Telerate System Incorporated Service screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such three-month period. In the event that such rate does not appear on Page 3750 of the Telerate System Incorporated Service screen (or such other pages as may replace such page on such service for the purpose of displaying the rate at which Dollar deposits are offered by leading banks in the London interbank deposit market), the "Eurodollar Base Rate" for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

          "Event of Default" has the meaning assigned to that term in Section 8.

          "Excess Cash Flow" has the meaning assigned to that term in the Senior Secured Credit Facility as in effect on the Closing Date.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          "Exchange Note Indenture" means an indenture to be entered into between Borrower and an Eligible Trust Company, as trustee on behalf of holders of Exchange Notes, pursuant to subsection 2.6, substantially in the form of Exhibit C-1.

          "Exchange Note Registration Rights Agreement" means a registration rights agreement to be entered into among Borrower and holders of Exchange Notes pursuant to subsection 2.6, substantially in the form of Exhibit C-2.

          "Exchange Notes" means the notes issued under the Exchange Note Indenture in exchange for Loans pursuant to subsection 2.6, which notes shall
(i) be in the form attached to the Exchange Note Indenture as Series A notes and
(ii) bear interest at 16.0% per annum.

          "Exchange Request" has the meaning assigned to that term in subsection 2.6A.

          "Existing Indenture" means the indenture dated March 1, 1998, by and between Target, as issuer, and US Trust Company of Texas, as trustee, governing the terms of the Existing Notes.

          "Existing Notes" means the existing 9-1/4% Senior Subordinated Notes due 2008 of Target.

          "Exposure" means, with respect to any Lender as of any date of determination (i) prior to the funding of the Bridge Loans, such Lender's Commitment and (ii) after the funding of the Bridge Loans, the outstanding principal amount of the Loan of that Lender.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

          "Fee Letter" means the fee letter dated as of March 16, 2002 by and between Borrower and UBS, UBSW, CSFB, Canadian Imperial Bank of Commerce and CIBC World Markets.

          "Final Maturity Date" means October [ ], 2009 (or, if such date is not a Business Day, the immediately preceding Business Day).

          "Fiscal Quarter" means a quarter ending on the last day of March, June, September or December.

          "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "2002 Fiscal Year") refer to the Fiscal Year ending on December 31 of such calendar year.

          "Fixed Charge Coverage Ratio" means, as of the close of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters of:

          (a) EBITDA (for all such Fiscal Quarters) of Holdings and its Subsidiaries minus all Capital Expenditures of Borrower and its Subsidiaries made during such period (other than Capital Expenditures to the extent funded from the proceeds of (i) an incurrence of Indebtedness,
     (ii) an issuance of Capital Stock or a capital contribution or (iii) an asset sale or a Casualty Event);

     to

          (b) to the extent included in EBITDA for such Fiscal Quarters, the sum (for all such Fiscal Quarters) of, without duplication, (i) Interest Expense of Holdings and its Subsidiaries during such period, (ii) scheduled principal repayments of Indebtedness of Holdings and its Subsidiaries required to be made in cash during such period, [and] (iii) all income Taxes paid in cash by Holdings and its Subsidiaries during such period (net of any cash refunds received during such period) [and (iv) all Restricted Payments made in cash by Holdings during such period]; provided that in the event the applicable four-Fiscal-Quarter period would include any period of time prior to the Closing Date, the amounts referred to in subclauses (i) and (iii) of this clause (b) shall be determined, for the purposes of this clause (b), on an Annualized Basis.

          "Foreign Subsidiary" means any Subsidiary which is organized under the laws of any jurisdiction outside of the United States of America.

          "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

          "GAAP" has the meaning assigned to that term in subsection 1.2.

          "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to such governments.

          "Guarantee" means, as the context may require, the Holdings Guarantee or a Subsidiary Guarantee.

          "Guarantors" means, collectively, Holdings and each Subsidiary Guarantor.

          "Harvest Management Services Agreement" means the management agreement dated as of April [ ], 2002 between Target and Harvest Partners, as amended, supplemented, amended and restated or otherwise modified in accordance with this Agreement.

          "Harvest Partners" has the meaning assigned to that term in the recitals to this Agreement.

          "Hazardous Material" means

          (a)  any "hazardous substance", as defined by CERCLA;

          (b)  any "waste", as defined by the RCRA;

          (c) any solid waste that is generated in the diagnosis, treatment (e.g., provision of medical services) or immunization of human beings or animals, in research pertaining thereto, or in the production or testing of biologicals;

          (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including, without limitation, crude oil and any petroleum product) subject to regulation, or which can give rise to liability, under any Environmental Law.

          "Hedging Obligations" means

          (i) prior to the Initial Maturity Date: with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and, without limitation the generality of the foregoing, all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates; and

          (ii) on and after the Initial Maturity Date: of any Person, the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement or similar agreement.

          "herein", "hereof", "hereto", "hereunder" and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular subsection, paragraph or provision of such Loan Document.

          "Holdings" has the meaning assigned to that term in the preamble to this Agreement.

          "Holdings Guarantee" means the Obligations of Holdings undertaken pursuant to Section 11.

                                      24-


          "Holdings Stockholders Agreement" means the stockholders agreement dated as of March 22, 2002 by and among Holdings and the stockholders signatory thereto.

          "Impermissible Qualification" means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of Holdings, Borrower or any other Obligor (i) which is of a "going concern" or similar nature, (ii) which relates to the limited scope of examination of matters relevant to such financial statement, or (iii) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause Holdings, Borrower or such other Obligor to be in Default.

          "including" or "include" means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned.

          "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

          "Indebtedness" means:

          (i)  prior to the Initial Maturity Date, without duplication:

          (a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

          (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

          (c)  all Capitalized Lease Liabilities of such Person;

          (d)  all net liabilities of such Person under all Hedging Obligations;

          (e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services

(excluding trade accounts payable in the ordinary course of business) and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (provided that, to the extent such indebtedness is not assumed by such Person or the recourse against such Person by the obligee of such indebtedness is limited to the assets so secured, the amount of such indebtedness shall be deemed to be the lesser of (x) the aggregate amount of such indebtedness and (y) the fair market value of the assets securing such indebtedness);

          (f)  all obligations arising under Synthetic Leases of such Person;

          (g)  all Redeemable Capital Stock of such Person; and

          (h) all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; and

          (ii) on and after the Initial Maturity Date:

          with respect to any Person on any date of determination (without duplication),

          (a) the principal in respect of (1) Indebtedness of such Person for money borrowed and (2) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

          (c) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

          (e) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with this Agreement (but excluding, in each case, any accrued dividends);

          (f)  all obligations of the type referred to in clauses (a) through
     (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

          (g)  all obligations of the type referred to in clauses (a) through
     (f) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

          (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

          The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

          "Indemnified Liabilities" has the meaning assigned to that term in subsection 10.4.

          "Indemnified Parties" has the meaning assigned to that term in subsection 10.4.

          "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of Borrower.

          "Initial Lenders" means each of UBS AG, Stamford Branch; Credit Suisse First Boston, Cayman Islands Branch; and Canadian Imperial Bank of Commerce (or any Affiliate of any of the foregoing that is regularly engaged in making or investing in loans similar to the Loans).

          "Initial Maturity Date" means the first anniversary of the Closing Date (or, if such date is not a Business Day, the immediately preceding Business
Day).

          "Interco Subordination Agreement" means the Intercompany Subordination Agreement, substantially in the form of Exhibit F, executed and delivered by two or more Obligors pursuant to the terms of this Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

          "Interest Coverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters of:

          (a) EBITDA (for all such Fiscal Quarters) of Holdings and its Subsidiaries to

          (b) the sum (for all such Fiscal Quarters) of Interest Expense of Holdings and its Subsidiaries paid or payable during such period; provided that in the event the applicable four-Fiscal-Quarter period would include any period of time prior to the Closing Date, Interest Expense for the purposes of this clause (b) shall be determined on an Annualized Basis.

          "Interest Expense" means, with respect to any Person for any Fiscal Quarter, the aggregate interest expense (both accrued and paid) of such Person and its Subsidiaries for such Fiscal Quarter that has been paid or is payable in cash, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense (net of investment interest income paid during such period to Holdings or any of its Subsidiaries).

          "Interest Rate Agreement" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements to protect such Person against fluctuations in interest rates.

          "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

          "Investment" means, relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including (1) the issuance of any letter of credit with respect to which such Person is obligated to reimburse the issuer thereof for drawings thereunder and any other Person is the account party with respect to such letter of credit and (2) the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person (exclusive of receivables owing to such Person to the extent created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of such Person) and (b) any Capital Stock held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

          "Joint Lead Arranger" has the meaning assigned to that term in the preamble to this Agreement.

          "Lender" and "Lenders" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.12.

          "Lender's Environmental Liability" means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys' fees at trial and appellate levels and experts' fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against any Agent, any Lender or any of such Person's Affiliates, shareholders, directors, officers, employees and agents in connection with or arising from:

          (a) any Hazardous Material on, in, under or affecting all or any portion of any property of Borrower or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from Borrower's or any of its Subsidiaries' or any of their respective predecessors' properties;

          (b) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in subsection 4.13;

          (c) any violation or claim of violation by Borrower or any of its Subsidiaries of any Environmental Laws; or

          (d) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, Release or threatened Release of Hazardous Material by Borrower or any of its Subsidiaries, or in connection with any property owned or formerly owned by Borrower or any of its Subsidiaries.

          "Leverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of

          (a)  Total Debt outstanding on the last day of such Fiscal Quarter to

          (b) EBITDA of Holdings and its Subsidiaries computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarter.

          "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

          "Loan Documents" means, collectively, (i) this Agreement, the Notes, the Subsidiary Guarantees, the Fee Letter (solely for purposes of Section 8 and the second sentence of subsection 10.9), the Side Letter (solely for purposes of
Section 8 and the second sentence of subsection 10.9), the Bridge Escrow Agreement, the Exchange Notes, the Exchange Note Registration Rights Agreement and the Exchange Note Indenture, and (ii) each other agreement, certificate, document or instrument delivered in connection with any Loan Document and designated to be a "Loan Document," whether or not specifically mentioned herein or therein.

          "Loans" means, collectively, the Bridge Loans and Term Loans as each may be outstanding.

          "Management Investors" has the meaning assigned to that term in subsection 6.6(m).

          "Management Notes" has the meaning assigned to that term in subsection 6.6(m).

          "Management Shares" has the meaning assigned to that term in subsection 6.6(m).

          "Margin Stock" means, as at any time of determination, Shares which were purchased by Borrower in the Tender Offer and, at such time of determination, constitute "margin stock", as defined in F.R.S. Board Regulation U; provided that, immediately upon the effectiveness of the Merger, all Shares shall cease to be Margin Stock.

          "Material Adverse Effect" means a material adverse effect on (i) the ability of Target to perform its obligations under the Acquisition Agreement or to consummate the transactions contemplated thereby or (ii) the assets, liabilities (actual or contingent), condition, results of operations or business of Target and its Subsidiaries, taken as a whole, excluding any change or development resulting from or arising in connection with (1) economic, financial market, regulatory or political conditions generally or generally affecting the principal markets in which Target conducts business, which in each case do not affect Target disproportionately to other companies in the building products/siding and windows industry, (2) changes affecting the building products/siding and windows industry generally which do not affect Target disproportionately to other companies in the building products/siding and windows industry, (3) the Acquisition Agreement or any transaction contemplated by the Acquisition Agreement or the announcement thereof, (4) any matters disclosed in the Disclosure Schedule (as defined in the Acquisition Agreement as in effect on March 16, 2002) or (5) the failure of any holder of Existing Notes to tender its Existing Notes to Target in the Debt Tender.

          "Material Subsidiary" means each Subsidiary of Borrower other than a Non-Material Subsidiary.

          "Material Transaction Documents" means each of the Acquisition Agreement, each Senior Secured Debt Document relating to the Senior Secured Credit Facility, the Harvest Management Services Agreement and all other agreements, instruments, certificates, filings, consents, approvals, board of directors resolutions, opinions and other documents furnished pursuant to or in connection with the Transaction and the other transactions contemplated hereby or thereby (other than documents not material to any aspect of the Transaction), in each case as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with this Agreement.

          "Maximum Cash Interest Rate" means a cash interest rate of 14.0% per annum (it being understood that in computing such interest rate, fees paid to Lenders shall not be deemed interest).

          "Merger" has the meaning assigned to that term in the recitals to this Agreement.

          "Merger Closing Date" means the date of the consummation of the Merger.

          "Minimum Shares" means that number of Shares sufficient to allow Borrower to effect the Merger without the affirmative vote of any other shareholder of Target.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

          "Net Debt Proceeds" means with respect to the incurrence, sale or issuance by Holdings, or any of its Subsidiaries of any Indebtedness permitted by subsections 6.3(e) and (s), the excess of:

          (a) the gross cash proceeds received by such Person from such incurrence, sale or issuance,

         over

          (b) all customary underwriting commissions and discounts and customary legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such incurrence, sale or issuance which have not been paid to Harvest Partners or any of its Affiliates in connection therewith (other than those fees set forth in the Harvest Management Services Agreement).

          "Net Disposition Proceeds" means, with respect to any Disposition of any assets of Holdings, or any of its Subsidiaries (other than Dispositions permitted pursuant to subsection 6.12(a), (b), (c), (e), (g), (h), (i) or (j) or subsection 7.8(a), as applicable), the excess of

          (a) the gross cash proceeds received by such Person from any such Disposition and any cash payments received in respect of promissory notes or other non-cash consideration delivered to such Person in respect thereof, over

          (b) the sum (without duplication) of (i) all customary legal, investment banking, brokerage, appraisal and accounting and other professional fees and disbursements actually incurred in connection with such Disposition which have not been paid to Harvest Partners or any of its Affiliates in connection therewith (other than those fees set forth in the Management Agreement), (ii) all taxes and other governmental costs and expenses actually paid or estimated by such Person (in good faith) to be payable in cash in connection with such Disposition, (iii) in respect of any such Disposition, the amount, if any, reserved by Holdings or any of its Subsidiaries, as the case may be, in respect of any post-closing purchase price adjustments related to such

     Disposition, estimated (if necessary) in good faith by management of Holdings or such Subsidiary, as the case may be, (iv) the portion of the purchase price in respect of any such Disposition which is placed in escrow to secure the payment by Holdings or any of its Subsidiaries, as the case may be, in respect of any indemnity or similar obligations of such Person in respect of such Disposition, and (v) payments made by such Person to retire Indebtedness (other than the Credit Extensions) or other unassumed liabilities related to the assets Disposed, in each case of such Person where payment and satisfaction of such Indebtedness or other liabilities is required in connection with such Disposition;

provided that if, (x) after the payment of all taxes with respect to such Disposition, the amount of estimated taxes, if any, pursuant to clause (b)(ii) above exceeded the tax amount actually paid in cash in respect of such Disposition, the aggregate amount of such excess shall, at such time, constitute Net Disposition Proceeds and (y) in the event that the amount reserved in respect of any post-closing purchase price adjustment (referred to in clause
(b)(iii) above) or the amount placed in escrow in respect of any indemnity or similar claims (referred to in clause (b)(iv) above) exceeds the amount actually paid in respect of any such adjustments or claims, such excess amount shall, at the time of determination thereof, constitute Net Disposition Proceeds.

          "Net Equity Proceeds" means with respect to the sale or issuance by Holdings of any of its Capital Stock in a registered public offering under the Securities Act, the excess of

          (a) the gross cash proceeds received by Holdings from such sale, exercise or issuance,

         over

          (b) all customary underwriting commissions and discounts and customary legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid to Harvest Partners or any of its Affiliates in connection therewith (other than those fees set forth in the Harvest Management Services Agreement).

          "Net Income" means, with respect to any Person for any period, the aggregate of all amounts (excluding all amounts in respect of extraordinary gains and extraordinary non-cash losses, but including and together with all amounts in respect of extraordinary cash losses; provided that, for purposes of determining Net Income in any such period, the amount of any extraordinary cash losses for such period, if any, shall be reduced to the extent of any such extraordinary cash gains for such period which would be included as net income on the consolidated financial statements of such Person and its Subsidiaries for such period; pro-vided that the portion of Net Income of any Subsidiary of such Person that is not Borrower or a Subsidiary Guarantor shall be excluded from Net Income to the extent that the declaration or payment of dividends or similar distributions by such Person of that portion of such Net Income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its Organic Documents or any agreement (other than an agreement with Holdings or its Subsidiaries), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Person or its stockholders.

          "New Notes" means the unsecured senior or senior subordinated notes issued by Holdings and/or Borrower pursuant to a public offering or Rule 144A or other private placement yielding at least $165.0 million aggregate gross proceeds.

          "New Notes Offering" means the issuance of the New Notes.

          "Non-Domestic Lender" means any Lender that is not a "United States person," as defined under Section 7701(a)(30) of the Code.

          "Non-Material Subsidiary" means any Subsidiary that

          (a) accounted for no more than 5% (and, when taken together with all other Non-Material Subsidiaries, accounted for no more than 10% in the aggregate) of consolidated revenues of Holdings and its Subsidiaries for the four consecutive Fiscal Quarters ending on December 31, 2001, or if later, the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to subsection 5.1, financial statements have been, or are required to have been, delivered to the Administrative Agent, and

          (b) has assets which represent no more than 5% (and, when taken together with all other Non-Material Subsidiaries, represent no more than 10% in the aggregate) of the consolidated assets of Holdings and its Subsidiaries as of December 31, 2001, or if later, the last day of the last Fiscal Quarter of the most recently completed Fiscal Quarter with respect to which, pursuant to subsection 5.1, financial statements have been, or are required to have been, delivered to the Administrative Agent.

          "Notes" means, collectively, the Bridge Notes and the Term Notes.

          "Notice of Borrowing" means a notice substantially in the form of Exhibit B-1 delivered by Borrower to the Administrative Agent pursuant to subsection 2.1B.

          "Notice of Conversion" means a notice substantially in the form of Exhibit B-2 with respect to a proposed conversion pursuant to subsection 2.2B.

          "Obligations" means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of each Obligor arising under or in connection with a Loan Document, including the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in subsections 8.6 and 8.7, whether or not allowed in such proceeding) on the Loans.

          "Obligor" means, as the context may require, Borrower, the Guarantors and each other Person obligated under any Loan Document.

          "Offering" has the meaning assigned to that term in subsection 5.12A.

          "Officers' Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer.

          "Organic Document" means, relative to any Obligor, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor's partnership interests, limited liability company interests or authorized shares of Capital Stock.

          "Original Bridge Notes" has the meaning assigned to that term in subsection 2.1D.

          "Original Term Notes" has the meaning assigned to that term in subsection 2.2E.

          "Other Taxes" means any and all stamp, documentary or similar taxes, or any other excise or property taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

          "Participant" has the meaning assigned to that term in subsection
10.13.

          "Payment Default" means any Default described in subsection 8.1.

          "Payment Office" means (i) the office of the Administrative Agent located at [ ], or (ii) such other office as may from time to time hereafter be designated as such in a written notice delivered by the Administrative Agent to Borrower and each Lender.

          "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

          "Pension Plan" means a "pension plan", as such term is defined in
Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which Borrower or any corporation, trade or business that is, along with Borrower, a member of a Controlled Group has liability (actual or contingent), including any liability by reason of having been a substantial employer within the meaning of
Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

          "Permitted Acquisition" means an acquisition (exclusive of the Acquisition), whether pursuant to a merger or an acquisition of Capital Stock, assets or otherwise, by Borrower or any of its Subsidiaries of all or substantially all of the assets or Capital Stock of any Person (or any part of the assets constituting all or substantially all of a business or line of business of any Person), whether or not such acquisition is effected in a single transaction or in a series of related transactions, and as to which the following conditions are satisfied:

          (a) immediately before and after giving effect to such acquisition, no Default shall have occurred and be continuing or would result therefrom (including under subsection 6.5);

          (b) such acquisition is consummated pursuant to a negotiated merger, purchase or similar agreement between Borrower and/or any of its Subsidiaries, on the one hand, and such Person and/or any of its Affiliates, on the other hand;

          (c) in the case of an acquisition of Capital Stock by Borrower or a Subsidiary, such acquisition results in the issuer of such Capital Stock becoming a wholly-owned Subsidiary of Borrower;

          (d) consideration for such acquisition shall be comprised of Capital Stock of Holdings, the issuance of a Permitted Seller Note, the assumption, incurrence or issuance of Indebtedness permitted under subsection 6.3(l) and/or cash and the aggregate amount of the consideration for such acquisition (based on the fair market value of Capital Stock issued, the amount of Indebtedness issued and/or assumed and the cash expended in connection therewith) shall not exceed $25,000,000 and, when added to the total aggregate amount of consideration for all other such acquisitions pursuant to this clause (d) since the Closing Date, shall not exceed $75,000,000 (provided that either of the foregoing amounts may be increased by up to $25,000,000 to the extent such acquisitions are financed with new equity proceeds of Capital Stock of Holdings);

          (e) in the case of any acquisition in which the total aggregate amount of consideration therefor is in excess of $[5,000,000], Borrower shall have delivered to the Agents a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to subsection 5.1) giving pro forma effect to the consummation of such acquisition and evidencing compliance with the covenants set forth in subsection 6.5 and the preceding clauses (a) through
     (d); and

          (f) if such acquisition does not, immediately after giving effect thereto, have a positive impact on the EBITDA of Holdings and its Subsidiaries, Borrower shall have delivered to the Agents a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to subsection 5.1) giving pro forma effect to the consummation of such acquisition and evidencing a Leverage Ratio below 3.50:1.

          "Permitted Holders" means

          (i) prior to the Initial Maturity Date: collectively, (i) Harvest Partners and (ii) each Person which, directly or indirectly, controls, is controlled by or is under common control with Harvest Partners ("control" of a Person, for the purposes of this definition of "Permitted Holders," means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise)); and

          (ii) on and after the Initial Maturity Date: Harvest Partners, its affiliates and funds managed by Harvest Partners and/or its affiliates.

          "Permitted Indebtedness" has the meaning assigned to that term in subsection 7.1(b).

          "Permitted Liens" means the following types of Liens:

          (1) statutory Liens of landlords or of mortgagees of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings and as to which Borrower or its Restricted Subsidiaries, as the case may be, shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, per-formance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (3) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (4) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (5) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Borrower or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (6) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

          (7) Liens incurred in the ordinary course of business of Borrower or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in an aggregate principal amount not to exceed $[ ] million at any one time outstanding;

          (8) any extension or renewal, or successive extensions or renewals, in whole or in part, of Liens permitted pursuant to the foregoing clauses
     (1) through (7); provided that no such extension or renewal Lien shall (a) secure more than the amount of Indebtedness or other obligations secured by the Lien being so extended or renewed or (b) extend to any property or assets not subject to the Lien being so extended or renewed unless, in either case, such Lien is otherwise permitted under this Agreement;

          (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (10) easements, rights-of-way, zoning restrictions, reservations, encroachments and other similar encumbrances in respect of real property;

          (11) Liens in favor of Borrower or any Subsidiary Guarantor;

          (12) Liens on property of a Person existing at the time such Person is merged into or consolidated with Borrower or any Subsidiary of Borrower or becomes a Subsidiary of Borrower; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with Borrower or that becomes a Subsidiary of Borrower;

          (13) Liens on property existing at the time of acquisition thereof by Borrower or any Subsidiary of Borrower; provided that such Liens were in existence prior to the contemplation of such acquisition;

          (14) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (15) any interest or title of a lessor under any Capital Lease Obligation; and

          (16) Liens securing stay and appeal bonds or judgment Liens in connection with any judgment not giving rise to a Default under this Agreement.

          "Permitted Seller Note" means an unsecured subordinated promissory note issued by Holdings or Borrower in connection with a Permitted Acquisition, which note (i) provides for a final stated maturity date that is not prior to April 30, 2010 (but which may provide for scheduled amortization of the original principal amount thereof on each anniversary of the issuance thereof to the extent each such required amortization payment does not exceed 20% of the original principal amount thereof), (ii) bears cash interest at an annual rate not in excess of 10%, although any such interest payable in excess of 10% per annum either shall be payable with the issuance of additional promissory notes in form and substance substantially similar to such promissory note (it being understood and agreed that each such additional promissory note shall constitute a Permitted Seller Note) or shall continue to accrue, (iii) does not provide the holders thereof with the guaranty of any Subsidiary of Borrower, (iv) does not contain any financial maintenance covenants or any cross-default provisions (it being understood that a cross-acceleration provision with respect to Indebtedness in an aggregate principal amount in excess of $10,000,000 shall be acceptable) and (v) contains such other terms and provisions (including as to subordination, if any) as are reasonably acceptable to each of the Agents.

          "Person" means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

          "PIK Interest Amount" has the meaning assigned to that term in subsection 2.3B.

          "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

          "Prepayable Term Loan" means any Term Loan held by any Initial Lender that has been held (and the predecessor Bridge Loan of which was held) by any Initial Lender or an Affiliate of any Initial Lender at all times since the Closing Date.

          "Pro Forma Basis" means, with respect to any determination for any period for any Person, after giving pro forma effect to each Permitted Acquisition and Disposition of a Person, business or all or substantially all of the assets of a Person or business consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such Permitted Acquisition, Disposition and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, (x) reasonable assumptions acceptable to the Agents that are specified in reasonable detail in the relevant Compliance Certificate or other certificate furnished to any Agent or Lender in connection with the terms of this Agreement or (y) assumptions prepared in accordance with Regulation S-X under the Securities Act, and the Exchange Act, and the Securities and Exchange Commission's rules and guidelines with respect to pro forma financial statements and that are not specified in reasonable detail in the relevant Compliance Certificate.

          "Qualified IPO" means an initial public offering by Holdings of its Voting Stock in a registered public offering under the Securities Act of 1933 pursuant to which not less than [20%] of Holdings' issued and outstanding Voting Stock is sold pursuant to such offering for not less than $__________ of gross proceeds.

          "Qualified Stock" means any Capital Stock that is not Disqualified Stock.

          "Qualifying Subordinated Debt" means unsecured senior subordinated notes of Holdings or Borrower in an aggregate principal amount not to exceed $50,000,000 containing terms and conditions no less favorable to Borrower, and no more favorable to the holders thereof, in each case in any material respect, than those of the New Notes or containing such other terms and conditions (including rate of interest, maturity, covenants, events of default and subordination provisions) reasonably acceptable to the Agents; provided that, immediately prior to the issuance of any such notes, Borrower shall have delivered to the Agents a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such issuance (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to subsection 5.1) giving pro forma effect to such issuance and the application of the proceeds therefrom and evidencing compliance with the covenants set forth in subsection 6.5.

          "Rate Protection Agreement" means, collectively, any interest rate swap, cap, collar or similar agreement entered into by Borrower or any of its Subsidiaries under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender, so long as a fully executed copy of such agreement has been provided to the Agents.

          "Redeemable Capital Stock" means Capital Stock of Holdings or any of its Subsidiaries that, either by its terms or by the terms of any security into which it is convertible or exchangeable at the option of the holder thereof, (i) is or upon the happening of an event (other than a voluntary call by the issuer thereof or Change of Control so long as, in the case of a Change of Control, all Obligations hereunder must first be paid in full) or passage of time would be required to be redeemed (for consideration other than common stock of Holdings) on or prior to April 30, 2010, (ii) is redeemable at the option of the holder thereof (for consideration other than common stock of Holdings) at any time prior to such date or (iii) is convertible at the option of the holder thereof into or exchangeable for debt securities of Borrower , Holdings or any of their respective Subsidiaries at any time prior to such anniversary other than debt securities constituting Qualifying Subordinated Debt.

          "Redeemable Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature.

          "Reference Period" with regard to any Person mans the four full fiscal quarters (or such lesser period during which such Person has been in existence) for which internal financial __________________.

          "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

          "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Borrower or any Restricted Subsidiary incurred pursuant to subsection 7.1(a) or subclause (3), (4), (5), (7), (8) or (10) of subsection 7.1(b); provided, however, that

          (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

          (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

          (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided, further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of Borrower or (B) Indebtedness of Borrower or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

          "Refinancing Securities" means not less than $165.0 million aggregate gross proceeds of senior, senior subordinated or subordinated debt securities of Holdings or Borrower (or Target on and after the Merger Closing Date), and/or any of Borrower's Subsidiaries as shall be acceptable to the Lenders.

          "Register" has the meaning assigned to that term in subsection 2.5F.

          "Regulation D" means Regulation D of the F.R.S. Board, as in effect from time to time.

          "Regulation U" means Regulation U of the F.R.S. Board, as in effect from time to time.

          "Related Business" means any business in which Target or any of its Restricted Subsidiaries was engaged on the Closing Date and any business reasonably related, ancillary or complementary to any business of Target or any of its Restricted Subsidiaries in which Target was engaged on the Closing Date or a reasonable expansion thereof.

          "Related Fund" means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "Release" means a "release", as such term is defined in CERCLA.

          "Required Lenders" means, at any time, Lenders holding at least a majority of the sum of the Notes outstanding.

          "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

          "Restricted Payment" means the declaration or payment of any dividend (other than dividends payable solely in Capital Stock (other than Redeemable Capital Stock) of Holdings or any of its Subsidiaries) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any class of Capital Stock of Holdings or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or the making of any other payment or distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of Holdings or any Subsidiary or otherwise.

          "Restricted Subsidiary" means, at any time on and after the Initial Maturity Date, any Subsidiary of Borrower that is not an Unrestricted Subsidiary.

          "Sale/Leaseback Transaction" means an arrangement relating to property owned by Borrower or a Restricted Subsidiary on the Closing Date or thereafter acquired by Borrower or a Restricted Subsidiary whereby Borrower or a Restricted Subsidiary transfers such property to a Person and Borrower or a Restricted Subsidiary leases it from such Person.

          "S&P" means Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc.

          "SEC" means the Securities and Exchange Commission.

          "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

          "Senior Secured Credit Facility" means the credit agreement dated as of the date hereof by and among Holdings, Target, the lenders referred to therein, UBS, as administrative agent, CSFB, as syndication agent and CIBC World Markets as documentation agent, together with the related documents thereto (including any guarantees and security documents, whether in effect on the Closing Date or entered into thereafter), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and with-out limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such facility or a successor facility, whether by the same or any other lender or group of lenders.

          "Senior Secured Debt" means the Indebtedness of Target pursuant to the Senior Secured Debt Documents incurred in connection with the Transaction, as such Senior Secured Debt Documents may be amended or otherwise modified from time to time in accordance with this Agreement.

          "Senior Secured Debt Documents" means, collectively, the Senior Secured Credit Facility, the letters of credit, the promissory notes, guarantees, collateral documents and other instruments and agreements evidencing the Senior Secured Debt.

          "Shares" has the meaning assigned to that term in the recitals to this Agreement.

          "Side Letter" means the side letter agreement dated as of April [ ], 2002 by and between Borrower and [ ].

          "Solvent" means, with respect to any Person and its Subsidiaries on a particular date, that on such date (a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person and its Subsidiaries to pay such debts and liabilities as the same mature, and (d) such Person and its Subsidiaries on a consolidated basis is not engaged in business or a transaction, and such Person and its Subsidiaries on a consolidated basis is not about to engage in business or a transaction, for which the property of such Person and its Subsidiaries on a consolidated basis would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

          "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

          "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board for Eurocurrency Liabilities (as defined in Regulation
D). Such reserve percentages shall include those imposed pursuant to Regulation
D. Adjusted Eurodollar Base Rate Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Subordinated Debt" means unsecured Indebtedness of any Obligor in respect of the New Notes, any Permitted Seller Notes, Qualifying Subordinated Debt or which is subordinated in right of payment to the Obligations pursuant to documentation containing redemption and other prepayment events, maturities, amortization schedules, covenants, events of default, remedies, acceleration rights, subordination provisions and other material terms no less favorable in any material respect to such Obligator, and no more favorable in any material respect to the holders thereof, than set forth in the Subordinated Debt Documents relating to the New Notes or such other terms reasonably satisfactory to the Agents.

          "Subordinated Debt Documents" means, collectively, each of the loan agreements, indentures, note purchase agreements, promissory notes, guarantees and other instruments and agreements evidencing the terms of Subordinated Debt (including Transaction Subordinated Debt), as amended, supplemented, amended and restated or otherwise modified in accordance with subsection 6.13.

          "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Closing Date or thereafter Incurred) which is subordinate or junior in right of payment to the Term Loans or a Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

          "Subsequent Bridge Note" has the meaning assigned to that term in subsection 2.1D.

          "Subsequent Term Note" has the meaning assigned to that term in subsection 2.2E.

          "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership or other entity ("Other Person") of which more than 50% of the outstanding Voting Stock of such Other Person (irrespective of whether at the time Capital Stock of any other class or classes of such Other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term "Subsidiary" shall be a reference to a Subsidiary of Borrower.

          "Subsidiary Guarantee" means the subsidiary guarantee executed and delivered by Subsidiaries of Borrower pursuant to this Agreement, substantially in the form of Exhibit E, as amended, supplemented, amended and restated or otherwise modified from time to time.

          "Subsidiary Guarantor" means each Subsidiary of Borrower which has executed and delivered to the Administrative Agent the Subsidiary Guarantee (or a supplement thereto).

          "Surviving Corporation" has the meaning assigned to that term in the recitals to this Agreement.

          "Syndication Agent" has the meaning assigned to that term in the preamble to this Agreement.

          "Synthetic Lease" means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

          "Take-Out Banks" means CSFB, UBSW and CIBC World Markets.

          "Take-Out Securities" has the meaning assigned to that term in subsection 5.12A.

          "Target" has the meaning assigned to that term in the recitals to this Agreement.

          "Target Debt Refinancing" means the refinancing of the existing Indebtedness of Target and its Subsidiaries set forth on Schedule 1.1(a).

          "Taxes" means any and all income, stamp or other taxes, duties, levies, imposts, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest and penalties with respect thereto.

          "Temporary Cash Investments" means any of the following:

          (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

          (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (4) investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-l" (or higher) according to Moody's Investors Service, Inc. or "A-l" (or higher) according to Standard and Poor's Ratings Group;

          (5) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.; and

          (6) money market funds at least 95% of the assets of which constitute Temporary Cash Investments of the kind described in clauses (1) through (5) of this definition.

          "Tender Offer" has the meaning assigned to that term in the recitals to this Agreement.

          "Tender Offer Consideration" has the meaning assigned to that term in the recitals to this Agreement.

          "Term Loan" has the meaning assigned to that term in subsection 2.2A and shall include any Term Loans deemed to have been made under the last paragraph of subsection 2.3B.

          "Term Loan Commitment" has the meaning assigned to that term in subsection 2.2A.

          "Term Note" has the meaning assigned to that term in subsection 2.2E.

          "Termination Date" means the date on which all Obligations (other than any indemnities that are not then due and payable) have been paid in full in cash and all Commitments shall have terminated.

          "Total Debt" means, on any date, without duplication, the outstanding principal amount of all Indebtedness of Holdings and its Subsidiaries of the type referred to in clause (a), clause (b) (excluding obligations relative to the face amount of letters of credit to the extent such face amount has not been drawn or, if drawn, to the extent the amount of such drawing has been reimbursed to the issuer thereof by the obligor with respect thereto), clause (c), clause
(e) (but, in the case of such clause (e), only to the extent accounted for as debt on the balance sheet in accordance with GAAP), clause (f) and clause (g), in each case, of the definition of "Indebtedness", and any Contingent Liability in respect of any of the foregoing; provided that (i) Indebtedness in respect of paid-in-kind interest on the Bridge Loans shall not be included in the calculation of Total Debt and (ii) Indebtedness in respect of Permitted Seller Notes and Qualifying Subordinated Debt shall not be included in the calculation of Total Debt to the extent that such notes and/or debt (x) are issued by Holdings and are not guaranteed by any Subsidiary of Holdings and (y) do not provide for any scheduled repayments or mandatory prepayments or redemptions of the principal thereof prior to April 30, 2010 or for any payment of cash interest or regularly accruing fees with respect thereto prior to such date.

          "Total Exposure Amount" means, on any date of determination (and without duplication), the outstanding principal amount of all Loans.

          "Transaction" means the Acquisition, the Target Debt Financing, the Tender Offer, the Merger, and all transactions related thereto (including the Equity Investment, the New Notes Offering or the Bridge Loans made pursuant to this Agreement, and the Senior Secured Credit Facility).

          "Transaction Documents" means the Material Transaction Documents and the Loan Documents.

          "Transactions" means the Equity Investment, the Target Debt Refinancing, the Tender Offer and the Merger.

          "Treasury Rate" means the yield to maturity at the Change of Control Prepayment Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the Change of Control Prepayment Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Change of Control Prepayment Date to [ ], 2006, provided, however, that if the period from the Change of Control Prepayment Date to [ ], 2006 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Change of Control Prepayment Date to [ ], 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

          "Treasury Spread" means 750 basis points; provided that if the Bridge Loans are not repaid in whole on or prior to the date that is three months following the Closing Date, the Treasury Spread shall increase by 50 basis points at the end of such three-month period and shall increase by an additional 50 basis points at the end of each three-month period thereafter.

          "UBS" has the meaning assigned to that term in the preamble to this Agreement.

          "UBSW" has the meaning assigned to that term in the preamble to this Agreement.

          "United States" or "U.S." means the United States of America, its fifty states and the District of Columbia.

          "Unrestricted Subsidiary" means, at any time on and after the Initial Maturity Date:

          (1)  any Subsidiary of an Unrestricted Subsidiary; and

          (2) any Subsidiary of Borrower which is designated after the Initial Maturity Date as an Unrestricted Subsidiary by a board resolution of the Board of Directors of Borrower,

provided that a Subsidiary may be so designated as an Unrestricted Subsidiary only if

          (A)  such designation is in compliance with subsection 7.5 and 7.6;

          (B) immediately after giving effect to such designation, Borrower could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to subsection 7.1;

          (C) no Default or Event of Default has occurred and is continuing or results therefrom; and

          (D)  neither Borrower nor any Restricted Subsidiary will at any time

          (i) provide a guarantee of, or similar credit support to, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness),

          (ii) be directly or indirectly liable for any Indebtedness of such Subsidiary or

          (iii) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of such Subsidiary (including any corresponding right to take enforcement action against such Subsidiary), except in the case of clause (i) or (ii) to the extent

          (i) that Borrower or such Restricted Subsidiary could otherwise provide such a guarantee or incur such Indebtedness (other than as Permitted Indebtedness) pursuant to subsection 7.1 and

          (ii) the provision of such guarantee and the incurrence of such Indebtedness otherwise would be permitted under subsection 7.5 and 7.6.

The Administrative Agent will be provided with an Officers' Certificate stating that such designation is permitted and setting forth the basis upon which the calculations required by this definition were computed, together with a copy of the board resolution adopted by the Board of Directors of Borrower making such designation.

          The Board of Directors of Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) Borrower could Incur $1.00 of additional Indebtedness under subsection 7.1(a) and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors of Bor-rower giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

          "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

Except as described under subsection 7.1, whenever it is necessary to determine whether Borrower has complied with any covenant in this Agreement or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

          "Unsecured Transaction Debt" means any Indebtedness of Holdings, Borrower, Target or any other Obligor incurred in connection with the financing of the Acquisition (including the Tender Offer and the Merger), whether in respect of the New Notes or any other Indebtedness issued in exchange or substitution therefor pursuant to the terms thereof, as amended or otherwise modified pursuant to this Agreement.

          "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the managing body of such Person.

          "Welfare Plan" means a "welfare plan", as such term is defined in
Section 3(l) of ERISA.

          "wholly-owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person all of the outstanding common stock (or similar equity interest) of which (other than any director's qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by such Person. Unless the context otherwise requires, the term "wholly-owned Subsidiary" shall be a reference to a wholly-owned Subsidiary of Borrower.

          1.2. Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

          (a) Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder shall be made, in accordance with those generally accepted accounting principles in the United States ("GAAP") applied in the preparation of Target's financial statements for the year ended December 31, 2001. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for Holdings and its Subsidiaries, in each case without duplication.

          (b) For purposes of computing the Leveraged Ratio, the Interest Coverage Ratio and the Fixed Charge Ratio (under subsection 6.5), such ratios (and any financial calculations or components required to be made or included therein, including EBITDA) shall be determined on a Pro Forma basis.

          1.3. Other Definitional Provisions and Rules of Construction.

          A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

          B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

          C. The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.


                                    SECTION 2

              AMOUNTS AND TERMS OF LOAN COMMITMENT AND LOANS; NOTES

     2.1. Bridge Loans and Bridge Notes.

     A. Bridge Loan Commitment. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, the Lenders hereby agree to make available to Borrower for borrowing on the Closing Date, subject to the conditions in subsection 3.1, bridge loans (the "Bridge Loans") in an aggregate principal amount of $215.0 million less the gross proceeds of the New Notes Offering not subject to escrow immediately after the Closing Date, and if less than 90% of the Shares are acquired on the Tender Offer Closing Date, less the amount of B Term Loans borrowed under the Senior Secured Credit Facility on the Closing Date and placed into escrow in accordance with the requirements of the Senior Secured Credit Facility, each such Lender committing to lend the amount set forth next to such Lender's name on the signature pages hereto.

The commitments of the Lenders to make the Bridge Loans to Borrower pursuant to this subsection 2.1A are herein called individually, a "Bridge Loan Commitment" and collectively, the "Bridge Loan Commitments."

          B. Notice of Borrowing. Borrower shall deliver to the Administrative Agent a Notice of Borrowing no later than 11:00 A.M. (New York time), at least three Business Days in advance of the Closing Date or such later time as shall be agreed to by the Administrative Agent. The Notice of Borrowing shall specify the date of borrowing (which shall be a Business Day) and the amount to be borrowed. Upon receipt of the Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of its share of the Bridge Loans and the other matters covered by the Notice of Borrowing.

          C.   Disbursement of Funds.

          (i) No later than 12:00 Noon (New York time) on the Closing Date, each Lender shall make available its pro rata share of the Bridge Loans in the manner provided below. All amounts shall be made available to the Administrative Agent in Dollars in immediately available funds at the Payment Office, and the Administrative Agent shall promptly make available to Borrower by depositing to an account designated by Borrower at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to the Administrative Agent its portion of the Bridge Loans, the Administrative Agent may assume that such Lender has made such amount available to it on such date, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, and the Administrative Agent has made available the same to Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon demand therefor by the Administrative Agent, the Administrative Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender and/or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the Federal Funds Rate or (y) if paid by Borrower, the then applicable rate of interest on the Bridge Loans.

          (ii) Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Bridge Loan Commitment hereunder or to prejudice any rights which Borrower may have against any Lender as a result of any default by such Lender hereunder.

          D. Bridge Notes. Borrower shall execute and deliver to each Lender (upon request by such Lender) on the Closing Date a Bridge Note dated the Closing Date substantially in the form of Exhibit A-1 to evidence the portion of the Bridge Loan made by such Lender and with appropriate insertions (collectively, the "Original Bridge Notes"). On each interest payment date prior to the Initial Maturity Date on which Borrower elects to pay a PIK Interest Amount pursuant to subsection 2.3B, Borrower shall execute and deliver to each Lender (upon request by such Lender) on such interest payment date a note dated such interest payment date substantially in the form of Exhibit A-1 in a principal amount equal to such Lender's pro rata portion of such PIK Interest Amount and with other appropriate insertions (each, a "Subsequent Bridge Note" and, together with the Original Bridge Notes, the "Bridge Notes"). A Subsequent Bridge Note shall bear interest at a rate per annum from the date of its issuance at the same rate per annum borne by all Bridge Notes.

          E. Scheduled Repayment of Bridge Loan. Borrower shall repay in full the aggregate principal amount of Bridge Loans in excess of $165.0 million no later than the Merger Closing Date. If the Merger shall not have been consummated on or prior to the date that is 180 days after the Closing Date, Borrower shall repay in full the outstanding amount of Bridge Loans and all other Obligations owing hereunder on the date that is 181 days after the Closing Date. If the Merger shall have been consummated on or prior to the date that is 180 days after the Closing Date, subject to subsection 2.2 and subsection 2.6, Borrower shall repay in full the outstanding amount of Bridge Loans and all other Obligations owing hereunder no later than the Initial Maturity Date.

          F. Termination of Bridge Loan Commitments. The Bridge Loan Commitments shall automatically and permanently terminate in their entirety on the Closing Date immediately after the making of the Bridge Loans.

          G. Pro Rata Borrowings. The Bridge Loans shall be made by the Lenders pro rata on the basis of their respective Bridge Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make its portion of the Bridge Loan hereunder and that each Lender shall be obligated to make its portion of the Bridge Loan hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

          2.2. Term Loans and Term Notes.

          A. Term Loan Commitment. Subject to the satisfaction or waiver of the conditions set forth in subsection 3.2, the Lenders hereby agree that on the Initial Maturity Date, all of the then outstanding Bridge Loans not converted to Exchange Notes pursuant to subsection 2.6 shall convert into term loans (the "Term Loans"), such Term Loans to be in the aggregate principal amount of the then outstanding aggregate principal amount of the Bridge Loans not converted to Exchange Notes pursuant to subsection 2.6. The commitments of Lenders to permit the conversion of the Bridge Loans to Term Loans under this subsection

2.2A are herein called individually, a "Term Loan Commitment" and collectively, the "Term Loan Commitments."

          B. Notice of Conversion. If Borrower has not repaid and does not intend to repay the Bridge Loans in full on or prior to the Initial Maturity Date, then Borrower shall deliver to the Administrative Agent a Notice of Conversion no later than 11:00 A.M. (New York time), at least five Business Days in advance of the Initial Maturity Date. The Notice of Conversion shall specify the principal amount of the Bridge Loans to be outstanding on the Initial Maturity Date to be converted into Term Loans.

          C. Making of Term Loans. Upon satisfaction or waiver of the conditions precedent set forth in subsection 3.2, each Lender shall extend to Borrower the Term Loans to be made on the Initial Maturity Date by such Lender by cancelling on its records a corresponding principal amount of the Bridge Loans held by such Lender, which corresponding principal amounts of Bridge Loans shall be satisfied by the conversion into Term Loans in accordance with this subsection 2.2.

          D. Maturity of Term Loans. The Term Loans shall mature and Borrower shall pay in full the outstanding principal amount thereof and accrued interest thereon on the Final Maturity Date.

          E. Term Notes. Borrower shall execute and deliver to each Lender (upon request by such Lender) on the Initial Maturity Date a Term Note dated the Initial Maturity Date substantially in the form of Exhibit A-2 to evidence the Term Loan made on such date, in the principal amount of the Bridge Notes held by such Lender on such date and with other appropriate insertions (collectively, the "Original Term Notes"). On and after the Initial Maturity Date, on each interest payment date on which Borrower elects to pay a PIK Interest Amount pursuant to subsection 2.3B, Borrower shall execute and deliver to each Lender (upon request by such Lender) on such interest payment date a note dated such interest payment date substantially in the form of Exhibit A-2 in a principal amount equal to such Lender's pro rata portion of such PIK Interest Amount and with other appropriate insertions (each, a "Subsequent Term Note" and, together with the Original Term Notes, the "Term Notes"). A Subsequent Term Note shall bear interest at a rate per annum from the date of its issuance at the same rate per annum borne by all Term Notes.

          2.3. Interest on the Loans.

          A. Rate of Interest. The Loans shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by prepayment, acceleration or otherwise) at a rate determined as set forth below.

          (i) Bridge Loans. The Bridge Loans shall bear interest at a rate per annum equal to the greatest of (a) 12.5%, (b) the then applicable rate per annum on ten-year

     United States Treasury Notes plus the Treasury Spread and (c) the 3-month Eurodollar Base Rate for a corresponding deposit amount (adjusted on the first day of each Fiscal Quarter) plus the Applicable Spread; provided that in no event shall the interest rate applicable to the Bridge Loans at any time be lower than the sum of the rate applicable to the Bridge Loans for the previous quarter plus 0.50%. In each case such rate per annum shall be reduced by 3.00% for so long as there shall have been deposited in escrow not less than $165.0 million of proceeds from a New Notes Offering (or other sources) to be released upon consummation of the Merger to finance the Merger and/or the repayment of the Bridge Loans.

          (ii) Term Loans. The Term Loans shall bear interest at 16.0% per annum.

          (iii) Maximum Interest. Notwithstanding clause (i) of this subsection 2.3A or any other provision herein, in no event will the combined sum of interest (cash or otherwise) on the Bridge Loans (other than post-maturity interest pursuant to subsection 2.3C) exceed 16.0% per annum. In no event will the interest rate on the Loans exceed the highest rate permitted under applicable law.

          B.   Interest Payments. Interest shall be payable

          (i)  with respect to the Bridge Loans, in arrears on each March
     31, June 30, September 30 and December 31 and upon any prepayment of the Bridge Loans (to the extent accrued on the amount being prepaid) and at maturity of the Bridge Loans in respect of any amounts paid on such date and not converted to Exchange Notes or Term Loans; and

          (ii) with respect to the Term Loans, in arrears on each March 31, June 30, September 30 and December 31 commencing on the first of such dates to follow the Initial Maturity Date and upon any prepayment of the Term Loans (to the extent accrued on the amount being prepaid) and at maturity of the Term Loans.

          If, on any interest payment date, the interest rate borne by the Bridge Loans or the Term Loans (other than post-maturity interest pursuant to subsection 2.3C), as the case may be, exceeds the Maximum Cash Interest Rate, Borrower may pay all or a portion of the interest payable in excess of the amount of interest that would be payable on such date at the Maximum Cash Interest Rate (the "PIK Interest Amount") by the borrowing of additional Bridge Loans or Term Loans, as the case may be (and which shall be evidenced by Subsequent Bridge Notes or Subsequent Term Notes, as the case may be, in an aggregate principal amount equal to the PIK Interest Amount upon request by the applicable Lender). The Lenders shall be deemed to have made Bridge Loans or Term Loans in the aggregate principal amount equal to the PIK Interest Amount. Notwithstanding the foregoing, any accrued interest unpaid on the due date of the payment of principal of any Loan shall be paid solely in cash on the principal so due.

          C. Post-Maturity Interest. Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payment on the Loans not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the rate of interest otherwise payable under this Agreement for the Loans.

          D. Computation of Interest. Interest on the Loans shall be computed on the basis of actual days elapsed in a year of 360 days. In computing interest on the Loans, the date of the making of the Loans shall be included and the date of payment shall be excluded; provided, however, that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

          2.4. Fee Letter.

          Borrower agrees to pay to the Agents and certain of their Affiliates all fees, expenses and other obligations specified in the Fee Letter at the times specified therein.

          Except as otherwise provided in the Fee Letter or as otherwise agreed to by Borrower and the Agents, the fees or any part thereof payable hereunder and under the Fee Letter will not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated hereby are consummated.

          2.5. Prepayments; Mandatory Offers and Payments.

          A.   Prepayments.

          (i) Voluntary Prepayments of Loans. Borrower may prepay outstanding Loans according to the following provisions.

          (a) Voluntary Prepayments of Bridge Loans and Prepayable Term Loans. Borrower may, without payment of premium or penalty, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to the Administrative Agent, at any time and from time to time, prepay the Bridge Loans and Prepayable Term Loans in whole or in part. Any such partial prepayment shall be made in amounts of not less than $1.0 million.

          Notice of prepayment having been given as aforesaid, the principal amount of the Bridge Loans and Prepayable Term Loans to be prepaid shall become due and payable on the prepayment date specified in such notice. Amounts of the Bridge Loans and Prepayable Term Loans so prepaid may not be reborrowed.

          (b) Voluntary Prepayments of Term Loans Other than Prepayable Term Loans.

          (1) Voluntary Prepayment. Except as otherwise provided in this subsection 2.5A(i)(b), Borrower may not prepay the Term Loans (other than Prepayable Term Loans) prior to April [ ], 2006. Borrower may, upon not less than 20 Business Days' prior written or telephonic notice confirmed in writing to the Administrative Agent at any time and from time to time, on and after April [ ], 2006, prepay the Term Loans, in whole or in part, in an aggregate minimum amount of $5.0 million (in the case of partial prepayments), at 100% of the principal amount thereof, plus a premium equal to, for each Lender, the interest rate in effect on such Lender's portion of the Term Loans on the date notice of prepayment is given multiplied by the following factor plus accrued and unpaid interest thereon, if any, to the date of prepayment if prepaid during the twelve-month period commencing on April [ ] of the year set forth below:

      Year                                                      Premium Factor
      2006.......................................................     0.5
      2007.......................................................     0.25
      2008 and thereafter........................................     0

          (2) Voluntary Prepayment on a Change of Control. At any time on or prior to [ ], 2006, Borrower may prepay Term Loans (other than Prepayable Term Loans, which may be prepaid under subsection 2.5A(i)(a)), in whole but not in part, upon the occurrence of a Change of Control. Borrower may, upon not less than 20 Business Days' prior written or telephonic notice confirmed in writing to the Administrative Agent, no later than 30 days after the occurrence of such Change of Control prepay the Term Loans (other than Prepayable Term Loans, which may be prepaid under subsection 2.5A(i)(a)), in whole but not in part, at 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest thereon, if any, to, the date of prepayment (the "Change of Control Prepayment Date").

          (3) Pro Rata Prepayment Under Exchange Note Indenture. If any Exchange Notes are outstanding, any prepayment pursuant to clause (1) or (2) above shall be made pro rata with an optional redemption of Exchange Notes under the Exchange Note Indenture.

          (4) No Reborrowing. Amounts of the Term Loans so prepaid may not be reborrowed.

          (ii) Mandatory Prepayments of Loans. Borrower will be required to prepay outstanding Loans according to the following provisions.

          (a)  Mandatory Prepayments of Bridge Loans and Prepayable Term Loans.

          (I) To the extent permitted by the Senior Secured Credit Facility, or after all Indebtedness thereunder has been paid in full and no commitment or letter of credit in respect thereof is then outstanding,

               (x) following the receipt by Holdings or any of its Subsidiaries of any Casualty Proceeds in excess of $1,000,000 (individually or in the aggregate when taken together with all other Casualty Proceeds and all Net Disposition Proceeds) over the course of a Fiscal Year, Borrower shall deliver to the Administrative Agent a calculation of the amount of such Casualty Proceeds and make a mandatory prepayment of the Bridge Loans or Prepayable Term Loans in an amount equal to 100% of such Casualty Proceeds within 30 days of the receipt thereof; provided that no mandatory prepayment on account of Casualty Proceeds shall be required under this clause (x) if Borrower informs the Administrative Agent in writing no later than 30 days following the receipt of such Casualty Proceeds of its or such Subsidiary's good faith intention to apply such Casualty Proceeds to the rebuilding or replacement of the damaged, destroyed or condemned assets or property and Borrower or such Subsidiary in fact uses such Casualty Proceeds to rebuild or replace such assets or property within 360 days following the receipt of such Casualty Proceeds, with the amount of such Casualty Proceeds unused after such 360-day period being applied to the repayment of Bridge Loans or Prepayable Term Loans; provided, further, that at any time when any Payment Default or Event of Default shall have occurred and be continuing, all Casualty Proceeds (together with Net Disposition Proceeds not applied as provided in clause (y) below) shall be deposited in an account maintained with the Administrative Agent to pay for such rebuilding, replacement or use whenever no Payment Default or Event of Default is then continuing or except as otherwise agreed to by the Administrative Agent for disbursement at the request of Borrower or such Subsidiary, as the case may be;

               (y) following the receipt by Holdings or any of its Subsidiaries of any Net Disposition Proceeds in excess of $1,000,000 (individually or in the aggregate when taken together with all other Net Disposition Proceeds and all Casualty Proceeds) over the course of a Fiscal Year, Borrower shall deliver to the Administrative Agent a calculation of the amount of such Net Disposition Proceeds and make a mandatory prepayment of the Bridge Loans or Prepayable Term Loans in an amount equal to 100% of such Net Disposition Proceeds within one Business Day of the receipt thereof; provided that no mandatory prepayment on account of Net Disposition Proceeds (other than Net Disposition Proceeds in respect of the AmerCable Disposition which shall be applied to repay the Bridge Loans or, if the Merger Closing Date has not yet then occurred, deposited in an account maintained with the Administrative Agent pending application to repayment of the Bridge Loans on the Merger Closing Date) shall be re-quired under this clause (y) if Borrower informs the Administrative Agent in writing promptly following the receipt of such Net Disposition Proceeds of its or such Subsidiary's good faith intention to reinvest such Net Disposition Proceeds in assets or property that will be used or useful in its business and Borrower or such Subsidiary in fact so reinvests such Net Disposition Proceeds within 360 days following the receipt of such Net Disposition Proceeds, with the amount of such Net Disposition Proceeds not so reinvested after such 360-day period being applied to the repayment of Bridge Loans or Prepayable Term Loans; provided, further, that at any time when any Payment Default or Event of Default shall have occurred and be continuing, all Net Disposition Proceeds (together with Casualty Proceeds not applied as provided in clause (x) above) shall be deposited in an account maintained with the Administrative Agent to be so used whenever no Payment Default or Event of Default is then continuing or except as otherwise agreed to by the Administrative Agent for disbursement at the request of Borrower;

          (II) No later than five Business Days following the delivery of its annual audited financial reports required pursuant to subsection 5.1(b), Borrower shall deliver to the Agents a calculation of the Excess Cash Flow for the Fiscal Year then last ended and make a mandatory prepayment of the Bridge Loans or Prepayable Term Loans in an amount equal to that portion of Excess Cash Flow (if any) for such Fiscal Year not required to be applied by Borrower pursuant to Section 3.1.1(f) of the Senior Secured Credit Facility as in effect on the Closing Date or otherwise not applied to the Senior Secured Credit Facility;

          (III) Concurrently with the receipt by Holdings, Borrower or any Subsidiary of any Net Debt Proceeds, Borrower shall deliver to the Administrative Agent a calculation of the amount of such Net Debt Proceeds, and make a mandatory prepayment of the Bridge Loans or Prepayable Term Loans in an amount equal to 100% of such Net Debt Proceeds; and

          (IV) Concurrently with the receipt by Holdings of any Net Equity Proceeds, Borrower shall deliver to the Administrative Agent a calculation of the amount of such Net Equity Proceeds and make a mandatory prepayment of the Bridge Loans or Prepayable Term Loans in an amount equal to 100% of such Net Equity Proceeds.

          (b) Notice. Borrower shall notify the Administrative Agent of any prepayment to be made pursuant to this subsection 2.5A(ii) at least two Business Days prior to such prepayment date (unless shorter notice is satisfactory to the Required Lenders).

          (iii) Prepayment Obligations; Application of Prepayments. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal.

          (iv) Mandatory Offer to Purchase Loans.

          (a) Mandatory Offer to Purchase Bridge Loans or Term Loans on Change of Control.

          (I) Upon the occurrence of a Change of Control, each Lender shall have the right to require that Borrower repurchase such Lender's Bridge Loans or Term Loans at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to, the date of purchase (the "Change of Control Purchase Date") (subject to the right of Lenders of record on the relevant record date to receive interest due on the relevant interest payment date). In the event that at the time of such Change of Control the terms of the Senior Secured Debt of Borrower restrict or prohibit the repurchase of Bridge Loans or Term Loans pursuant to this subsection 2.5A(iv)(a)(I), then prior to the mailing of the notice to Lenders provided for in subsection 2.5A(iv)(a)(II) below but in any event within 30 days following any Change of Control, Borrower shall (1) repay in full all such Senior Secured Debt or (2) obtain the requisite consent under the agreements governing such Senior Secured Debt to permit the repurchase of the Bridge Loans or Term Loans as provided for in subsection 2.5A(iv)(a)(I).

          (II) Within 30 days following any Change of Control, Borrower shall mail a notice to each Lender with a copy to the Administrative Agent (the "Change of Control Offer") stating:

          (1) that a Change of Control has occurred and that such Lender has the right to require Borrower to purchase such Lender's Bridge Loans or Term Loans at a purchase price in cash equal to 101% of the principal amount thereof on the Change of Control Purchase Date, plus accrued and unpaid interest, if any, to, the Change of Control Purchase Date (subject to the right of Lenders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2) the circumstances and relevant facts regarding such Change of Control;

          (3) the Change of Control Purchase Date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4) the instructions, as determined by Borrower, consistent with this subsection 2.5A(iv)(a), that a Lender must follow in order to have its Bridge Loans or Term Loans purchased.

          (III) Lenders electing to have a Bridge Loan or Term Loan purchased shall be required to surrender the applicable Bridge Note or Term Note (if any) to Borrower at the address specified in the notice at least three Business Days prior to the Change of Control Purchase Date. Lenders shall be entitled to withdraw their election if the Administrative

Agent or Borrower receives not later than one Business Day prior to the Change of Control Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Bridge Loan or Term Loan that the Lender elected to have purchased and a statement that such Lender is withdrawing his election to have such Bridge Loan or Term Loan purchased.

          (IV) On the purchase date, all Bridge Notes or Term Notes (if any) evidencing Bridge Loans or Term Loans to be purchased by Borrower under this subsection 2.5A(iv)(a) shall be delivered by Borrower to the Administrative Agent for cancellation, and Borrower shall pay the purchase price set forth in clause (I) above plus accrued and unpaid interest, if any, on the Bridge Loans or Term Loans to be purchased to the Lenders entitled thereto.

          (V) Notwithstanding the foregoing provisions of this subsection 2.5A(iv)(a), Borrower shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this subsection 2.5A(iv)(a) applicable to a Change of Control Offer made by Borrower and purchases all Bridge Loans or Term Loans validly tendered and not withdrawn under such Change of Control Offer.

          (b) Mandatory Offer to Purchase Term Loans (Other than Prepayable Term Loans) with Casualty Proceeds and Disposition Proceeds.

          (I) To the extent permitted by the Senior Secured Credit Facility, and after application required to such Indebtedness (or if no such Indebtedness or any commitment in respect thereof is then outstanding),

          (x) following the receipt by Holdings or any of its Subsidiaries of any Casualty Proceeds in excess of $1,000,000 (individually or in the aggregate when taken together with all other Casualty Proceeds and all Net Disposition Proceeds) over the course of a Fiscal Year, Borrower shall deliver to the Administrative Agent a calculation of the amount of such Casualty Proceeds and make an offer to purchase Term Loans (other than Prepayable Term Loans) in an amount equal to 100% of such Casualty Proceeds; provided that no offer to purchase on account of Casualty Proceeds shall be required under this clause (x) if Borrower informs the Administrative Agent in writing no later than 30 days following the receipt of such Casualty Proceeds of its or such Subsidiary's good faith intention to apply such Casualty Proceeds to the rebuilding or replacement of the damaged, destroyed or condemned assets or property and Borrower or such Subsidiary in fact uses such Casualty Proceeds to rebuild or replace such assets or property within 360 days following the receipt of such Casualty Proceeds, with the amount of such Casualty Proceeds unused after such 360-day period being applied to an offer to purchase Term Loans (other than Prepayable Term Loans); provided, further, that at any time when any Payment Default or Event of Default shall have occurred and be continuing, all Casualty Proceeds (together with Net Disposition Proceeds not applied as provided in clause (y) below) shall be deposited in an account maintained with the Administrative Agent to pay for such rebuilding, replacement or use whenever no Payment Default or Event of Default is then continuing or except as otherwise agreed to by the Administrative Agent for disbursement at the request of Borrower or such Subsidiary, as the case may be;

          (y) following the receipt by Holdings or any of its Subsidiaries of any Net Disposition Proceeds in excess of $1,000,000 (individually or in the aggregate when taken together with all other Net Disposition Proceeds and all Casualty Proceeds) over the course of a Fiscal Year, Borrower shall deliver to the Administrative Agent a calculation of the amount of such Net Disposition Proceeds and make an offer to purchase Term Loans (other than Prepayable Term Loans) in an amount equal to 100% of such Net Disposition Proceeds; provided that no offer to purchase on account of Net Disposition Proceeds (other than Net Disposition Proceeds in respect of the AmerCable Disposition which shall be applied to offer to purchase the Term Loans) shall be required under this clause (y) if Borrower informs the Administrative Agent in writing promptly following the receipt of such Net Disposition Proceeds of its or such Subsidiary's good faith intention to reinvest such Net Disposition Proceeds in assets or property that will be used or useful in its business and Borrower or such Subsidiary in fact so reinvests such Net Disposition Proceeds within 360 days following the receipt of such Net Disposition Proceeds, with the amount of such Net Disposition Proceeds not so reinvested after such 360-day period being applied to an offer to purchase Term Loans (other than Prepayable Term Loans); provided, further, that at any time when any Payment Default or Event of Default shall have occurred and be continuing, all Net Disposition Proceeds (together with Casualty Proceeds not applied as provided in clause
     (x) above) shall be deposited in an account maintained with the Administrative Agent to be so used whenever no Payment Default or Event of Default is then continuing or except as otherwise agreed to by the Administrative Agent for disbursement at the request of Borrower.

          (II) Within 30 days following any receipt of Casualty Proceeds or Net Disposition Proceeds to be applied in accordance with this subsection 2.5A(iv)(b), Borrower shall mail a notice to the Administrative Agent (who shall furnish a copy to each Lender) (the "Disposition Offer") stating:

          (1) that a Casualty Event or Disposition has occurred and that such Lender has the right to require Borrower to purchase such Lender's Term Loans at a purchase price in cash equal to 100% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of such purchase (subject to the right of Lenders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2) the circumstances and relevant facts regarding such Casualty Event or Disposition;

          (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4) the instructions, as determined by Borrower, consistent with this subsection 2.5A(iv)(b), that a Lender must follow in order to have its Term Loans purchased.

          (III) Lenders electing to have a Term Loan purchased shall be required to surrender the applicable Term Note (if any) to Borrower at the address specified in the notice at least three Business Days prior to the purchase date. Lenders shall be entitled to withdraw their election if the Administrative Agent or Borrower receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Term Loan that the Lender elected to have purchased and a statement that such Lender is withdrawing his election to have such Term Loan purchased.

          (IV) On the purchase date, all Term Notes (if any) evidencing Term Loans to be purchased by Borrower under this subsection 2.5A(iv)(b) shall be delivered by Borrower to the Administrative Agent for cancellation, and Borrower shall pay the purchase price set forth in clause (I) above plus accrued and unpaid interest, if any, on the Term Loans to be purchased to the Lenders entitled thereto.

          (V) If any Exchange Notes are outstanding, any offer to purchase pursuant to this clause (b) shall be made pro rata with any offer to purchase required by the Exchange Notes Indenture or other Indebtedness ranking pari passu with the Loans.

          B. Manner and Time of Payment. All payments of principal and interest and fees hereunder and under the Notes by Borrower shall be made without defense, set-off or counterclaim and in same-day funds and delivered to the Administrative Agent, unless otherwise specified, not later than 12:00 noon (New York time) on the date due at the Payment Office for the account of the Lenders; funds received by the Administrative Agent after that time shall be deemed to have been paid by Borrower on the next succeeding Business Day. Borrower hereby authorizes the Administrative Agent to charge its account with the Administrative Agent in order to cause timely payment to be made of all principal, interest and fees due hereunder (subject to sufficient funds being available in its account for that purpose).

          C. Payments on Non-Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of interest hereunder or under the Notes or of the commitment and other fees hereunder, as the case may be.

          D. Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), such Lender will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid and will notify Borrower of the name and address of the transferee of that Note; provided, however, that the failure to make (or any error in the making of) such a notation or to notify Borrower of the name and address of such transferee shall not limit or otherwise affect the obligation of Borrower hereunder or under such Notes with respect to the Loans and payments of principal or interest on any such Note (it being understood that the transferee takes subject to the defense of payment as to any payment made but not noted).

          E. Payments in Dollars. All payments of any Obligations to be made hereunder or under the Notes by Borrower or any other obligor with respect thereto shall be made solely in Dollars or such other currency as is then legal tender for public and private debts in the United States of America.

          F. Register. Borrower hereby designates the Administrative Agent to serve as Borrower's agent to maintain a register (the "Register") on which it will record the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender. The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan for all purposes of this Agreement. Failure to make any such recordation, or any error in such recordation shall not affect Borrower's obligations hereunder in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the receipt by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to subsection 10.12. Coincident with the delivery of such an Assignment Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, if any, and thereupon one or more new Notes of the same type and in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender upon the request of such Lender.

          2.6. Exchange of Loans for Exchange Notes.

          A.   Exchange Notes; Exchange Note Indenture. On the Initial
Maturity Date following the written request of the holder of any Bridge Loan given not less than ten and not more than 30 Business Days prior to the Initial Maturity Date to exchange all or a portion of such holder's Bridge Loans for Exchange Notes, or on the tenth Business Day following the written request of the holder of any Term Loan to exchange all or a portion of such holder's Term Loans for Exchange Notes (any such notice, an "Exchange Request"), Borrower will:

          (i) Execute and deliver, cause the Guarantors (at any time following the Merger Closing Date) to execute and deliver, and cause an Eligible Trust Company to execute and deliver as trustee on behalf of holders of Exchange Notes, the Exchange Note Indenture if the Exchange Note Indenture has not previously been executed and delivered by such party;

          (ii) Execute and deliver to such holder in accordance with the Exchange Note Indenture one or more Exchange Notes in exchange for the Loans or portion thereof being exchanged, which Exchange Notes shall be dated the date of issuance thereof, payable to the order of such holder or owner, as the case may be, in the same principal amount as the Loans or portion thereof being exchanged, and cause each Guarantor (at any time following the Merger Closing Date) to endorse its guarantee thereon; and

          (iii) Execute and deliver, and cause the Guarantors (at any time following the Merger Closing Date) to execute and deliver, the Exchange Note Registration Rights Agreement if the Exchange Note Registration Rights Agreement has not previously been executed and delivered by such party or, if the Exchange Note Registration Rights Agreement has previously been executed and delivered and such holder is not already a party thereto, permit such holder to become a party thereto.

          B. Exchange Request; Cancellation of Notes. The Exchange Request shall specify the principal amount of Loans to be exchanged pursuant to this subsection 2.6, which shall be at least $1.0 million and integral multiples of $1.0 million in excess thereof (or, if any Lender holds Loans with an outstanding amount less than $1.0 million, such remaining amount). On the date of issuance of Exchange Notes, the requesting Lender shall deliver the Notes, if any, evidencing the Loans or portion thereof to be exchanged. Upon issuance of the Exchange Notes, any Notes so delivered shall be canceled by Borrower and the corresponding amount of the Loans deemed repaid.

          C. Minimum Indenture Amount. Notwithstanding anything to the contrary in the foregoing, no portion of any Loan may be exchanged into Exchange Notes unless after giving effect to such exchange the aggregate principal amount of Loans that have been exchanged into Exchange Notes is at least $10.0 million.


                                    SECTION 3

                    CONDITIONS TO EFFECTIVENESS AND TO LOANS


          3.1. Conditions to Closing and Bridge Loans.

          The effectiveness of the Loan Documents and the obligations of the Lenders to make the Bridge Loans hereunder are subject to the prior concurrent satisfaction or waiver of the following conditions precedent:

          A. No Change in Markets. In the sole reasonable judgment of the Agents, there shall not have occurred a material adverse change or material disruption in the financial, banking or capital markets generally after March 16, 2002 (including, without limitation, the markets for loans to or debt securities issued by companies similar to Target), which has had or could reasonably be expected to have a material adverse effect on the syndication of any portion of the Bridge Loans or the Senior Secured Credit Facility or the New Notes.

          B. No Material Adverse Effect. There shall not have occurred or become known to any Agent any event or events, adverse condition or change in or affecting Borrower and its Subsidiaries that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

          C. Bridge Escrow Account. If less than 90% of the Shares shall have been purchased in the Tender Offer, there shall have been placed in the Bridge Escrow Account with the Administrative Agent proceeds from the Bridge Loans equal to the amount determined by the Administrative Agent to be sufficient to pay interest on the Bridge Loans through the 180th day after the Closing Date as it accrues and becomes due in accordance with this Agreement.

          D. Loan Documents. Borrower shall have delivered to the Administrative Agent for the Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel, the following documents, each dated the Closing Date unless otherwise noted:

               (i) Certified copies of the certificate or articles of incorporation of Borrower, together with a good standing certificate from the Secretary of State of the State of Delaware and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of the State of Delaware, each dated a recent date prior to the Closing Date;

               (ii) Copies of the bylaws of Borrower, certified as of the Closing Date by the corporate secretary or an assistant secretary thereof;

               (iii) Resolutions of the Board of Directors of Borrower approving and authorizing the execution, delivery and performance of the Transaction Documents and Loan Documents to which it is a party, certified as of the Closing Date by the corporate secretary or an assistant secretary of Borrower as being in full force and effect without modification or amendment;

               (iv) Originally executed copies of one or more favorable written opinions of White & Case LLP, counsel for the Obligors, in form and substance reasonably satisfactory to the Agents and their counsel, substantially as to the matters set forth in Exhibit D and as to such other matters as the Administrative Agent acting on behalf of the Lenders may reasonably request, reciting that the applicable Obligor has requested such counsel to deliver such opinions to the Lenders;

               (v) An Officers' Certificate of Holdings and Borrower, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that the representations and warranties in Section 4 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that no event shall have occurred and be continuing or would result from the consummation of the making of the Bridge Loans hereunder that would constitute a Default;

               (vi) Definitive documentation reasonably satisfactory to the Administrative Agent in connection with (a) the Equity Investment, (b) Target Debt Refinancing, (c) the Tender Offer, (d) the Merger, if applicable and (e) the Senior Secured Credit Facility, all of the conditions to effectiveness of which shall have been satisfied;

               (vii) Signature and incumbency certificates of the officers of Borrower;

               (viii) Executed originals of the Loan Documents to be delivered on the Closing Date, including Bridge Notes for those Lenders who have requested them; and

               (ix) Such other documents as the Administrative Agent may reasonably request.

          E. Certain Consents and Approvals. All material governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals necessary in connection with the consummation of the Acquisition and all other parts of the Transactions, and the related financings and other transactions contemplated hereby and thereby, shall have been duly obtained and all applicable waiting periods shall have expired without any action being taken by any competent authority that could restrain, prevent or impose any materially adverse conditions on the Acquisition or any other part of the Transaction or the continued operations of Holdings, Borrower or any of their respective Subsidiaries.

          F. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Agents, acting on behalf of Lenders, and their counsel shall be reasonably satisfactory in form and substance to Agents and such counsel, and Agents and such counsel shall have received all such counterpart originals or certified copies of such documents as Agents may reasonably request.

          G. [Reserved]

          H. Representations and Warranties; No Default.

          (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; and

          (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by the Notice of Borrowing that would constitute a Default.

          I. Fees and Expenses. Borrower shall have paid in cash to Agents all reasonable costs, fees, expenses (including, without limitation, legal fees and expenses and the fees and expenses of appraisers, consultants and other advisors) and other compensation payable to the Lenders, UBSW, UBS, CSFB, CIBC and CIBC World Markets on the Closing Date pursuant to subsection 2.4, subsection 10.3 or otherwise.

          J. Existing Indebtedness. After giving effect to the Transactions contemplated hereby, none of Holdings, Borrower or any of their Subsidiaries shall have outstanding any Indebtedness or Preferred Stock (other than Preferred Stock of Holdings issued as part of the Equity Investment on terms and conditions and pursuant to documentation reasonably satisfactory to the Agents and other than Indebtedness hereunder and under the Senior Secured Credit Facility and the New Notes if the New Notes shall have been placed in escrow pending the Merger Closing Date), up to $5.0 million aggregate principal amount of Existing Notes and such other Indebtedness as may be reasonably satisfactory to the Agents.

          K. Ratio of Net Debt to EBITDA. The Agents shall have received reasonably satisfactory evidence (including an Officers' Certificate accompanied by satisfactory supporting schedules and other data) that the ratio of (i) the remainder of (A) $300.0 million minus (B) cash of Target at the Closing Date not otherwise used to finance the Transactions to (ii) pro forma EBITDA of Borrower and its Subsidiaries calculated in accordance with Regulation S-X under the Securities Act after giving effect to the Transactions for the trailing four quarters ended immediately prior to the Closing Date for which financial statements are available was not greater than 4.76:1.0.

          L. Definitive Acquisition Documents. The definitive documentation (including the Acquisition Agreement) relating to the Acquisition, the Tender Offer and the Merger (such documentation being the "Definitive Acquisition Documents") shall not have been amended, supplemented, waived or otherwise modified in any material respect after the date of the Commitment Letter without the prior written consent of the Agents (which consent shall not be unreasonably withheld). The Definitive Acquisition Documents shall be in full force and effect as of the Tender Offer Closing Date and the parties thereto shall be in full compliance therewith in all material respects.

          M. Minimum Shares. Borrower shall have accepted for purchase not less than the Minimum Shares pursuant to the Tender Offer and such Shares shall be purchased concurrently with the initial funding, and all other aspects of the Tender Offer required to be completed on the Closing Date shall have been consummated pursuant to the Definitive Acquisition Documents, no provision of which shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Agents (which consent shall not be unreasonably withheld). The Tender Offer and the financing thereof shall be consummated in compliance with all applicable laws and regulations (including Regulation
     U) and shall not be subject to any injunction or similar order.

          N. Business Combinations. The restrictions in Section 203 of the DGCL shall be inapplicable to the acquisition of the Shares and to any subsequent transac-tions between Borrower or any of its affiliates and Target or any of its affiliates, and all conditions to avoiding the restrictions contained therein shall have been satisfied.

          O. Merger. The Lenders shall be satisfied that no legal impediment to the Merger under Section 253 or 251, as the case may be, of the DGCL on the terms set forth in the Acquisition Agreement does or would exist following the consummation of the Tender Offer.

          P. Tender Offer. The Tender Offer shall not be subject to any injunction or similar order and shall be consummated in accordance with all applicable law. The Board of Directors of Target shall have recommended acceptance of the Tender Offer and shall have authorized execution of agreements with respect to the Merger.

          Q. Debt Tender. There shall have been tendered and not withdrawn such aggregate principal amount of the Existing Notes sufficient to eliminate all material covenants and related defaults in the Existing Indenture pursuant to a tender offer and consent solicitation (the "Debt Tender") on terms and conditions reasonably satisfactory to the Agents (which covenants and events of default must include all such covenants and events of default that would be eliminated if Target were to "covenant defease" the Existing Notes pursuant to section 11.03 of the Existing Indenture); Target shall have accepted the Existing Notes pursuant to the Debt Tender and Target and the trustee under the Existing Indenture shall have entered into a supplemental indenture reasonably acceptable to the Agents to the Existing Indenture effecting the elimination of the aforementioned covenants and events of default; to the extent that more than $5.0 million of Existing Notes would remain outstanding after the consummation of the Debt Tender, Borrower shall have defeased (or shall contemporaneously defease) the remaining Existing Notes pursuant to section 11.03 of the Existing Indenture such that not more than $5.0 million of Existing Notes remain undefeased after the Tender Offer Closing Date. Target shall have paid to such holders all principal, interest and premiums then due and payable on or in respect of such Existing Notes as a result of the Debt Tender, the Refinancing or otherwise, in all cases in full and in cash in accordance with Section 5.1.4. of the Senior Secured Credit Facility.

          R. Equity Investment. Borrower shall have received not less than $172.0 million from the Equity Investment on terms and conditions and pursuant to documentation reasonably acceptable to the Agents.

          S. Senior Secured Credit Facility. Target shall have executed and delivered the Senior Secured Credit Facility providing for commitments of at least $165.0 million of which not less than $125.0 million shall be drawn down. The documentation and terms of the Senior Secured Credit Facility shall be reasonably satisfactory in form and substance to the Lenders.

          3.2. Conditions to Term Loans.

          The obligations of the Lenders to make the Term Loans on the Initial Maturity Date are subject to the prior or concurrent satisfaction or waiver of the following conditions precedent:

          A. Notice of Conversion. The Administrative Agent shall have received in accordance with the provisions of subsection 2.2B an originally executed Notice of Conversion.

          B. No Event of Default or Payment Default; No Acceleration. No Event of Default shall have occurred and be continuing under subsection 8.1 (in respect of principal or interest) or 8.2 (but, in the case of such subsection 8.2, only in respect of the Senior Secured Credit Facility), and neither Borrower nor any Material Subsidiary shall be subject to any proceeding of the kind described in subsection 8.6 or 8.7, and the Bridge Loans shall not have been accelerated in accordance with the terms of
     Section 8.

                                    SECTION 4

                         REPRESENTATIONS AND WARRANTIES


          In order to induce the Agents and the Lenders to enter into this Agreement and to make the Bridge Loans hereunder, each of Holdings and Borrower makes (as to itself and its Subsidiaries) the following representations, warranties and agreements solely as of the Closing Date, both before and immediately after giving effect to the consummation of the Transactions, which representations, warranties and agreements shall survive the execution and delivery of this Agreement.

          4.1. Organization, etc.

          Each of Holdings, Borrower and each Subsidiary of Borrower (i) is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, (ii) is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect) and (iii) has full corporate, partnership or limited liability company power and authority, as the case may be, to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

          4.2. Due Authorization, Non-Contravention, etc.

          The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, each such Obligor's participation in the consummation of all aspects of the Transactions, and the execution, delivery and performance by such Obligor of the agreements executed and delivered by it in connection with the Transactions are in each case within each such Person's corporate, partnership or limited liability company powers, as the case may be, have been duly authorized by all necessary corporate, partnership or limited liability company action, as the case may be, and, except as disclosed on
Schedule 4.2, do not (i) contravene any (A) Obligor's Organic Documents, (B) material contractual restriction binding on or affecting any Obligor, (C) court decree or order binding on or affecting any Obligor or (D) material law or governmental regulation binding on or affecting any Obligor, or (ii) result in, or require the creation or imposition of, any Lien on any Obligor's properties (except as permitted by this Agreement).

          4.3. Government Approval, Regulation, etc.

          [Except as disclosed on Schedule 4.3], no material authorization or approval or other action by, and no material notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Closing Date, will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) is required for (i) the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party or (ii) the due execution, delivery and/or performance by any Obligor of the Material Transaction Documents to which each is a party, or (iii) the conduct of the business of Borrower and its Subsidiaries as currently conducted following the Closing Date. Neither Holdings nor Borrower is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          4.4. Validity, etc.

          Each Loan Document and the Material Transaction Documents to which each Obligor is a party constitute, or will, on the due execution and delivery thereof by such Obligor, constitute, the legal, valid and binding obligations of such Obligor, enforceable against it in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by principles of equity).

          4.5. Financial Information.

          Holdings and Borrower each represent and warrant that all balance sheets, all statements of operations, shareholders' equity and cash flow and all other financial information relating to Holdings furnished to the Agents or the Lenders have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

          4.6. No Material Adverse Effect.

          There has been no event, occurrence, omission or change which has resulted in a Material Adverse Effect since December 31, 2001.

          4.7. Litigation.

          Except as disclosed on Schedule 4.7, there is no pending or, to the knowledge of Borrower, threatened litigation, action or proceeding (i) affecting Holdings, Borrower or any of their respective Subsidiaries or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect, or (ii) which purports to affect the legality, validity or enforceability of any Loan Document.

          4.8. Labor Matters.

          There is no labor strike, work stoppage, lockout or other work action or other labor controversy, and no such dispute or controversy is actually pending or, to Holdings', Borrower's or any of their respective Subsidiaries' knowledge, threatened against or affecting Holdings, Borrower or any of their respective Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect.

          4.9. Subsidiaries.

          Holdings has no Subsidiaries except for (i) immediately prior to the Closing Date, Borrower; and (ii) at the Merger Closing Date, Target and the Subsidiaries of Target identified in Schedule 4.9. Schedule 4.9(i) lists, with respect to each Subsidiary, (A) the state or jurisdiction of such Subsidiary's incorporation or organization and (B) the percentage of shares of the Capital Stock of such Subsidiary owned by Holdings, Borrower or another Subsidiary, (ii) identifies each Subsidiary which is a Foreign Subsidiary and (iii) identifies each Subsidiary which is a Non-Material Subsidiary.

          4.10. Ownership of Properties.

          Each of Holdings, Borrower and each Subsidiary of Borrower maintains
(i) in the case of material owned real property, good and marketable fee title to, (ii) in the case of material owned personal property, good and valid title to, or (iii) in the case of material leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of such properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to subsection 6.4.

          4.11. Taxes.

          Except as disclosed in Schedule 4.11, each of Holdings, Borrower and their respective Subsidiaries has filed all material Tax returns and reports required by law to have been filed by it, has withheld all material Taxes that were required to be withheld in respect of compensation or other amounts paid to any employee or independent contractor (or, in the case of independent contractors, Holdings, Borrower or the relevant Subsidiary has the right to indemnification with respect thereto) and has paid all material Taxes and governmental charges thereby shown or required to be due and owing, except any such Taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

          4.12. Pension and Welfare Plans.

          During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, that could (individually or in the aggregate) reasonably be expected to result in liabilities in excess of $2,500,000 or a Material Adverse Effect. No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by Holdings, Borrower or any member of the Controlled Group of any material liability, fine or penalty, that could (individually or in the aggregate) reasonably be expected to result in liabilities in excess of $2,500,000 or a Material Adverse Effect. None of Holdings, Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA, which could reasonably be expected to result in a Material Adverse Effect. None of Holdings, Borrower or any member of the Controlled Group has any obligation with respect to a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          4.13. Environmental Warranties.

          Borrower represents and warrants that, except as disclosed on Schedule 4.13:

          (a) all facilities and property (including underlying groundwater) owned or leased by Holdings, Borrower or any of their respective Subsidiaries and their operations are in compliance with all Environmental Laws, except for any such noncompli-ance that could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

          (b) there are no pending or, to the knowledge of Holdings, any threatened, (i) claims, complaints, notices or requests for information, proceedings, or investigation against or involving Holdings, Borrower or any of their respective Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to Holdings, Borrower or any of their respective Subsidiaries regarding actual or potential liability under any Environmental Law, that, with respect to clauses (i) and (ii) of this paragraph, could (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

          (c) there have been no Releases of Hazardous Materials at, on or under or from any property or facility now or previously owned, leased or operated by Holdings, Borrower or any of their respective Subsidiaries that could (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

          (d) Holdings and its Subsidiaries (i) have been issued all permits, certificates, approvals, licenses and other authorizations pursuant to Environmental Laws necessary for the operation of their business ("Environmental Permits") and are in compliance with all Environmental Permits (except to the extent the failure to have or be in compliance with any such Environmental Permit could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect) and (ii) are in material compliance therewith, except to the extent such noncompliance would not reasonably be expected to have a Material Adverse Effect;

          (e) no property or facility now or previously owned, leased or operated by Holdings, Borrower or any of its Subsidiaries is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites;

          (f) there are no underground storage tanks or related piping, active or abandoned, including petroleum storage tanks, on or under any property now owned or leased by Holdings, Borrower or any of their respective Subsidiaries or, to the knowledge of Holdings or Borrower at any property previously owned or leased by Holdings, or Borrower or any of their respective Subsidiaries, that could (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

          (g) none of Holdings, Borrower or any of their respective Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to mate-

                                     -76-;

     rial claims against Holdings, Borrower or such Subsidiary for any investigatory or remedial work, damage to natural resources or personal injury or property damage, including claims under CERCLA, which could (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

          (h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by Holdings, Borrower or any of their respective Subsidiaries that could (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

          (i) neither it nor any of its Subsidiaries (i) has manufactured any product containing asbestos or (ii) except for certain fibrous boards sold from Target's Buffalo, New York facility, has sold any product containing asbestos; and

          (j) no conditions exist at, on or under any property now or previously owned or leased by Holdings or Borrower or any of their respective Subsidiaries, or to the knowledge of Holdings or Borrower, at any property previously owned or leased by Holdings, Borrower or any of their respective Subsidiaries, that could, with the passage of time, or the giving of notice or both, reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect under any Environmental Law.

          4.14. Accuracy of Information.

          None of the factual information (excluding projections) heretofore or contemporaneously furnished in writing to any Agent or any Lender by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby (including the Transaction), taken as a whole, contains any untrue statements of material fact, or omits to state any material facts necessary in either case to make such information taken as a whole not materially misleading in light of the circumstances under which such information was provided.

          4.15. Regulations U and X.

          None of Holdings, Borrower or any of their respective Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and, except to finance the Tender Offer and the Merger, no proceeds of any Loans will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this subsection 4.15 with such meanings.

          4.16. [Reserved].

          4.17. Solvency.

          After giving effect to the making of the Bridge Loans hereunder, Holdings and Borrower (taken together) are Solvent.


                                    SECTION 5

                              AFFIRMATIVE COVENANTS

          Holdings and Borrower covenant and agree that so long as any Obligations hereunder remain outstanding and until payment in full of all of the Obligations, unless the Required Lenders otherwise give written consent, Holdings and Borrower shall, and shall cause each of their respective Subsidiaries to, perform all covenants in this Section 5.

          5.1. Financial Information, Reports, Notices, etc.

          Holdings and Borrower shall furnish, or cause to be furnished, to the Administrative Agent and to the Syndication Agent copies of the following financial statements, reports, notices and information:

          (a) (i) as soon as available and in any event within 30 days after the end of each calendar month (other than the last month of a Fiscal Quarter), the unaudited consolidated balance sheets of Holdings as of the end of such calendar month and the related unaudited consolidated statements of income and cash flows of Holdings for such calendar month and for the elapsed portion of the Fiscal Year ended with the end of such calendar month, and including (in each case), in comparative form the figures for the corresponding calendar month in, and year to date portion of, the immediately preceding Fiscal Year and comparable budgeted figures for such period, and (ii) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited consolidated balance sheet of Holdings as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of Holdings for such Fiscal Quarter and for the elapsed portion of the Fiscal Year ended with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year and comparable budgeted figures for such period, in each case certified by the chief financial or accounting Authorized Officer of Holdings that they present fairly in all material respects in accordance with GAAP the financial position of Holdings as of the date indicated and the results of its operations and changes in its cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes;

          (b) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the consolidated balance sheet of Holdings, and the related consolidated statements of income and cash flows of Holdings for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year and comparable budgeted figures for such period, in each case audited (without any Impermissible Qualification) by a nationally recognized accounting firm or other independent public accountants reasonably acceptable to the Agents, which shall include a statement that, in performing the examination necessary to deliver the audited financial statements of Holdings, no knowledge was obtained of any Event of Default;

          (c) concurrently with the delivery of the financial information pursuant to clauses (a)(ii) and (b) of this subsection 5.1, a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of Holdings, showing compliance with the financial covenants set forth in subsection 6.5 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the applicable Obligor has taken or proposes to take with respect thereto);

          (d) as soon as available and in any event within 60 days after the end of each Fiscal Year, capital and operating budgets for Holdings, in form and scope customarily prepared by management for its internal use and consistent with past practice prepared by Holdings (and approved by the Board of Directors of Holdings) for each calendar month of the succeeding Fiscal Year prepared in reasonable detail with discussion of the principal assumptions upon which such budgets are based;

          (e) as soon as possible and in any event within three Business Days after any officer of any Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of Holdings or Borrower setting forth details of such Default and the action which such Obligor has taken and proposes to take with respect thereto;

          (f) as soon as possible and in any event within three Business Days after any officer of any Obligor obtains knowledge of the commencement of any litigation, action, proceeding or labor controversy or of an adverse development in any existing litigation, action, proceeding or labor controversy which could reasonably be expected to have a Material Adverse Effect, notice thereof and, to the extent either the Administrative Agent or the Syndication Agent requests, copies of all material and non-privileged documentation relating thereto;

          (g) promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Obligor files with the SEC or any national securities exchange;

          (h) as soon as possible and in any event within three Business Days of any officer of any Obligor becoming aware of any of the following which, individually or in the aggregate, could reasonably be expected to result in liabilities in excess of $2,500,000 or a Material Adverse Effect: (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA,
     (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by any Obligor of any liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

          (i) promptly upon receipt thereof, copies of all final "management letters" submitted to any Obligor by the independent public accountants referred to in clause (b) above in connection with each audit made by such accountants;

          (j) promptly following the mailing or receipt of any notice or report delivered under the terms of any Subordinated Debt or Senior Secured Debt with respect to a breach or default thereunder, copies of such notice or report; and

          (k) such other financial and other information as the Required Lenders, the Administrative Agent or the Syndication Agent may from time to time reasonably request, and, in the event a Default has occurred and is continuing or in the event a Lender has not had an opportunity to request such other financial or other information pursuant to a bank meeting or visit referred to in subsection 5.5 or otherwise in any 90-day period, such other financial and other information as such Lender may reasonably request.

          5.2. Maintenance of Existence; Compliance with Laws, etc.

          Each of Holdings and Borrower shall

          (a) preserve and maintain (i) its legal existence and (ii) its qualification as a foreign corporation in each jurisdiction where the nature of its business or the location of its assets requires it to be so qualified, except to the extent the failure to be so qualified would not result in a Material Adverse Effect;

     (b) cause each of its Subsidiaries to, except as otherwise permitted by subsection 6.11, preserve and maintain its legal existence and qualification as a foreign entity in each jurisdiction where the nature of the business or the location of its assets requires it to be so qualified, except to the extent the failure to be so qualified would not result in a Material Adverse Effect; and

          (c) comply with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent) of all taxes, assessments and governmental charges imposed upon Holdings, Borrower or any of their respective Subsidiaries or upon their property except (i) to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of Holdings, Borrower or any such Subsidiary, as applicable, or (ii) to the extent such non-compliance or non-payment could not reasonably be expected to have a Material Adverse Effect.

          5.3. Maintenance of Properties.

          Each of Holdings and Borrower shall, and shall cause each of their respective Subsidiaries to, maintain, preserve, protect and keep its and their respective material properties in good repair, working order and condition (ordinary wear and tear excepted and damage or taking by a Casualty Event), and make necessary repairs, renewals and replacements to the extent necessary to operate the business carried on by Holdings and its Subsidiaries as it is currently conducted, unless Holdings, Borrower or any such Subsidiary determines in good faith that the continued maintenance of such property is no longer economically desirable.

          5.4. Insurance.

          Each of Holdings and Borrower shall, and shall cause each of their respective Subsidiaries to, maintain insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by Persons of comparable size engaged in the same or similar business and similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such Persons. In any event, unless otherwise agreed by the Agents, insurance shall be maintained in at least such amounts and against at least such risks as are set forth in
Schedule 5.4. Borrower and their respective Subsidiaries shall furnish to each Lender, upon written request, full information as to the insurance carried. At any time that insurance at levels described in Schedule 5.4 is not being maintained by an Obligor, Borrower shall notify the Agents in writing within two Business Days thereof and, if thereafter notified by the Required Lenders to do so, such Obligor, as the case may be, shall obtain insurance at such levels at least equal to those set forth in Schedule 5.4. The provisions of this subsection 5.4 shall be deemed to be supplemental to, but not duplicative of, the provisions of any other Loan Document that requires the maintenance of insurance.

          5.5. Bank Meeting; Books and Records.

          (a) The Required Lenders, the Administrative Agent or the
Syndication Agent may request, at their election upon reasonable notice to Holdings and Borrower, a bank meeting to be held by Holdings and Borrower at a location reasonably determined by the Required Lenders, Administrative Agent or Syndication Agent, as the case may be; provided that Holdings and Borrower shall not be required to hold more than one bank meeting in any Fiscal Year; provided, further, that, if a Default has occurred and is continuing and a bank meeting pursuant to this subsection 5.5(a) has theretofore been held in the Fiscal Year in which such Default has occurred, the Required Lenders, the Administrative Agent or the Syndication Agent may request, at their election at reasonable times and intervals upon reasonable notice to Holdings and Borrower, a bank meeting by conference telephone.

          (b) Each of Holdings and Borrower shall, and shall cause each of their respective Subsidiaries to, keep books and records in accordance with GAAP which accurately reflect in all material respects its business affairs and transactions and permit the Administrative Agent, the Syndication Agent, or any Lender whose visit is coordinated with either the Administrative Agent or the Syndication Agent, or any of their respective designated representatives, at reasonable times and intervals upon reasonable notice to the chief financial officer or an Authorized Officer of Holdings or Borrower to visit each of such Person's offices, to discuss such Person's financial matters with its officers and employees, and its independent public accountants (and each of Holdings and Borrower hereby authorizes such independent public accountant to so discuss each of such Person's financial matters whether or not any representative of such Person is present) and to examine (and photocopy extracts from) any of such Person's books and records; provided that so long as no Default has occurred and is continuing, no Lender shall request more than two visits pursuant to this clause (b) per Fiscal Year; provided, further, that if the bank meeting pursuant to clause (a) of this subsection 5.5 is held in any Fiscal Year, such bank meeting shall constitute one visit by such Lender in such Fiscal Year (whether or not such Lender is present at such bank meeting). Holdings or Borrower, as the case may be, shall pay any fees of its independent public accountant incurred in connection with any consultation pursuant to this subsection 5.5.

          5.6. Environmental Law Covenant.

          Each of Holdings and Borrower shall, and shall cause each of their respective Subsidiaries to,

          (a) (i) use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, (ii) keep all material permits, approvals, certificates, licenses and other authorizations required under applicable Environmental Laws in effect and remain in compliance therewith and (iii) handle, treat, store, dispose of and transfer all Hazardous Materials in compliance with all applicable

     Environmental Laws, except to the extent that the failure of any of the foregoing could not reasonably be expected to have a Material Adverse Effect; and

          (b) promptly notify the Agents and provide copies upon receipt of all written claims, complaints, notices or inquiries relating (i) to the condition of its facilities and properties in respect of, or (ii) to compliance with or under, Environmental Laws, which claims, complaints, notices or inquiries could (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, and shall promptly resolve any material non-compliance with or under Environmental Laws and keep its property and facilities free of any Lien imposed under any Environmental Law.

          5.7. Use of Proceeds.

          Borrower shall use the Bridge Loans solely to pay the Tender Offer Consideration and the Merger Consideration, to pay interest on the Bridge Loans and to pay fees and expenses in connection therewith.

          5.8. Consummation of Merger.

          Borrower shall use reasonable best efforts to cause the Merger to be consummated as soon as possible after the Tender Offer Closing Date and, in any event, within five Business Days after the Tender Offer Closing Date if at least 90% of the Shares are tendered pursuant to the Tender Offer.

          5.9. Maintenance of Corporate Separateness.

          Holdings and Borrower shall, and shall cause each of their respective Subsidiaries to, satisfy customary corporate formalities.

          5.10. Holdings Stockholders Agreement.

          To the extent that Holdings receives any cash contributions from its stockholders under the Holdings Stockholders Agreement, Holdings shall use its best efforts to make a capital contribution to Borrower of the proceeds of such payments received by Holdings.

          5.11. [Reserved].

          5.12. Take-Out Financing.

          A. Borrower shall use its commercially reasonable efforts to (i) prepare an offering memorandum for a private placement through resale pursuant to Rule 144A or (ii) file a registration statement under the Securities Act with respect to an offering and sale (in each case, the "Offering") of debt securities for the purpose of, and yielding net proceeds in an amount sufficient to, refinance outstanding Bridge Loans (such debt securities issued under this subsection 5.12, "Take-Out Securities") and to consummate such Offering as soon as practicable thereafter. Such Offering shall be on such terms and conditions (including without limitation covenants, events of default, unsecured guarantees, interest and/or dividend rates, yield and redemption prices and dates and a maturity date no earlier than six months after the latest maturity of the Senior Secured Credit Facility) as the Take-Out Banks may in their reasonable judgment determine to be appropriate in light of then prevailing circumstances and market conditions and the financial condition and prospects of Borrower and its Subsidiaries at the time of sale and containing such other customary terms as reasonably determined by the Take-Out Banks, subject to the limitations set forth in the Fee Letter. If any Take-Out Securities are issued in a transaction not registered under the Securities Act, all such securities shall be entitled to the benefit of a registration rights agreement to be entered into by Borrower and any other obligor in respect of indebtedness being refinanced in customary form reasonably acceptable to the Take-Out Banks (which shall include provisions for a customary registered exchange offer with respect to any such securities).

          B. In connection with the foregoing, Borrower shall:

          (i) within 30 days after the Closing Date, have prepared and delivered to the Take-Out Banks an offering memorandum or prospectus relating to the issuance of the Take-Out Securities, in form and substance reasonably satisfactory to the Take-Out Banks (which offering memorandum or prospectus shall contain audited, unaudited and pro forma financial statements meeting the requirements of Regulation S-X under the Securities Act, and otherwise reasonably satisfactory to the Take-Out Banks for the periods required of a registrant on Form S-1);

          (ii) assist the Take-Out Banks in connection with the marketing of the Offering (including reasonably promptly providing to the Take-Out Banks any information reasonably requested to effect the issue and sale of the Offering and making available senior management of Borrower for related due diligence meetings, rating agency presentations, "road show" presentations and other investor meetings at mutually acceptable times);

          (iii) cooperate with the Take-Out Banks in the timely preparation of any registration statement or private placement memorandum relating to the Offering and other marketing materials to be used in connection with the syndication of the Take-Out Securities;

          (iv) provide or make available all information and other assistance reasonably requested by the Take-Out Banks and their counsel in connection with their due diligence;

          (v) use its commercially reasonably efforts to achieve ratings of the Take-Out Securities from rating agencies acceptable to the Take-Out Banks in a time frame acceptable to the Take-Out Banks;

          (vi) make appropriate filings under the "blue sky" laws of such jurisdictions as the Take-Out Banks reasonably determine and pay the reasonable fees and expenses of counsel to the Take-Out Banks in connection therewith; provided that Borrower shall not be required to subject itself to material taxation in any state where it would not otherwise be so subject;

          (vii) in the event that the Take-Out Banks determine to proceed with an offering of the Take-Out Securities registered under the Securities Act, engage a "qualified independent underwriter" (as defined in the Conduct Rules of the National Association of Securities Dealers, Inc.) reasonably satisfactory to the Take-Out Banks and Borrower and pay all reasonable costs and expenses in connection therewith; and

          (viii) provide such other cooperation, assistance and information as is customarily provided by issuers in connection with the private placement and/or public sale of securities.

          C. After a full marketing of the Take-Out Securities, if and when requested by the Take-Out Banks after consultation with Borrower, Borrower shall:

          (i) execute a purchase or underwriting agreement with the Take-Out Banks relating to the issuance and sale of the Take-Out Securities, which shall contain covenants, representations and warranties, indemnities, conditions (including delivery of legal opinions, officers' certificates and auditors' comfort letters) and other provisions customary for high yield financings for the Take-Out Banks and be in form and substance reasonably satisfactory to the Take-Out Banks and Borrower;

          (ii) if the Take-Out Securities are offered in an Offering pursuant to Rule 144A, execute a registration rights agreement with the Take-Out Banks, which shall contain the provisions described in the Description of Notes under "Exchange Offer; Registration Rights" as it relates to the Take-Out Securities and other provisions customary for high yield financings for the Take-Out Banks and be in form and substance reasonably satisfactory to the Take-Out Banks and Borrower;

          (iii) execute an indenture with an Eligible Trust Company relating to the Take-Out Securities, which shall contain provisions as the Take-Out Banks may in their reasonable judgment determine to be appropriate in light of prevailing circumstances, market conditions and Borrower's financial condition and prospects and be in form and substance reasonably satisfactory to the Take-Out Banks and Borrower;

          (iv) issue and sell the Take-Out Securities in the amount described in subsection 5.12A and on such terms, including interest rate, subject to the Maximum Interest Rate, yield, final maturity and redemption dates and prices, as the Take-Out Banks may in their reasonable judgment determine to be appropriate in light of then prevailing circumstances, market conditions and Borrower's financial condition and prospects; provided that the interest rate on the Take-Out Securities shall not exceed the cash and total amounts set forth in the Fee Letter; and

          (v) use the proceeds from the issuance and sale of Take-Out Securities first to repay all outstanding Bridge Loans, including all interest thereon, and to pay all fees, expenses, commissions and all other amounts payable under the Loan Documents.

          5.13. Refinancing Securities Demand.

          Borrower shall take any and every action necessary or reasonably desirable so that one or more investment banks reasonably satisfactory to the Agents (collectively, the "Investment Banks") can, as soon as practicable after the making of the Bridge Loans and after the making of a Refinancing Securities Demand (as defined), publicly sell or privately place the Refinancing Securities. Upon notice by any Investment Bank (a "Refinancing Securities Demand"), at any time and from time to time on or after the fifth Business Day after the Closing Date (in the event that at least 90% of the Shares are purchased pursuant to the Tender Offer) or the 45th day after the Closing Date (in any other event) and on or prior to the Initial Maturity Date, Borrower shall cause (in one or more transactions) the issuance and sale of Refinancing Securities (each, a "Refinancing Securities Offering") upon such terms and conditions and in such amounts of gross proceeds as specified in the Refinancing Securities Demand; provided, however, that (i) the interest rates (whether floating or fixed) shall be determined by the Investment Banks in light of the then prevailing market conditions, so long as the stated interest rate per annum does not exceed the caps set forth in the Fee Letter; (ii) the Investment Banks shall determine whether the Refinancing Securities shall be issued through a public offering or a private placement; (iii) the maturity of any Securities shall not be earlier than the Final Maturity Date and the Refinancing Securities shall be unsecured (subject to a customary negative pledge); (iv) the Refinancing Securities will be guaranteed on an unsecured basis by such Subsidiaries that guarantee the Senior Secured Credit Facility on a basis reasonably satisfactory to the Investment Banks; (v) the Refinancing Securities will be issued pursuant to one or more indentures or securities purchase agreements and which shall contain such terms, conditions and covenants as are typical and customary for similar financings, whether high yield or otherwise (as determined by the Investment Banks) and as are reasonably satisfactory in all respects to the Investment Banks; and (vi) all other arrangements with respect to the Refinancing Securities shall be reasonably satisfactory in all respects to the Investment Banks in light of the then prevailing market conditions.

          5.14. Guarantees.

          Within ten Business Days after the Merger Closing Date, Borrower shall cause each Subsidiary that is a guarantor under the Senior Secured Credit Facility on the Merger Closing Date to execute and deliver a Subsidiary Guarantee to the Administrative Agent for the benefit of the Lenders. Thereafter, Borrower shall cause any Person who becomes a guarantor under the Senior Secured Credit Facility or any other Indebtedness of Borrower to, simultaneously therewith, execute and deliver a Subsidiary Guarantee to the Administrative Agent for the benefit of the Lenders, and shall cause to be delivered together therewith customary legal opinions and officers' certificates relating to such Subsidiary Guarantee.

                                    SECTION 6

                        NEGATIVE COVENANTS (Bridge Loans)

          Holdings and Borrower covenant and agree that until the earlier of (x) the satisfaction in full of the Bridge Loans and the Bridge Notes and all other Obligations due under this Agreement or (y) the Initial Maturity Date, Holdings and Borrower shall, and shall cause each of their respective Subsidiaries to, fully and timely perform all covenants in this Section 6 required to be performed by any of them.

          6.1. Limitation on Activities of Borrower.

          At all times prior to the Merger Closing Date, Borrower shall conduct no operations or business, incur or be subject to no direct or indirect obligations, contingent or otherwise, and hold no assets other than the following:

          (i) its Obligations under the Loan Documents and activities necessary to comply with the terms of the Loan Documents;

          (ii) its ownership of the Shares purchased in the Tender Offer;

          (iii) its guarantee of the obligations of Target under the Senior Secured Credit Facility; and

          (iv) activities necessary to effect the Tender Offer and the Merger or necessary or incidental to maintaining its existence and liabilities in connection therewith.

          6.2. Business Activities.

          Neither Holdings nor Borrower will, nor will either of them permit any of their respective Subsidiaries to, engage in any business except those businesses in which Holdings and its Subsidiaries are engaged on the Closing

Date, businesses which are reasonable extensions thereof and businesses reasonably incidental or complementary thereto or expansions thereof.

          6.3. Indebtedness.

          Neither Holdings nor Borrower shall, nor shall either of them permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

          (a) Indebtedness in respect of the Obligations;

          (b) Indebtedness existing as of the Closing Date which is identified in Schedule 6.3(b), and refinancing of such Indebtedness by Borrower or, if other than Borrower, the original obligor thereof;

          (c) Indebtedness under the Senior Secured Credit Facility in an aggregate principal amount not to exceed $165,000,000 (plus any interest thereon that is paid-in-kind), and secured Contingent Liabilities of Holdings and the Subsidiary Guarantors under the Senior Secured Debt Documents governing such Senior Secured Debt;

          (d) Indebtedness under the Exchange Notes in accordance with this Agreement;

          (e) Indebtedness under the New Notes;

          (f) unsecured Indebtedness of Borrower or any of its Subsidiaries in respect of performance, surety or appeal bonds or completion guarantees provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

          (g) Indebtedness of Borrower and its Subsidiaries (i) in respect of industrial revenue bonds or other similar governmental or municipal bonds,
     (ii) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of property of Borrower and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of Borrower and its Subsidiaries (provided that such Indebtedness is incurred within 90 days of the acquisition of such property) and (iii) Capitalized Lease Liabilities; provided that the aggregate amount of all Indebtedness outstanding pursuant to this clause shall not at any time exceed $5,000,000;

          (h) Indebtedness of any Subsidiary Guarantor owing to Borrower or any other Subsidiary Guarantor;

          (i) Indebtedness of a Foreign Subsidiary owing to Borrower or a Subsidiary Guarantor which, when aggregated with the amount of Investments made by Borrower and the Subsidiary Guarantors in Foreign Subsidiaries under subsection 6.6(f), does not exceed $2,500,000 at any time outstanding;

          (j) Indebtedness of Foreign Subsidiaries that are wholly-owned Subsidiaries owing to other Foreign Subsidiaries;

          (k) unsecured Indebtedness of Borrower owing to (i) a Subsidiary Guarantor or (ii) a Subsidiary that has previously executed and delivered to the Agents the Interco Subordination Agreement (or a supplement thereto);

          (l) Indebtedness of a Person existing at the time such Person became a Subsidiary of Borrower (such Person, an "Acquired Person"), together with all Indebtedness assumed by Borrower, Holdings or any of their respective Subsidiaries in connection with any Permitted Acquisition (including any Permitted Acquisition of assets) (all such Indebtedness being referred to in this clause (l) as "Assumed Indebtedness"), which does not exceed $10,000,000 in the aggregate for all Permitted Acquisitions made since the Closing Date, but only to the extent that such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary or such Permitted Acquisition;

          (m) Indebtedness of Borrower and its Subsidiaries in respect of Hedging Obligations incurred with respect to Indebtedness of Borrower and its Subsidiaries otherwise permitted to be incurred hereunder to the extent
     (i) the notional principal amount with respect to the relevant Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates and (ii) such Holdings Obligations are not for speculative purposes;

          (n) Indebtedness of Holdings incurred in connection with repurchases of its Capital Stock from employees, officers, directors or consultants of Holdings or its Subsidiaries upon the departure of such Person or upon such Person's death or disability; provided that (i) the aggregate amount of such repurchases funded with Indebtedness does not exceed $7,500,000 in the aggregate outstanding at any time and (ii) such Indebtedness is subordinated to the Obligations on terms no less favorable to the Lenders than those set forth on Exhibit F;

          (o) Indebtedness of Holdings in respect of intercompany notes permitted by subsection 6.6(o);

          (p) guarantees by Holdings, Borrower and the Subsidiary Guarantors of Indebtedness and lease obligations of Holdings and its Subsidiaries to the extent that such Indebtedness or lease obligations created in respect of any such guaranty would otherwise be permitted to be incurred as a direct obligation by Holdings, Borrower or such Subsidiary Guarantor, as the case may be, under this subsection 6.3 or otherwise under this Agreement;

          (q) Indebtedness of Borrower or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so long as such Indebtedness is extinguished within three Business Days of the incurrence thereof;

          (r) Indebtedness of Borrower or any of its Subsidiaries arising from agreements of Borrower or any of its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations in respect of any Permitted Acquisition or the disposition of any business, assets or a Subsidiary of Borrower that is permitted under this Agreement; provided that the maximum liability in respect of such Indebtedness shall at no time exceed the purchase price for such Permitted Acquisition or the gross cash proceeds actually received by Borrower and its Subsidiaries in connection with such disposition, as the case may be;

          (s) Qualifying Subordinated Debt; and

          (t) other unsecured subordinated of Borrower and its Subsidiaries (other than Indebtedness of Foreign Subsidiaries owing to Borrower or any Subsidiary Guarantor) and secured Indebtedness of Foreign Subsidiaries in an aggregate amount at any time outstanding not to exceed $5,000,000;

          (u) Indebtedness of Foreign Subsidiaries incurred for working capital purposes in an aggregate amount at any time outstanding not to exceed $3,000,000;

provided that no Indebtedness otherwise permitted by clause (g), (i), (l), (s) or (t) shall be assumed or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

          6.4. Liens.

          Neither Holdings nor Borrower shall, nor shall either of them permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Stock of any Person), revenues or assets, whether now owned or hereafter acquired, except:

          (a) Liens securing Indebtedness incurred pursuant to subsection
     6.3(c);

          (b) Liens existing as of the Closing Date and disclosed and described in Schedule 6.4(b) securing Indebtedness described in subsection 6.3(b), and refinancings of such Indebtedness; provided that no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Closing Date (as such Indebtedness may have been permanently reduced subsequent to the Closing
     Date);

          (c) Liens securing Indebtedness of the type permitted under [subsection 6.3(g)]; provided that (i) such Lien is granted within 90 days after such Indebtedness is incurred or any refinancing thereof permitted under such clause and (ii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

          (d) Liens securing Indebtedness permitted by subsection 6.3(l); provided that such Liens existed prior to such Person becoming a Subsidiary or such Permitted Acquisition occurring, were not created in anticipation thereof and do not attach to any other asset of Borrower or any of its Subsidiaries theretofore or thereafter existing;

          (e) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts which are not overdue and are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (f) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits (other than Liens in favor of the PBGC), or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business;

          (g) Liens arising from judgments, decrees or attachments under circumstances which do not otherwise result in an Event of Default under subsection 8.8;

          (h) easements, land use covenants, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the marketability or use of the property to which such Lien is attached;

          (i) Liens for Taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (j) Liens securing Indebtedness of the type permitted by subsection 6.3(i), (j) and (t) and covering only assets of the Foreign Subsidiary obligated under such Indebtedness;

          (k) Liens arising from precautionary UCC-1 financing statement filings regarding operating leases entered into by Borrower or any Subsidiary of Borrower in the ordinary course of business;

          (l) licenses, leases or subleases granted to non-Affiliated Persons in the ordinary course of business not interfering in any material respect with the business of Borrower or any of its Subsidiaries;

          (m) restrictions imposed in the ordinary course of business on the sale or distribution of designated inventory that arise from the sale of such inventory to one or more customers;

          (n) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (o) other Liens on property of Borrower or any of its Subsidiaries, provided that the fair market value of the property encumbered by Liens described in this clause (o), and the Indebtedness and other obligations secured thereby, does not exceed $1,000,000;

          (p) Liens on Margin Stock to the extent the prohibition of such Lien would violate Regulation U; and

          (q) Liens in connection with the Term Loan Escrow Agreement (as defined in the Senior Secured Credit Facility), the New Notes Escrow Agreement (as defined in the indenture governing the New Notes) and the Bridge Escrow Agreement.

          6.5. Financial Condition and Operations.

          Holdings and Borrower shall not permit any of the events set forth below to occur:

          (a) Holdings and Borrower shall not permit the Leverage Ratio as of the last day of each Fiscal Quarter to be greater than the ratio set forth opposite such Fiscal Quarter below:a

              Fiscal Quarter                   Leverage Ratio


          (b) Holdings and Borrower shall not permit the Interest Coverage Ratio as of the last day of each Fiscal Quarter to be less than the ratio set forth opposite such Fiscal Quarter below:

              Fiscal Quarter                  Interest Coverage Ratio

          (c) Holdings and Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of each Fiscal Quarter be less than the amount set forth opposite such Fiscal Quarter set forth below:

              Fiscal Quarter                   Fixed Charge Coverage Ratio

Upon the effectiveness of the first two amendments or waivers to the Senior Secured Credit Facility making any adjustment to any of the Leverage Ratio, Interest Coverage Ratio or Fixed Charge Coverage Ratio thereunder applicable in any Fiscal Quarter (the "Adjusted Senior Secured Ratio"), the corresponding Leverage Ratio, Interest Coverage Ratio or Fixed Charge Coverage Ratio, as the case may be, under this subsection 6.5 for such Fiscal Quarter shall be automatically adjusted so that the ratio of (i) the Adjusted Senior Secured Ratio to (ii) the corresponding ratio for the corresponding Fiscal Quarter hereunder is maintained, so long as any fee paid by Holdings, Borrower or any of their respective Subsidiaries or Affiliates to the agents or lenders under the Senior Secured Credit Facility in connection with the solicitation or effectiveness of any such amendment shall also be paid to the Agents or Lenders, as the case may be, in the same percentage of the outstanding amount of Bridge Loans, at the same time and on the same terms as it is paid to the agents or lenders with respect to the loans under the Senior Secured Credit Facility.

_________________________

a    All financial covenants to start the same date they start with respect to the Senior Secured Credit Facility.

          6.6. Investments.

          Holdings and Borrower shall not, and shall not permit any of their respective Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

          (a) Investments existing on the Closing Date and identified in
     Schedule 6.6(a);

          (b) cash and Cash Equivalent Investments;

          (c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

          (d) Capital Expenditures to the extent permitted pursuant to subsection 6.8;

          (e) Investments by way of contributions to capital or purchases of Capital Stock (i) by Borrower in any Subsidiary Guarantor or by any Subsidiary Guarantor in other Subsidiary Guarantors or (ii) by Holdings or any Subsidiary in Borrower;

          (f) Investments by Borrower or a Subsidiary Guarantor in Foreign Subsidiaries (other than Investments described in subsection 6.3(i) (which are hereby permitted pursuant to this clause (f))) to the extent the aggregate amount of such Investments does not exceed $1,000,000 (net of any repayments thereof);

          (g) Investments by a Foreign Subsidiary in any other Foreign Subsidiary that is a wholly-owned Subsidiary;

          (h) Investments (without duplication) that are permitted as Indebtedness pursuant to subsection 6.3;

          (i) Investments made by Borrower and its Subsidiaries that constitute
     (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

          (j) Investments in respect of Permitted Acquisitions;

          (k) Investments consisting of any deferred portion of the sales price received by Borrower or any Subsidiary in connection with any Disposition permitted under subsection 6.12;

          (l) Investments by Borrower and its Subsidiaries in respect of (i) payroll, moving, travel and similar advances made in the ordinary course of business to cover matters that are expected at the time of such advance ultimately to be treated as expenses (in accordance with GAAP), and (ii) loans and advances to their respective employees, officers, directors and consultants in the ordinary course of business and consistent with past practices in an aggregate amount (determined without regard to any write-downs or write-offs of such loans and advances) not exceed $2,000,000;

          (m) Investments in respect of loans or extensions of credit made by Holdings or Borrower ("Management Notes") to employees, officers, directors or consultants ("Management Investors") of Holdings or any of its Subsidiaries in connection with their purchase of newly issued Capital Stock of Holdings ("Management Shares"), so long as the proceeds of such loans (if any) are used concurrently dollar-for-dollar for the purchase of such Management Shares and then contributed concurrently by Holdings as a capital contribution to Borrower;

          (n) Restricted Payments permitted pursuant to subsection 6.7;

          (o) Investments by Borrower in the form of intercompany loans to Holdings the proceeds of which are used to make payments permitted pursuant to subsection 6.7;

          (p) Investments pursuant to Hedging Obligations permitted hereunder;

          (q) Holdings and its Subsidiaries may own the Capital Stock of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement;

          (r) advances to subcontractors in the ordinary course of business;

          (s) non-cash consideration issued to Borrower or any of its Subsidiaries by the purchaser of assets in connection with a sale of such assets to the extent permitted by subsection 6.12; and

          (t) other Investments made by Borrower and its Subsidiaries in an amount not to exceed $5,000,000 over the term of this Agreement plus other Investments to the extent financed with new equity proceeds received by Holdings (and contributed to Borrower) or Capital Stock of Holdings;

provided that

          (x) any Investment which when made complies with the requirements of clause (a), (b) or (c) of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

          (y) no Investment otherwise permitted by clause (f), (j) or (t) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

          6.7. Restricted Payments, etc.

          Holdings and Borrower shall not, and shall not permit any of their respective Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, except:

          (a) Borrower may make Restricted Payments to Holdings for the purpose of paying, so long as all proceeds are promptly used by Holdings to pay,
     (i) reasonable fees for audit, legal and similar administrative services and other corporate overhead, (ii) customary fees to non-officer directors of Holdings who are not Affiliates of Holdings, (iii) out-of-pocket expenses to directors or observers of the board of directors of Holdings and (iv) taxes payable by Holdings;

          (b) so long as at the time of such purchase (and after giving effect thereto) there shall exist no Default, Holdings may (and Borrower may make Restricted Payments to Holdings to permit Holdings to) repurchase Management Shares from any Management Investor (i) with proceeds of the key-man life insurance maintained on the life of such Management Investor and (ii) with cash in an aggregate amount not exceeding $1,000,000 per year;

          (c) [reserved]

          (d) (i) any Subsidiary of Borrower may make Restricted Payments to Borrower or any Subsidiary Guarantor and (ii) any non-wholly-owned Subsidiary of Borrower may make Restricted Payments to its shareholders generally so long as Borrower or its Subsidiary which owns the equity interest in the Subsidiary making such Restricted Payment receives at least its proportionate share thereof (based upon its relative holding of the equity interests in the Subsidiary making such Restricted Payment);

          (e) so long as no Default then exists or would result therefrom, Borrower may make Restricted Payments to Holdings at the times, and in the amounts, necessary to enable Holdings to make any regularly scheduled interest or principal payments that are due and payable on any Permitted Seller Notes or in respect of any Qualifying Subordinated Debt to the extent that such payments are permitted to be made pursuant to subsection 6.9;

          (f) repurchases of Capital Stock of Holdings deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof and so long as no cash is paid or distributed by Holdings or any of its Subsidiaries in connection therewith; and

          (g) the Tender Offer and the Merger shall be permitted.

          6.8. Capital Expenditures, etc.

          (a) Subject (in the case of Capitalized Lease Liabilities) to subsection 6.3(g), Borrower shall not, and shall not permit any of its Subsidiaries to, make or commit to make Capital Expenditures other than Capital Expenditures made or committed to be made by Borrower and its Subsidiaries in any Fiscal Year set forth below, which in the aggregate do not exceed for such Fiscal Year the amount set forth below opposite such Fiscal Year:

                  Fiscal Year      Capital Expenditure Amount
                  -----------      --------------------------
                   [TO COME]               [TO COME]

[provided that to the extent that Capital Expenditures made by Borrower and its Subsidiaries during any Fiscal Year (or portion thereof) are less than the maximum amount permitted to be made for such Fiscal Year 100% of such unused amount (each such amount, a "carry-forward amount") may be carried forward to succeeding Fiscal Years and utilized to make Capital Expenditures in such succeeding Fiscal Year.]

          (b) In addition to any Capital Expenditures permitted pursuant to clause (a) above, Borrower and its Subsidiaries may make Capital Expenditures with (i) Casualty Proceeds and Net Disposition Proceeds to the extent permitted by subsections 2.5A(ii)(a) and (x) and (ii) Net Equity Proceeds or other equity proceeds not required to be applied to repay Loans pursuant to subsection 2.5A(ii)(a). For the avoidance of doubt, any portion of any Permitted Acquisition that is permitted under subsection 6.6 that is accounted for as Capital Expenditure shall not constitute a Capital Expenditure for purposes of this subsection 6.8 (provided that the aggregate limit for Permitted Acquisitions shall be decreased dollar-for-dollar by the amount expended in respect of such Permitted Acquisition that is so accounted as a Capital Expenditure).

          6.9. No Prepayment of Subordinated Debt.

          Holdings and Borrower shall not, and shall not permit any of their respective Subsidiaries to, (i) make any payment or prepayment of principal of, or premium or interest on, any New Notes, Permitted Seller Notes and Qualifying Subordinated Debt (A) other than the stated, scheduled payment of interest set forth in the applicable Subordinated Debt Documents or (B) which would violate the terms of this Agreement or the applicable Subordinated

Debt Documents, (ii) redeem, retire, purchase, defease or otherwise acquire any Subordinated Debt, or (iii) make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes.

          6.10. Capital Stock of Subsidiaries.

          Holdings and Borrower shall not, and shall not permit any of their respective Subsidiaries to, issue any Capital Stock (whether for value or otherwise), other than (x) Capital Stock of Holdings (other than Redeemable Capital Stock not otherwise permitted to be issued pursuant to subsection 6.3),
(y) Capital Stock of Borrower issued to Holdings and (z) (in the case of Subsidiaries of Borrower) (i) to Borrower or another Subsidiary of Borrower,
(ii) for transfers permitted under this Agreement and replacements of then outstanding shares of capital stock, (iii) for stock splits, stock dividends and additional issuances which are permitted under this Agreement and do not decrease the percentage ownership of Borrower or any of its Subsidiaries in any class of the capital stock of such Subsidiaries, (iv) with respect to Foreign Subsidiaries, to qualify directors or local nationals to the extent (but only to the extent) required by applicable law, (v) in respect of Subsidiaries formed after the Closing Date and permitted pursuant to this Agreement and (vi) issuances of Capital Stock permitted pursuant to subsection 6.6.

          6.11. Consolidation, Merger, etc.

          Holdings and Borrower shall not, and shall not permit any of their respective Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or otherwise enter into or consummate any acquisition of any Person or all or substantially all of the assets of any Person or any business of such Person, except

          (a) any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, Borrower (so long as Borrower is the continuing or surviving corporation) or any other Subsidiary (provided that a Subsidiary Guarantor may only liquidate or dissolve into, or merge with and into, Borrower or another Subsidiary Guarantor), and the assets or Capital Stock of any Subsidiary may be purchased or otherwise acquired by Borrower or any other Subsidiary (provided that the assets or Capital Stock of any Subsidiary Guarantor may only be purchased or otherwise acquired by Borrower or another Subsidiary Guarantor); and

          (b) Investments as and to the extent permitted by subsection 6.6.

          6.12. Permitted Dispositions.

          Holdings and Borrower shall not, and shall not permit any of their respective Subsidiaries to, Dispose of any of Borrower's or such Subsidiaries' assets (including accounts receivable and Capital Stock of Subsidiaries to any Person), in one transaction or series of transactions, except for the following:

          (a) Dispositions of (i) inventory Disposed of in the ordinary course of its business, (ii) assets which are obsolete, worn out or otherwise no longer useful in the business of Borrower and its Subsidiaries in the good faith judgment of management or (iii) other assets with a fair market value of $75,000 or less (up to an aggregate amount not to exceed $500,000 in any year);

          (b) Dispositions permitted by subsections 6.4, 6.6, 6.7 and 6.11;

          (c) Dispositions made pursuant to non-exclusive licensing arrangements entered into by Borrower or any of its Subsidiaries with respect to any of its intellectual property in the ordinary course of its business;

          (d) (i) Dispositions for not less than the fair market value of the assets to be Disposed, (ii) the consideration received by Borrower or applicable Subsidiary consists of at least 80% cash, (iii) the net book value of such assets, together with the net book value of all other assets Disposed of pursuant to this clause (d), does not exceed $2,000,000 in any Fiscal Year or $10,000,000 over the term of this Agreement and (iv) immediately prior to and after giving effect to such Disposition no Default shall have occurred and be continuing; or

          (e) Dispositions in respect of the sale or exchange of specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 120 days of such sale or exchange in the acquisition of) replacement items of equipment which are the functional equivalent of the item of equipment so sold or exchanged;

          (f) the AmerCable Disposition;

          (g) Dispositions in respect of the sale or discount of receivables in the ordinary course of business, consistent with past practices, and not as part of any financing transaction;

          (h) Dispositions in respect of leases or subleases granted to other Persons in the ordinary course of business, consistent with past practices;

          (i) Dispositions of Shares so long as such Shares constitute Margin Stock; and

          (j) without duplication, Dispositions in respect of sales or leasebacks permitted under subsection 6.16.

          6.13. Modification of Certain Agreements.

          Holdings and Borrower shall not, and shall not permit any of their respective Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in, (i) the Subordinated Debt Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the relevant Subordinated Debt and which (x) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such Subordinated Debt, (y) reduces the rate or extends the date for payment of the interest, premium (if any) or fees payable on such Subordinated Debt Documents or (z) makes the covenants, events of default or remedies in such Subordinated Debt Documents less restrictive on the obligors thereunder, or (ii) any of the other Material Transaction Documents or (iii) any Organic Document of Holdings, Borrower or any of their respective Subsidiaries, other than any amendment, supplement, waiver or modification which would not impair, or in any manner be adverse to, the rights, interests or obligations of any Lender under any Loan Document.

          6.14. Transactions with Affiliates.

          Holdings and Borrower shall not, and shall not permit any of their respective Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract is on terms customary for similar arrangements, transactions or contracts entered into by Persons generally and such terms are no less favorable to Holdings or such Subsidiary than it could obtain in an arm's-length transaction with a Person that is not an Affiliate, except:

          (a) Restricted Payments may be made to the extent provided in subsection 6.7;

          (b) transactions exclusively between or among Borrower and one or more Subsidiary Guarantors that are wholly-owned Subsidiaries of Borrower and not Foreign Subsidiaries or exclusively between or among such Subsidiary Guarantors;

          (c) Holdings and its Subsidiaries may conduct any transaction otherwise permitted pursuant to clauses (b), (h), (i), (j), (k), (o) and
     (p) of subsection 6.3, clauses (b) and (h) of subsection 6.4, clauses (a),
     (e), (f), (g), (l), (m) and (o) of subsection 6.6, subsection 6.7 and clause (a) of subsection 6.11;

          (d) Borrower and its Subsidiaries may make payments to Harvest Partners and its Affiliates pursuant to the Harvest Management Services Agreement as in effect on the Closing Date;

          (e) customary fees to non-officer directors of Holdings and its Subsidiaries; and

          (f) employment, employee benefit, consulting and indemnity arrangements with officers, directors, employees and consultants of Holdings and its Subsidiaries in the ordinary course of business.

(i) Prior to entering into any transaction or series related transactions with any Affiliate of Borrower or any Affiliate of Borrower's Subsidiaries involving or having a value in excess of $1,000,000 Borrower shall deliver to the Agents a certificate of an Authorized Officer stating that, in the good faith determination of the Board of Directors of Borrower (as evidenced by a resolution), the transaction is on terms in all material respects no less favorable to Holdings, Borrower or any of their respective Subsidiaries, as the case may be, than could be obtained from an unaffiliated party and (ii) Holdings, Borrower or any of their respective Subsidiaries shall not enter into any transaction with any of their respective Affiliates involving or having a value of more than $10,000,000 or if there is no member of the Board of Directors of Borrower who does not have any direct or indirect financial interest in or with respect to the transaction being considered, unless Holdings, Borrower or such Subsidiary, as the case may be, has received an opinion from an independent financial advisor to the effect that such transaction (or series of transactions) is fair to Holdings, Borrower or such Subsidiary, as the case may be, from a financial point of view.

          6.15. Restrictive Agreements, etc.

          Holdings and Borrower shall not, and shall not permit any of their respective Subsidiaries to, enter into any agreement prohibiting

          (a) the ability of any Obligor to amend or otherwise modify any Loan Document; or

          (b) the ability of any Subsidiary to make any payments, directly or indirectly, to Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or transfer any of its assets or property to Borrower.

The foregoing prohibitions shall not apply to restrictions contained (i) in any Loan Document or in the Senior Secured Credit Facility or in any Subordinated Debt Document, (ii) in the case of clause (b), in any agreement governing any Indebtedness permitted by subsection 6.3(g) as to the assets financed with the proceeds of such Indebtedness and (iii) in the case of clause (b), pursuant to
(A) applicable law, (B) customary non-assignment provisions in leases or other contracts or (C) customary provisions restricting the transfer of property or assets that are subject to a Permitted Lien or an agreement to transfer such property or assets.

          6.16. Sale and Leaseback.

          Holdings and Borrower shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person; provided that Borrower and its Subsidiaries may enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person so long as at the time of determination the present value (discounted at the interest rate implicit in the lease) of the obligation of the lessee of the property subject to such sale and leaseback transaction for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges, does not exceed at any time $2,500,000.

          6.17. [Reserved].

          6.18. Take or Pay Contracts.

          Holdings and Borrower shall not, and shall not permit any of their respective Subsidiaries to, enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by Holdings, Borrower or such Subsidiary regardless of whether such materials, supplies, other property or services are delivered or furnished to it except in the ordinary course of business and consistent with past practices.

          6.19. Fiscal Year. Borrower shall not change its Fiscal Year.

          6.20. Activities of Holdings.

          Notwithstanding any provision to the contrary herein and without limiting the effect of any provision contained in this Section 6, Holdings shall not

          (a) create, incur, assume or suffer to exist any Indebtedness (other than (i) Indebtedness in respect of the guarantee contained in Section 11, Permitted Seller Notes, Qualifying Subordinated Debt and the repurchase of its Capital Stock and (ii) as provided in subsections 6.3(n), (o) and (p)),

          (b) create, assume, or suffer to exist any Lien upon, or grant any options or other rights with respect to, any of its revenues, property or other assets, whether now owned or hereafter acquired (other than as provided in subsection 6.4(a)),

          (c) wind up, liquidate or dissolve itself (or suffer to exist any of the foregoing), consolidate or amalgamate with or merge into or with any other Person, or convey, sell, transfer, lease or otherwise dispose of all or any part of its assets, in one transaction or a series of transactions, to any Person or Persons,

          (d) create, incur, assume or suffer to exist any Investment in any Person (other than its continuing ownership of all the shares of Capital Stock of Borrower and Investments otherwise permitted under subsection 6.6),

          (e) declare or make a Restricted Payment, or make any deposit for any Restricted Payment (other than as provided in subsection 6.7),

          (f) permit to be taken any action that would result in a Change of Control or

          (g) engage in any other business activity except in compliance with its Obligations under the Loan Documents and except for any business activity that Holdings is expressly permitted to conduct pursuant to a specific provision hereunder.

                                    SECTION 7

                         NEGATIVE COVENANTS (TERM LOANS)

          Holdings and Borrower covenant and agree that from and after issuance of the Term Loans and the Term Notes until the satisfaction in full of the Term Loans and the Term Notes and all other Obligations due under this Agreement, Holdings and Borrower shall, and shall cause each of their respective Restricted Subsidiaries to, fully and timely perform all covenants in this Section 7 required to be performed by any of them.

          7.1. Limitation on Indebtedness.

          (a) Holdings and Borrower will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that Borrower and its Restricted Subsidiaries will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2 to 1.

          (b) Notwithstanding the foregoing paragraph (a), Borrower and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness ("Permitted Indebtedness"):

          (1) Indebtedness Incurred by Borrower and its Restricted Subsidiaries pursuant to the Senior Secured Credit Facility; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $165.0 million less the sum of all mandatory principal payments with respect to such Indebtedness from Dispositions (which principal payments in the case of revolving loans are accompanied by a corresponding permanent commitment reduction) and (B) the sum of (x) 65% of the book value of the inventory of Borrower and its Restricted Subsidiaries and (y) 85% of the book value of the accounts receivable of Borrower and its Restricted Subsidiaries;

          (2) Indebtedness owed to and held by Borrower or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Borrower or a Restricted Subsidiary or to the holder of a Lien permitted under this Agreement) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if Borrower is the obligor on such Indebtedness and the holders of the obligations under the Senior Secured Credit Facility do not have a security interest therein or the obligee is a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Term Loans;

          (3) the Term Loans and the Exchange Notes and related Guarantees;

          (4) Indebtedness outstanding on the Closing Date and/or the Merger Closing Date (other than Indebtedness described in clause (1) or (3) of this covenant);

          (5) Refinancing Indebtedness;

          (6) Hedging Obligations of Borrower or any Restricted Subsidiary not for the purpose of speculation;

          (7) obligations in respect of letters of credit, performance, bid, surety, appeal and other similar bonds and completion guarantees, payment obligations in connection with self-insurance or similar requirements provided by Borrower or any Restricted Subsidiary in the ordinary course of business;

          (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

          (9) Indebtedness (including Capital Lease Obligations) Incurred by Borrower or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 180 days after such purchase, lease or improvement in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (9) and then outstanding, does not exceed $5.0 million (including any Refinancing Indebtedness with respect thereto);

          (10) Indebtedness Incurred and outstanding on or prior to the date on which such Person was acquired by Borrower or any Restricted Subsidiary or assumed by Borrower or a Restricted Subsidiary at the time of acquisition of all or any portion of the assets (or any business or product line of another Person) (other than Indebtedness Incurred in connection with or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by Borrower); provided, however, at the time of such acquisition and after giving effect thereto, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (10) and then outstanding does not exceed $5.0 million;

          (11) any guarantee (including the Subsidiary Guarantees) by Borrower or a Restricted Subsidiary of Indebtedness or other obligations of Borrower or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness by Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement;

          (12) Indebtedness arising from agreements of Borrower or a Restricted Subsidiary of Borrower providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, Incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary of Borrower; and

          (13) Indebtedness of Borrower or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Borrower and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)), does not exceed $12.5 million (which amount may, but need not be, incurred in whole or in part under clause (b)
     (1) above).

          (c) Notwithstanding the foregoing, neither Borrower nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph
     (b) (other than (b) (1) above or under the Senior Secured Credit Facility pursuant to (b) (13) above) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of Borrower or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Term Loans or the applicable Subsidiary Guarantee to at least the same extent as such Subordinated Obligations.

          (d) For purposes of determining compliance with this subsection 7.1,
     (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Borrower, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above and (3) Borrower will be entitled from time to time to reclassify any Indebtedness Incurred pursuant to any clause in paragraph (b) above such that it will be deemed as having been Incurred under another clause in paragraph (b). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this subsection 7.1.

          (e) For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness, provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that
     (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

          7.2. Limitation on Restrictions on Distributions from Restricted Subsidiaries.

          Holdings and Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to Borrower or a Restricted Subsidiary or pay any Indebtedness owed to Borrower, (b) make any loans or advances to Borrower or (c) transfer any of its property or assets to Borrower, except

          (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Closing Date (including this Agreement and the Senior Secured Credit Facility);

          (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Borrower (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Borrower) and outstanding on such date;

          (iii) any encumbrance or restriction pursuant to any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings of the Indebtedness referred to in any of the foregoing clauses and restrictions contained in Indebtedness incurred after the date hereof in accordance with the terms of this Agreement; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the applicable instrument governing such Indebtedness as in effect on the Closing Date; provided that, with respect to any agreement governing such other Indebtedness, the provisions relating to such encumbrance or restriction are no less favorable to Borrower in any material respect as determined by Borrower in its reasonable and good faith judgment than the provisions contained in the Senior Secured Credit Facility as in effect on the Closing Date;

          (iv) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (v) any such encumbrance or restriction consisting of customary non-assignment provisions in contracts or in leases governing leasehold interest and in intellectual property contracts and licenses;

          (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of assets (including Capital Stock) of such Restricted Subsidiary permitted by this Agreement pending the closing of such sale or disposition;

          (vii) any restriction arising under applicable law, regulation or order;

          (viii) restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

          (ix) restrictions on the transfer of assets subject to any Lien permitted under this Agreement imposed by the holder of such Lien.

          7.3. Limitation on Affiliate Transactions.

          (a) Holdings and Borrower will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of Holdings or Borrower (an "Affiliate Transaction") unless;

          (1) the terms of the Affiliate Transaction are not materially less favorable to Holdings or Borrower or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

          (2) if such Affiliate Transaction involves an amount in excess of $2.0 million, a majority of the Board of Directors of Holdings or Borrower have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of such Board of Directors; and

          (3) if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors of Holdings or Borrower shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to Borrower and its Restricted Subsidiaries or is not materially less favorable to Borrower and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

          (b) The provisions of the preceding paragraph (a) will not apply to

          (1) any Investment or Restricted Payment, in each case permitted to be made pursuant to subsection 7.5 and 7.6;

          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Holdings or Borrower;

          (3) loans or advances to employees or consultants in the ordinary course of business, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;

          (4) the payment of reasonable fees and compensation to, the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers, employees and consultants of Borrower and its Restricted Subsidiaries;

          (5) any Affiliate Transaction between Borrower and a Restricted Subsidiary or between Restricted Subsidiaries;

          (6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of Borrower and loans or advances to employees to purchase Capital Stock;

          (7) any agreement with Borrower or any Restricted Subsidiary as in effect as of the Closing Date or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to Borrower or such Restricted Subsidiary in any material respect than the original agreement as in effect on the Closing Date;

          (8) the payment of management, consulting and advisory fees and related expenses made pursuant to the Harvest Management Services Agreement as in effect on the Closing Date or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to Borrower or such Restricted Subsidiary in any material respect than the original agreement as in effect on the Closing Date;

          (9) any consulting or employment agreement entered into by Borrower or any of its Restricted Subsidiaries in the ordinary course of business consistent with the past practice of Borrower or such Restricted Subsidiary; and

          (10) any tax sharing agreement or arrangement and payments pursuant thereto among Borrower and its Subsidiaries and other Person (including Holdings) with which Borrower or its Subsidiaries is required or permitted to file a consolidated tax return or with which Borrower or any of its Restricted Subsidiaries is or could be part of a consolidated group for tax purposes in amounts not otherwise prohibited by this Agreement.

          7.4. Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries.

          Holdings and Borrower

          (1) will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of a Restricted Subsidiary to any Person (other than Borrower or a Restricted Subsidiary), and

          (2) will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' or other legally required qualifying shares) to any Person (other than to Borrower or a Restricted Subsidiary), unless

          (A) immediately after giving effect to such issuance, sale or other disposition, neither Borrower nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

          (B) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under subsection 7.5 and 7.6 if made on the date of such issuance, sale or other disposition; or

          (C) the sale or issuance of Capital Stock if the proceeds therefrom are applied in accordance with subsection 7.8.

          7.5. Investments.

          Holdings and Borrower shall not, and shall not permit any of their respective Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

          (a) Investments existing on the Closing Date and identified in
     Schedule 6.6(a);

          (b) Cash Equivalent Investments;

          (c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

          (d) Capital Expenditures to the extent permitted pursuant to subsection 6.8;

          (e) Investments by way of contributions to capital or purchases of Capital Stock (i) by Borrower in any Subsidiary Guarantor or by any Subsidiary Guarantor in other Subsidiary Guarantors or (ii) by Holdings or any Subsidiary in Borrower;

          (f) Investments by Borrower or a Subsidiary Guarantor in Foreign Subsidiaries (other than Investments consisting of Indebtedness of a Foreign Subsidiary owing to Borrower or a Subsidiary Guarantor permitted under subsection 7.1 (which are hereby permitted pursuant to this clause
     (f))) to the extent the aggregate amount of such Investments does not exceed $1,000,000 (net of any repayments thereof) and provided that the aggregate amount of Indebtedness permitted pursuant to subsection 6.3(i) and Investments made pursuant to this clause (f) does not exceed $2,500,000 (net of any repayments thereof);

          (g) Investments by a Foreign Subsidiary in any other Foreign Subsidiary that is a wholly-owned Subsidiary;

          (h) Investments (without duplication) that are permitted as Indebtedness pursuant to subsection 7.1;

          (i) Investments made by Borrower and its Subsidiaries that constitute
     (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

          (j) Investments in respect of Permitted Acquisitions;

          (k) Investments consisting of any deferred portion of the sales price received by Borrower or any Subsidiary in connection with any Disposition permitted under subsection 6.12;

          (l) Investments in respect of loans and advances made by Borrower and its Subsidiaries in the ordinary course of business and consistent with past practices to their respective employees for moving, travel and emergency expenses and other simi-lar expenses or for income tax liabilities, so long as the aggregate principal amount thereof at any one time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) does not exceed $500,000;

          (m) Investments in respect of loans made by Borrower ("Management Notes") to certain of its executives and other managers ("Management Investors") in connection with their purchase of newly issued Capital Stock of Holdings ("Management Shares"), so long as the proceeds of such notes are used concurrently dollar-for-dollar for the purchase of such Management Units and then contributed concurrently by Holdings as a capital contribution to Borrower;

          (n) Restricted Payments permitted pursuant to subsection 7.6;

          (o) Investments by Borrower in the form of intercompany loans to Holdings the proceeds of which are used to make payments permitted pursuant to subsection 7.6;

          (p) Investments pursuant to Hedging Obligations permitted hereunder;

          (q) Holdings and its Subsidiaries may own the Capital Stock of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement;

          (r) advances to subcontractors in the ordinary course of business;

          (s) Borrower and its Subsidiaries may acquire and hold non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by subsection 7.8; and

          (t) other Investments made by Borrower and its Subsidiaries in an amount not to exceed $5,000,000 over the term of this Agreement;

provided that

          (x) any Investment which when made complies with the requirements of clause (a), (b) or (c) of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

          (y) no Investment otherwise permitted by clause (f), (j) or (t) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

          7.6. Restricted Payments, etc.

          Holdings and Borrower shall not, and shall not permit any of their respective Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, except:

          (a) Borrower may make Restricted Payments to Holdings for the purpose of paying, so long as all proceeds are promptly used by Holdings to pay,
     (i) reasonable fees for audit, legal and similar administrative services and other corporate overhead, (ii) customary fees to non-officer directors of Holdings who are not Affiliates of Holdings, (iii) out-of-pocket expenses to directors or observers of the board of directors of Holdings and (iv) taxes payable by Holdings;

          (b) so long as at the time of such purchase (and after giving effect thereto) there shall exist no Default, Holdings may (and Borrower may make Restricted Payments to Holdings to permit Holdings to) repurchase Management Shares from any Management Investor (i) with proceeds of the key-man life insurance maintained on the life of such Management Investor and (ii) with cash in an aggregate amount not exceeding $1,000,000 per year;

          (c) [reserved]

          (d) (i) any Subsidiary of Borrower may make Restricted Payments to Borrower or any Subsidiary Guarantor and (ii) any non-wholly-owned Subsidiary of Borrower may make Restricted Payments to its shareholders generally so long as Borrower or its Subsidiary which owns the equity interest in the Subsidiary making such Restricted Payment receives at least its proportionate share thereof (based upon its relative holding of the equity interests in the Subsidiary making such Restricted Payment);

          (e) so long as no Default then exists or would result therefrom, Borrower may make Restricted Payments to Holdings at the times, and in the amounts, necessary to enable Holdings to make any regularly scheduled interest or principal payments that are due and payable on any Permitted Seller Notes or in respect of any Qualifying Subordinated Debt to the extent that such payments are permitted to be made pursuant to subsection 6.9;

          (f) repurchases of Capital Stock of Holdings deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof and so long as no cash is paid or distributed by Holdings or any of its Subsidiaries in connection therewith.

          7.7. Consolidation, Merger, etc.

          Holdings and Borrower shall not, and shall not permit any of their respective Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or otherwise enter into or consummate any acquisition of any Person or all or substantially all of the assets of any Person or any business of such Person, except

          (a) any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, Borrower (so long as Borrower is the continuing or surviving corporation) or any other Subsidiary (provided that a Subsidiary Guarantor may only liquidate or dissolve into, or merge with and into, Borrower or another Subsidiary Guarantor), and the assets or Capital Stock of any Subsidiary may be purchased or otherwise acquired by Borrower or any other Subsidiary (provided that the assets or Capital Stock of any Subsidiary Guarantor may only be purchased or otherwise acquired by Borrower or another Subsidiary Guarantor); and

          (b) Investments as and to the extent permitted by subsection 7.5.

          7.8. Permitted Dispositions.

          Holdings and Borrower shall not, and shall not permit any of their respective Subsidiaries to, Dispose of any of Borrower's or such Subsidiaries' assets (including accounts receivable and Capital Stock of Subsidiaries to any Person), in one transaction or series of transactions, except for the following:

          (a) Dispositions of (i) inventory Disposed of in the ordinary course of its business, (ii) assets which are obsolete, worn out or otherwise no longer useful in the business of Borrower and its Subsidiaries in the good faith judgment of management or (iii) other assets with a fair market value of $75,000 or less (up to an aggregate amount not to exceed $500,000 in any year);

          (b) Dispositions permitted by subsections 7.5, 7.6, 7.7 and 7.9;

          (c) Dispositions made pursuant to non-exclusive licensing arrangements entered into by Borrower or any of its Subsidiaries with respect to any of its intellectual property in the ordinary course of its business;

          (d) (i) Dispositions for not less than the fair market value of the assets to be Disposed, (ii) the consideration received by Borrower or applicable Subsidiary consists of at least 80% cash, (iii) the net book value of such assets, together with the net book value of all other assets Disposed of pursuant to this clause (d), does not exceed $2,000,000 in any Fiscal Year or $10,000,000 over the term of this Agreement and

     (iv) immediately prior to and after giving effect to such Disposition no Default shall have occurred and be continuing;

          (e) Dispositions in respect of the sale or exchange of specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 120 days of such sale or exchange in the acquisition of) replacement items of equipment which are the functional equivalent of the item of equipment so sold or exchanged;

          (f) the AmerCable Disposition;

          (g) Dispositions in respect of the sale or discount of receivables in the ordinary course of business, consistent with past practices, and not as part of any financing transaction;

          (h) Dispositions in respect of leases or subleases granted to other Persons in the ordinary course of business, consistent with past practices;

          (i) Dispositions of Shares so long as such Shares constitute Margin Stock; and

          (j) without duplication, Dispositions in respect of sales or leasebacks permitted under subsection 7.1.

          7.9. Limitation on Liens.

          (a) Neither Holdings nor Borrower shall, nor shall either of them permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien securing Indebtedness or trade payables on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired without effectively providing that the Term Loans shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

          (b) The limitation set forth in paragraph (a) above shall not prohibit any of the following:

          (1) Permitted Liens;

          (2) Liens existing prior to the Closing Date;

          (3) Liens securing Indebtedness under the Senior Secured Credit Facility;

          (4) Liens on property or shares of Capital Stock of any Person at the time such Person becomes a Subsidiary of Borrower; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Borrower or any of its Restricted Subsidiaries;

          (5) Liens on property at the time Borrower or any of its Restricted Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into Borrower or any of its Restricted Subsidiaries and including Liens created by other Persons affecting any easement, indefeasible right to use or other property right granted to Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by Borrower or any of its Restricted Subsidiaries; and

          (6) Liens to secure any Refinancing Indebtedness (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (2), (3), (4) or (5); provided, however, that such new Lien shall be limited to all or part of the same kind(s) of property that secured the original Lien (plus improvements to or on such property).

                                    SECTION 8

                                EVENTS OF DEFAULT

          If any of the following conditions or events (each, an "Event of Default") shall occur and be continuing:

          8.1. Failure To Make Payments When Due.

          Failure to pay any fee under subsection 2.4 or any installment of principal of the Loans when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; or failure to pay any interest on the Loans or any other amount due under this Agreement, (a) prior to the Initial Maturity Date, within three Business Days after the date due or (b) on and after the Initial Maturity Date, within 30 days after the date due; or

          8.2. Default in Other Agreements.

          (i) Failure of Borrower or any of its Subsidiaries to make any principal or interest payment on one or more issues of Indebtedness of Borrower or of any of its Subsidiaries (other than Indebtedness referred to in subsection 8.1) at final stated maturity or (ii) breach or default by Borrower or any of its Subsidiaries with respect to any other term of any one or more issues of Indebtedness of Borrower or of any of its Subsidiaries or any agreement or instrument evidencing or securing such Indebtedness and such default or breach under this clause (ii) results in the acceleration of that Indebtedness prior to its final stated maturity and, in each of clause (i) and
(ii), the principal amount of such Indebtedness and all other such Indebtedness of Borrower and its Subsidiaries in respect of which there is such a failure to make any payment or which has been so accelerated equals $10.0 million or more; or

          8.3. Breach of Certain Covenants.

          Failure of Holdings or Borrower to perform or comply with any term or condition contained in subsection 2.5A(ii) (Mandatory Prepayments of Loans) or
(iv) (Mandatory Offer to Purchase Term Notes), 5.1(e) (Notice of Defaults), 5.2(a)(i) (Corporate Existence of Holdings and Borrower), 5.8 (Consummation of Merger), 5.13 (Refinancing Securities Demand) or Section 6 (Negative Covenants (Bridge Loans)); or

          8.4. Breach of Warranty.

          Any representation, warranty, certification or other statement made by any Obligor in any Loan Document or in any statement or certificate at any time given by any Obligor in writing pursuant hereto or thereto or in connection herewith or therewith shall have been false or incorrect in any material respect when made or deemed made; or

          8.5. Other Defaults Under Loan Documents.

          Borrower shall default in the performance of or compliance with any agreement, term or condition contained in this Agreement or any of the other Loan Documents (other than any such agreement, term or condition referred to in any other subsection of this Section 8), and such default shall not have been remedied or waived within 30 days after the date of written notice from the Administrative Agent or the holder or holders of not less than 25% in aggregate principal amount of the Loans then outstanding of such default and demanding that such default be remedied; or

          8.6. Involuntary Bankruptcy; Appointment of Receiver, Etc.

          (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Borrower or any Material Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed within 60 days of the entry thereof; or any other similar relief shall be granted under any applicable federal or state law and such relief is not stayed within 60 days of the granting thereof; or

          (ii) An involuntary case shall be commenced against Borrower or any Material Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insol-vency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any Material Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any Material Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any Material Subsidiary, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged, or

          8.7. Voluntary Bankruptcy; Appointment of Receiver, Etc.

          (i) Borrower or any Material Subsidiary shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any Material Subsidiary shall make any assignment for the benefit of creditors; or

          (ii) the Board of Directors of Borrower or any of its Material Subsidiaries (or any committee thereof) shall adopt any resolution to approve any of the actions referred to in clause (i) above; or

          8.8. Judgments and Attachments.

          Any money judgment, writ or warrant of attachment or similar process involving in any individual case or in the aggregate an amount of $10.0 million or more (in any case to the extent not covered by a reputable and solvent insurance company) shall be entered or filed against Borrower or any of its Material Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days; or

          8.9. Dissolution.

          Any order, judgment or decree shall be entered against Borrower or any Material Subsidiary decreeing the dissolution or split-up of Borrower or such Material Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

          8.10. Guarantee.

          Following the Initial Maturity Date, (i) any Guarantee of a Material Subsidiary or any material provision thereof shall cease to be in full force or effect (other than in accor-dance with its express terms), or (ii) any Guarantor that is a Material Subsidiary or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under its Guarantee.

          Then (i) upon the occurrence of any Event of Default as to Borrower described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligation of each Lender to make any Loan shall thereupon automatically terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, the Agents may and, upon the written request or with the written consent of the Required Lenders, the Agents shall, by written notice to Borrower, declare all of the amounts described in clauses
(a) and (b) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan shall thereupon terminate.

          Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause
(ii) of such paragraph Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.1, then the Required Lenders, by written notice to Borrower, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of the Required Lenders and are not intended, directly or indirectly, to benefit Borrower, and such provisions shall not at any time be construed so as to grant Borrower the right to require the Lenders to rescind or annul any acceleration hereunder or to preclude the Agents or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

                                    SECTION 9

                                     AGENTS

          9.1. Appointments and Authorizations; Actions.

          A. Each Lender hereby appoints CSFB as Joint Lead Arranger and Syndication Agent, UBSW as Joint Lead Arranger, UBS as Administrative Agent, and CIBC World

Markets as Documentation Agent under and for purposes of each Loan Document. Each Lender authorizes each Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by any Agent (with respect to which each such Agent agrees that it will comply, except as otherwise provided in this subsection 9.1 or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) each Agent, pro rata according to such Lender's proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, each such Agent in any way relating to or arising out of any Loan Document, including reasonable attorneys' fees, and as to which each such Agent is not reimbursed by Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from such Agent's gross negligence or willful misconduct. No Agent shall be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of any Agent shall be or become, in such Agent's determination, inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given. Notwithstanding any provision to the contrary contained elsewhere in any Loan Document, no Agent shall have any duties or responsibilities except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Loan Document or otherwise exist against any Agent.

          B. The Lenders authorize the Administrative Agent to hold, for and on behalf of the Lenders, security in the Bridge Escrow Account according to the terms and for the duration of the Bridge Escrow Agreement.

          9.2. Exculpation.

          No Agent nor any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under any Loan Document, in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals, statements, representations or warranties herein or therein or in any certificate, report, statement or other document referred to or provided for herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by the

Bridge Escrow Agreement, nor to make any inquiry respecting the observance or performance by any Obligor of its Obligations. Any such inquiry which may be made by any Agent shall not obligate it to make any further inquiry or to take any action. Each such Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which such Agent believes to be genuine and to have been presented by a proper Person.

          9.3. Successor.

          Any Agent may resign as such at any time upon at least 30 days' prior notice to Borrower and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250.0 million to act as Administrative Agent until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above; provided, however, that if such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. The appointment of any successor Administrative Agent pursuant to the preceding sentence shall require the consent of Borrower, which consent shall not be unreasonably withheld or delayed and which consent shall not be required if a Default has occurred and is then continuing. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of this subsection 9.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents and shall continue to inure to its benefit.

          9.4. Credit Extensions by Each Agent.

          Each Agent shall have the same rights and powers with respect to the Loans made by it or any of its Affiliates and the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not an Agent. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Borrower or any Subsidiary or Affiliate of Borrower as if such Agent were not an Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Agents or their respective Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that the Agents and their Affiliates shall be under no obligation to provide such information to them.

          9.5. Credit Decisions.

          Each Lender acknowledges that it has, independently of each Agent and each other Lender, and based on such Lender's review of the financial information of Borrower and its Subsidiaries, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments and Loans. Each Lender also acknowledges that it will, independently of each Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.

          9.6. Copies, etc.

          The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by Borrower pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents.

          9.7. Reliance by Agents.

          Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent. As to any matters not expressly provided for by the Loan Documents, each Agent shall in all cases be fully

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                                     -122-

protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance or as such Agent deems appropriate, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders and Agents; prior to acting, or refraining from acting, in any such circumstance, any such Agent may request confirmation from the Lenders of their obligation to indemnify such Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

          8.8. Notice of Defaults.

          No Agent shall be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default unless such Agent has received a written notice from a Lender or Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that any Agent receives such a notice of the occurrence of a Default or Event of Default, such Agent shall give prompt notice thereof to the Lenders. Each Agent shall (subject to subsection 9.1) take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or, if required, all Lenders) and in accordance with the terms of this Agreement; provided that unless and until either such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders, as applicable.


                                    SECTION 10

                                  MISCELLANEOUS


          10.1. Waivers, Amendments, etc.

          The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver shall:

          (a) modify this subsection 10.1 without the consent of all Lenders;

          (b) extend the Initial Maturity Date or Final Maturity Date for any Lender's Loan, or, except for the waiver of any applicable post default increase in interest rates or fees, reduce the principal amount of, rate of interest or fees on any Loan or Obligations, or extend the date on which interest or fees are payable in respect of such Loan or Obligation, in each case, without the consent of the Lender which has made such Loan or to whom such Obligation is owed (it being understood and agreed, however, that any vote to rescind any acceleration made pursuant to subsections 8.5, 8.6 and 8.7 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

          (c) reduce the percentage set forth in the definition of "Required Lenders" or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

          (d) except as otherwise expressly provided in a Loan Document, release
     (i) Borrower from its Obligations under the Loan Documents, or (ii) any of the collateral under the Bridge Escrow Agreement; or

          (e) release Holdings or any Subsidiary Guarantor that is a Material Subsidiary from its Guarantee;

          (f) waive performance by Borrower of its obligations under, or consent to any departure from any of the terms and provisions of, subsection 2.5A(ii) or (iv); or

          (g) affect adversely the interests, rights or obligations of any Agent (in its capacity as an Agent) unless consented to by such Agent, as the case may be.

No failure or delay on the part of any Agent or any Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Agent or any Lender under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

          For purposes of this subsection 10.1, the Administrative Agent, in coordination with the Joint Lead Arrangers, shall have primary responsibility, together with Borrower, in the negotiation, preparation and documentation relating to any amendment, modification or waiver under this Agreement, any other Loan Document or any other agreement or document related hereto or thereto contemplated pursuant to this subsection.

          10.2. Notices; Time.

          All notices and other communications provided under each Loan Document shall be in writing (including by facsimile) and addressed, delivered or transmitted, if to any

Agent or Borrower, at its address or facsimile number set forth below its signature in this Agreement, and if to a Lender, to the applicable Person at its address or facsimile number set forth below its signature in this Agreement or set forth in the Assignment Agreement pursuant to which it became a Lender hereunder, or at such other address or facsimile number as may be designated by any such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York City time.

          10.3. Payment of Costs and Expenses.

          Borrower agrees to pay all reasonable out-of-pocket expenses of each Agent (including but not limited to reasonable legal fees and reasonable out-of-pocket expenses of Cahill Gordon & Reindel, counsel to the Agents) in connection with

          (a) the preparation, execution and delivery and ongoing administration of each Loan Document, including schedules and exhibits, the syndication of the Loans and any amendments, waivers, consents, supplements or other modifications (including proposed waivers and modifications proposed by Borrower) to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

          (b) due diligence and travel, courier, reproduction, printing and delivery expenses; and

          (c) the preparation and review of the form of any document or instrument relevant to any Loan Document.

Borrower also agrees to reimburse the Administrative Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including but not limited to reasonable attorneys' fees and legal expenses of counsel to such Persons) incurred by such Agent or Lender for workout proceedings, enforcement costs and documentary taxes related to the execution or delivery of each Loan Document, the making of Loans or the issuance of the Notes.

          10.4. Indemnification.

          In consideration of the execution and delivery of this Agreement by each Agent and Lender, Borrower hereby indemnifies, exonerates and holds each Agent and Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection there-with (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

          (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan, including all Indemnified Liabilities arising in connection with the Transactions;

          (b) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of Borrower as the result of any determination by the Required Lenders that any condition precedent to funding shall not have been met, provided that any such action is resolved pursuant to a final judgment in a court of competent jurisdiction in favor of such Indemnified Party);

          (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Stock or assets of any Person, whether or not an Indemnified Party is party thereto;

          (d) any investigation, litigation or proceeding under any Environmental Laws arising from the Release or threatened Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

          (e) any investigation, claim, litigation, or proceeding related to personal injury arising from exposure or alleged exposure to Hazardous Materials handled by Borrower or any of its Subsidiaries;

          (f) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or Releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or

          (g) each Lender's Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender's Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

except for Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of such Indemnified Party's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final proceeding. Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted, with respect to any liabilities subject to indemnification under this subsection 10.4. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor's obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

          10.5. Survival.

          The obligations of Borrower under subsections 10.3 and 10.4 and the obligations of the Lenders under subsection 9.1, shall in each case survive any assignment from one Lender to another (in the case of subsections 10.3 and 10.4) and the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

          10.6. Severability.

          Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

          10.7. Headings.

          The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

          10.8. Execution in Counterparts, Effectiveness, etc.

          This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of Borrower, each Agent and each Lender (or notice thereof satisfactory to the Agents), shall have been received by the Agents.

          10.9. Governing Law; Entire Agreement.

          EACH LOAN DOCUMENT WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
YORK). The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto, except that the Fee Letter and the sections of the Commitment Letter titled "Syndication", "Information" and "Clear Market" shall survive the execution of this Agreement.

          10.10. Successors and Assigns.

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower may not assign or transfer its rights or obligations hereunder without the consent of all of the Lenders.

          10.11. [Reserved].

          10.12. Assignments.

          Any Lender (an "Assignor Lender")

          (a) (i) with the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) with notice from time to time to CSFB (so long as it is a Joint Lead Arranger) upon request, and
     (iii) with notice to Borrower, may at any time assign and delegate to one or more commercial banks, funds that are regularly engaged in making, purchasing or investing in loans or securities, or other financial institutions, and

          (b) with notice to Borrower and the Administrative Agent and with notice from time to time to CSFB (so long as it is a Joint Lead Arranger) upon request, may assign and delegate to any of its Affiliates or Related Funds or to any other Lender or any Affiliate or Related Fund of any other Lender

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignee Lender"), all or any fraction of such Assignor Lender's Loans and Commitments in a minimum aggregate amount of the lesser of

          (i) $1.0 million (provided that (1) assignments that are made on the same day to funds that (x) invest in commercial loans and (y) are managed or advised by the same investment advisor or any Affiliate of such investment advisor may be treated as a single assignment for purposes of the minimum amount and (2) no minimum amount shall be required in the case of any assignment between two Lenders so long as the Assignor Lender has an aggregate amount of Loans of at least $1.0 million following such assignment), unless Borrower and the Administrative Agent otherwise consent and

          (ii) the then remaining amount of such Assignor Lender's Loans and Commitments; provided, however, that each Lender and each Agent shall be entitled to continue to deal solely and directly with such Assignor Lender in connection with the interests so assigned and delegated to an Assignee Lender until

               (A) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to Borrower, the Administrative Agent and CSFB, if applicable, by such Assignor Lender and such Assignee Lender;

               (B) such Assignee Lender shall have executed and delivered to Borrower and the Administrative Agent an Assignment Agreement, accepted by the Administrative Agent;

               (C) the administrative fees described below shall have been paid; and

               (D) the Administrative Agent shall have registered such assignment and delegation in the Register pursuant to subsection 2.5F.

From and after the date that the Administrative Agent accepts such Assignment Agreement and such assignment and delegation is registered pursuant to of subsection 2.5F, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Any Assignor Lender that shall have previously requested and received any Note or Notes in respect of any Loan to which any such assignment applies shall, upon the acceptance by the Administrative Agent of the applicable Assignment Agreement, mark such Note or Notes "exchanged" and deliver them to Borrower against, if the Assignor Lender has retained Loans and has requested replacement Notes, its receipt from Borrower of replacement Notes in the principal amount of its Loans. Such Assignor Lender or such Assignee Lender (unless the Assignor Lender or the Assignee Lender is an Agent or an Affiliate of an Agent) must also pay an administrative fee to the Administra-tive Agent upon delivery of any Assignment Agreement in the amount of $3,500, unless such assig nment and delegation is by a Lender to its Affiliate or Related Fund or unless such assignment and delegation is by a Lender to a Federal Reserve Bank, as provided below or unless the Administrative Agent otherwise agrees in writing. Any attempted assignment and delegation not made in accordance with this subsection 10.12 shall be null and void. Nothing contained in this subsection 10.12 shall prevent or prohibit any Lender from pledging its rights (but not its obligations to make Loans) under this Agreement and/or its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and any Lender that is a fund that invests in bank loans may pledge all or any portion of its rights (but not its obligations to make Loans) hereunder to any trustee or any other representative of holders of obligations owed or securities issued by such fund as security for such obligations or securities. In the event that S&P, Moody's or Thompson's BankWatch (or Insurance Watch Ratings Service, in the case of Lenders that are insurance companies (or Best's Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender with a Commitment to make Loans becomes a Lender, downgrade the long-term certificate of deposit rating or long-term senior unsecured debt rating of such Lender, and the resulting rating shall be below BBB-, Baa3 or C (or BB, in the case of Lender that is an insurance company (or B, in the case of an insurance company not rated by Insurance Watch Ratings Service)) respectively, then Borrower shall have the right, but not the obligation, upon notice to such Lender, the Administrative Agent , to replace such Lender with an Assignee Lender in accordance with and subject to the restrictions contained in this subsection 10.12, and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in this subsection 10.12) all its interests, rights and obligations in respect of its Loans under this Agreement to such Assignee Lender; provided, however, that (i) no such assignment shall conflict with any law, regulation or order of any governmental authority and (ii) such Assignee Lender shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest and fees (if any) accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender's account or owed to it hereunder.

          10.13. Participations.

          Any Lender may sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a "Participant") participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that

          (a) no participation contemplated in this subsection 10.13 shall relieve such Lender from its Commitments or its other obligations under any Loan Document;

          (b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;

          (c) each Obligor and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under each Loan Document;

          (d) no Participant, unless such Participant is an Affiliate of such Lender or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action under any Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, take any actions of the type described in clauses (a), (b) or (c) of subsection 10.1 with respect to Obligations participated in by such Participant; and

          (e) Borrower shall not be required to pay any amount under this Agreement that is greater than the amount which it would have been required to pay had no participating interest been sold.

Borrower acknowledges and agrees that each Participant, for purposes of subsections 5.1, 10.3 and 10.4 shall be considered a Lender. Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this Section shall indemnify and hold harmless Borrower and the Administrative Agent from and against any taxes, penalties, interest or other costs or losses (including reasonable attorneys' fees and expenses) incurred or payable by Borrower or the Administrative Agent as a result of the failure of Borrower or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Non-Domestic Lender that was entitled to deliver to Borrower, the Administrative Agent or such Lender, and did in fact so deliver, a duly completed and valid Form W-8BEN or W-8ECI (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes.

          Each Lender shall, as agent of Borrower solely for the purpose of this subsection, record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of any participating interests sold pursuant to this Section.

          10.14. Other Transactions.

          Nothing contained herein shall preclude the Agents or any Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with Borrower or any of its Affiliates in which Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

          10.15. Independence of Covenants.

          All covenants contained in this Agreement and each other Loan Document shall be given independent effect such that, in the event a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not, unless expressly so provided in such first covenant, avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

          10.16. Forum Selection and Consent to Jurisdiction.

          ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENTS, THE LENDERS OR HOLDINGS OR BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK IN THE CITY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. HOLDINGS AND BORROWER EACH IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SUBSECTION 10.2. HOLDINGS AND BORROWER EACH HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT HOLDINGS OR BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, HOLDINGS AND BORROWER EACH HEREBY IRREVOCABLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS LOAN OBLIGATIONS UNDER THE DOCUMENTS.

          10.17. Waiver of Jury Trial.

          EACH AGENT, EACH LENDER AND HOLDINGS AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY

COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN)
OR ACTIONS OF SUCH AGENT, SUCH LENDER OR HOLDINGS OR BORROWER IN CONNECTION THEREWITH. HOLDINGS AND BORROWER EACH ACKNOWLEDGE AND AGREE THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH AGENT'S AND EACH LENDER'S ENTERING INTO THE LOAN DOCUMENTS.

                                   SECTION 11

                               HOLDINGS GUARANTEE

          11.1. Guarantee.

          Holdings hereby absolutely, unconditionally and irrevocably

          (a) guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of Borrower now or hereafter existing, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. ss. 362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. ss. 502(b) and ss. 506(b)), and

          (b) indemnifies and holds harmless each holder of a Note for any and all costs and expenses (including reasonable attorneys' fees and expenses) incurred by such holder in enforcing any rights under the guarantee set forth in this Section 11.

The guarantee set forth in this Section 11 constitutes a guarantee of payment when due and not of collection, and Holdings specifically agrees that it shall not be necessary or required that any holder of any Note exercise any right, assert any claim or demand or enforce any remedy whatsoever against Borrower or any other Obligor (or any other Person) before or as a condition to the obligations of Holdings under the guarantee set forth in this Section 11.

          11.2. Acceleration of Holdings Guarantee.

          Holdings agrees that, in the event of the occurrence of an Event of Default described under subsection 8.6 or 8.7 with respect to Borrower, and if such event shall occur at a time when any of the Obligations of Borrower and each other Obligor may not then be due and payable, Holdings agrees that it will pay to the Administrative Agent for the account of the Lenders forthwith the full amount which would be payable under the guarantee set forth in this Section 11 by Holdings if all such Obligations were then due and payable.

          11.3. Guarantee Absolute, etc.

          The guarantee set forth in this Section 11 shall in all respects be a continuing, absolute, unconditional and irrevocable guarantee of payment, and shall remain in full force and effect until all Obligations of Borrower and each other Obligor have been paid in full in cash, all obligations of Holdings under the guarantee set forth in this Section 11 shall have been paid in full in cash, and all Commitments shall have terminated. Holdings guarantees that the Obligations of Borrower will be paid strictly in accordance with the terms of this Agreement and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender or any holder of any Note with respect thereto. The liability of Holdings under the guarantee set forth in this Section 11 shall be absolute, unconditional and irrevocable irrespective of:

               (a) any lack of validity, legality or enforceability of this Agreement, any Note or any other Loan Document;

               (b) the failure of any Lender or any holder of any Note

                    (i) to assert any claim or demand or to enforce any right or remedy against Borrower, any other Obligor or any other Person (including any other guarantor (including Holdings)) under the provisions of this Agreement, any Note, any other Loan Document or otherwise, or

                    (ii) to exercise any right or remedy against any other
               guarantor (including Holdings) of, or collateral securing, any Obligations of Borrower;

               (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of Borrower, or any other extension, compromise or renewal of any Obligation of Borrower;

               (d) any reduction, limitation, impairment or termination of any Obligations of Borrower for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and Holdings hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of Borrower or otherwise;

               (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of this Agreement, any Note or any other Loan Document;

               (f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guarantee, held by any Lender or any holder of any Note securing any of the Obligations of Borrower; or

               (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, Borrower, any surety or any guarantor.

          11.4. Reinstatement, etc.

          Holdings agrees that the guarantee set forth in this Section 11 shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Lender or any holder of any Note, upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, all as though such payment had not been made.

          115. Waiver, etc.

          Holdings hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of Borrower and the guarantee set forth in this Section 11 and any requirement that the Administrative Agent, any Lender or any other holder of any Note protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against Borrower, any other Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations of Borrower.

          11.6. Postponement of Subrogation, etc.

          Holdings agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under the guarantee set forth in this
Section 11, by any payment made under the guarantee set forth in this Section 11 or otherwise, until the prior payment in full in cash of all Obligations of Borrower and each other Obligor and, the termination of all Commitments. Any amount paid to Holdings on account of any such subrogation rights prior to the payment in full in cash of all Obligations of Borrower and each other Obligor shall be held in trust for the benefit of each Lender and each holder of a Note and shall immediately be paid to the Administrative Agent for the benefit of each Lender and each holder of a Note and credited and applied against the Obligations of Borrower and each other Obligor, whether matured or unmatured, in accordance with the terms of this Agreement. In furtherance of the foregoing, for so long as any Obligations or Commitments remain outstanding, Holdings shall refrain from taking any action or commencing any proceeding against Borrower or any other Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under the guarantee set forth in this Section 11 to any Lender or any holder of a Note.

          11.7. Successors, Transferees and Assigns; Transfers of Notes, etc.

          The guarantee set forth in this Section 11 shall:

               (a) be binding upon Holdings, and its successors, transferees and assigns; and

               (b) inure to the benefit of and be enforceable by the Administrative Agent and each other Lender.

Without limiting the generality of the foregoing clause (b), any Lender may assign or otherwise transfer (in whole or in part) any Loan or Note held by it to any other Person or entity, and such other Person or entity shall thereupon become vested with all rights and benefits in respect thereof granted to such Lender under any Loan Document (including the guarantee set forth in this Section 11) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of this Section 11 and subsection 10.12.

                            [Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                    BORROWER:

                                    SIMON ACQUISITION CORP.


                                    By:
                                        -----------------------------------
                                        Name:
                                        Title:

                                    Notice Address:

                                    280 Park Avenue
                                    New York, NY  10017
                                    Attention:  Ira Kleinman
                                    Tel: (212)
                                    Fax: (212)

                                     HOLDINGS GUARANTOR:

                                     ASSOCIATED MATERIALS HOLDINGS INC.
                                         (f/k/a HARVEST/AMI HOLDINGS INC.)


                                     By:
                                         -----------------------------------
                                         Name:
                                         Title:

                                     Notice Address:



                                     Attention:
                                     Tel: (212)
                                     Fax: (212)

                                     AGENTS:

                                     CREDIT SUISSE FIRST BOSTON CORPORATION, as
                                         Joint Lead Arranger and Syndication
                                         Agent


                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:

                                     Notice Address:

                                     Eleven Madison Avenue
                                     New York, NY  10010
                                     Attention:  [          ]
                                     Tel: (212)
                                     Fax: (212)


                                     UBS WARBURG LLC,
                                         as Joint Lead Arranger


                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                     Notice Address:

                                     299 Park Avenue
                                     New York, NY  10171
                                     Attention:  Jose Briones
                                     Tel:  (212) 821-4505
                                     Fax:  (212) [          ]

                                     UBS AG, STAMFORD BRANCH,
                                         as Administrative Agent and as a Lender


                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:


                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                     Notice Address:

                                     677 Washington Boulevard
                                     Stamford, CT  06901
                                     Attention:  Luke Goldsworthy
                                     Tel:  (203)
                                     Fax:  (203) 719-4176


                                     CIBC WORLD MARKETS CORP.,
                                         as Documentation Agent


                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                     Notice Address:

                                     425 Lexington Avenue
                                     New York, NY  10017
                                     Attention:
                                     Tel: (212)
                                     Fax: (212)

                                    LENDERS:

Commitment: $98,000,000             UBS AG, STAMFORD BRANCH


                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:

Commitment: $98,000,000                 CREDIT SUISSE FIRST BOSTON, CAYMAN
                                           ISLANDS BRANCH


                                          By:
                                              ----------------------------------
                                              Name:
                                              Title:


                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:

Commitment: $49,000,000                      CANADIAN IMPERIAL BANK OF COMMERCE


                                             By:
                                                 -------------------------------
                                                 Name:
                                                 Title:


                                             By:
                                                 -------------------------------
                                                 Name:
                                                 Title: